UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by Registrant ☑

Filed by Party other than Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission
Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement	☐	Definitive Additional Materials

☐	Soliciting Materials Pursuant to §240.14a-12

Pitney Bowes Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: [inert]
	(2)	Aggregate number of securities to which transaction applies: [inert]
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
(Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount previously paid: [inert]
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Notice of the 2011
Annual Meeting
and
Proxy Statement

Pitney Bowes Inc.
World Headquarters
1 Elmcroft Road
Stamford, Connecticut 06926-0700
(203) 356-5000

To the Stockholders:

We will hold our 2011 annual meeting of stockholders at 9:00 a.m. on Monday, May 9, 2011 at our World Headquarters in Stamford, Connecticut.

The Notice of Meeting and Proxy Statement and accompanying proxy card describe in detail the matters to be acted upon at the meeting.

It is important that your shares be represented at the meeting. Whether or not you plan to attend, please submit a proxy to vote your shares through one of the three convenient methods described in this proxy statement. Your vote is important so please act at your first opportunity.

We have elected to furnish proxy materials and the Annual Report to Stockholders, including the Report on Form 10-K for the year ended December 31, 2010, to many of our stockholders over the Internet pursuant to Securities and Exchange Commission rules. We urge you to review our Annual Report to Stockholders, including the Report on Form 10-K for the year ended December 31, 2010, as well as our Proxy Statement for information on our financial results and business operations over the past year and our strategy. The Internet availability of our proxy materials affords us an opportunity to reduce costs while providing stockholders the information they need. On or about March 25, 2011 we started mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report and how to vote online along with instructions on how to receive a printed copy of the proxy statement and annual report. We provided a copy of the annual meeting materials to all other stockholders by mail or, if specifically requested, through electronic delivery.

If you receive your annual meeting materials by mail, the Notice of Meeting and Proxy Statement, Annual Report to Stockholders, including the Report on Form 10-K for the year ended December 31, 2010 and proxy card are enclosed. Whether or not you plan to attend the annual meeting in person, please mark, sign, date and return your proxy card in the enclosed prepaid envelope, or submit your proxy to vote via telephone or the Internet, as soon as possible. If you decide to attend the annual meeting and wish to change your vote, you may do so by voting in person at the annual meeting. If you received your annual meeting materials via e-mail, the e-mail contains voting instructions and links to the proxy statement and annual report on the Internet, which are also available at www.proxyvote.com.

We look forward to seeing you at the meeting.

Murray D. Martin
Chairman, President and
Chief Executive Officer

Stamford, Connecticut
March 25, 2011

Notice of Meeting:

The annual meeting of stockholders of Pitney Bowes Inc. will be held on Monday, May 9, 2011, at 9:00 a.m. at the company’s World Headquarters, 1 Elmcroft Road, Stamford, Connecticut 06926-0700. Directions to Pitney Bowes’ World Headquarters appear on the back cover page of the proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 9, 2011:

Pitney Bowes’ 2011 Proxy Statement and Annual Report to Stockholders, including the Report on Form 10-K for the year ended December 31, 2010, are available at www.proxyvote.com.

The items of business at the annual meeting are:

1.	Election of Directors.

2.	Ratification of the Audit Committee’s Appointment of the Independent Accountants for 2011.

3.	Amendments to the Restated Certificate of Incorporation and Amended and Restated By-laws to Remove Supermajority Vote Requirements for the Following Actions:

Proposal 3(a): Removing any director from office

Proposal 3(b): Certain business combinations

Proposal 3(c): Amending certain provisions of the Certificate

Proposal 3(d): Amending certain provisions of the By-laws

4.	Advisory Vote on Executive Compensation.

5.	Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation.

6.	Approval of the Material Terms of the Performance Goals Pursuant to Internal Revenue Code Section 162(m) for the Following Incentive Plans:

Proposal 6(a): Pitney Bowes Inc. Key Employees Incentive Plan

Proposal 6(b): Pitney Bowes Inc. 2007 Stock Plan

7.	Such other matters as may properly come before the meeting, including any continuation of the meeting caused by any adjournment of the meeting.

Proposal 3 would amend the Certificate and the By-laws to remove supermajority vote requirements with respect to (a) removing any director from office; (b) certain business combinations; (c) amending certain provisions of the Certificate; and (d) amending certain provisions of the By- laws. This summary is qualified by reference to Proposal 3 set forth in the proxy statement for the 2011 annual stockholders meeting and to Annex A thereto, which sets forth the full text of the proposed amendments. You are urged to read Annex A to our 2011 proxy statement in its entirety.

March 18, 2011 is the record date for the meeting.

This proxy statement and accompanying proxy card are first being distributed or made available via the Internet beginning on or about March 25, 2011.

Amy C. Corn
Corporate Secretary

NOTICE: Brokers, banks and other nominees are not permitted to vote on our proposals regarding the election of directors, amendments to our Restated Certificate of Incorporation and Amended and Restated By-laws or executive compensation matters without instructions from the beneficial owner. Your vote is important. Therefore, if your shares are held through a broker, bank or other nominee, please instruct your broker, bank or other nominee on how to vote your shares. Unless you provide instructions to your broker, banker or other nominee on how to vote your shares, your shares will not be voted for proposals 1, 3, 4, 5 or 6.

Page
Nominees for Election to One Year Terms	20
Incumbent Directors Whose Terms Expire in 2013	21
Incumbent Directors Whose Terms Expire in 2012	21
Report of the Audit Committee	23
Proposal 2: Ratification of the Audit Committee’s Appointment of the Independent Accountants for 2011	23
Principal Accountant Fees and Services	23
Vote Required	24
Proposal 3: Amendments to the Restated Certificate of Incorporation and Amended and Restated By-laws to Remove Supermajority Vote Requirements for the Following Actions:	24
Proposal 3(a): Removing any director from office	24
Proposal 3(b): Certain business combinations	25
Proposal 3(c): Amending certain provisions of the Certificate	25
Proposal 3(d): Amending certain provisions of the By-laws	25
Vote Required	25
Proposal 4: Advisory Vote on Executive Compensation	26
Vote Required	27
Proposal 5: Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation	27
Vote Required	28
Proposal 6: Approval of the Material Terms of the Performance Goals Pursuant to Internal Revenue Code Section 162(m) for the Following Incentive Plans:	28
Proposal 6(a): Pitney Bowes Inc. Key Employees Incentive Plan	29
Proposal 6(b): Pitney Bowes Inc. 2007 Stock Plan	30
Vote Required	30
Report of the Executive Compensation Committee	30
Compensation Discussion and Analysis	31
Executive Compensation Tables and Related Narrative	45
Additional Information	67
Solicitation of Proxies	67
Other Matters	67
Annex A: Proposed Amendments to the Restated Certificate of Incorporation and the Amended and Restated By-laws to Remove Supermajority Vote Requirements	A-1

Directions to Pitney Bowes	back cover

Proxy Statement

The Annual Meeting and Voting

Our board of directors is soliciting proxies to be used at the annual meeting of stockholders to be held on May 9, 2011, at 9:00 a.m. at the company’s World Headquarters, 1 Elmcroft Road, Stamford, Connecticut, and at any adjournment or postponement of the meeting. This proxy statement contains information about the items being voted on at the annual meeting.

Annual Meeting Admission

An admission ticket, which is required for entry into the annual meeting, is attached to your proxy card if you hold shares directly in your name as a stockholder of record. If you plan to attend the annual meeting, please submit your proxy but keep the admission ticket and bring it to the annual meeting.

If your shares are held in the name of a bank, broker or nominee and you plan to attend the meeting, you must present proof of your ownership of Pitney Bowes stock (such as a bank or brokerage account statement) to be admitted to the meeting.

If you have received a Notice of Internet Availability of Proxy Materials (a “Notice”), your Notice is your admission ticket. If you plan to attend the annual meeting, please submit your proxy, but keep the Notice and bring it to the annual meeting.

Stockholders also must present a form of photo identification, such as a driver’s license, in order to be admitted to the annual meeting. No cameras, recording equipment, large bags, or packages will be permitted in the annual meeting.

Who is entitled to vote?

Record stockholders of Pitney Bowes common stock and $2.12 convertible preference stock at the close of business on March 18, 2011 (the record date) can vote at the meeting. As of the record date 203,847,135 shares of Pitney Bowes common stock and 27,386 shares of $2.12 convertible preference stock were issued and outstanding. Each stockholder has one vote for each share of common stock owned as of the record date, and 16.53 votes for each share of $2.12 convertible preference stock owned as of the record date.

How do I vote?

If you are a registered stockholder (which means you hold shares in your name), you may choose one of three methods to grant your proxy to have your shares voted: (i) you may grant your proxy on-line via the Internet by accessing the following website and following the instructions provided: www.proxyvote.com; (ii) you may grant your proxy by telephone (1-800-690-6903); or (iii) if you received your annual meeting material by mail, you may grant your proxy by completing and mailing the proxy card. Alternatively, you may attend the meeting and vote in person.

If you hold your shares through a broker, bank, trustee or other nominee, you are a beneficial owner and should refer to instructions provided by that entity on voting methods.

May I change my vote?

If you are a registered stockholder, you may change your vote at any time before your proxy is voted at the meeting by any of the following methods: (i) you may send in a revised proxy dated later than the first proxy; (ii) you may vote in person at the meeting; or (iii) you may notify the corporate secretary in writing prior to the meeting that you have revoked your proxy. Attendance at the meeting alone will not revoke your proxy.

If you hold your shares through a broker, bank, trustee or other nominee, you are a beneficial owner and should refer to instructions provided by that entity on how to change your vote.

What constitutes a quorum?

A majority of the shares entitled to vote constitutes a quorum. If you grant your proxy by Internet, telephone or proxy card, you will be considered part of the quorum. Abstentions and broker non-votes are included in the count to determine a quorum. If a quorum is present, director candidates receiving the affirmative vote of a majority of votes cast will be elected. Proposals 2, 4, 5, 6(a) and 6(b) will be approved if a quorum is present and a majority of the votes cast by the stockholders are voted for the proposal. Proposals 3(a), 3(b), 3(c) and 3(d) will be approved if a quorum is present and at least 80% of the voting power of all of the shares entitled to vote generally in the election of directors, voting together as a single class, is voted in favor of the proposal.

How are votes counted?

Brokers, banks and other nominees are not permitted to vote on the election of directors, amendments to our Restated Certificate of Incorporation and Amended and Restated By-laws or executive compensation matters without instructions from the beneficial owner, as discussed in more detail below. Your vote is important. Therefore, if your shares are held through a broker, bank or other nominee, please instruct your broker, bank or other nominee on how to vote your shares. Unless you provide instructions to your broker, banker or other nominee on how to vote your shares, your shares will not be voted for proposals 1, 3, 4, 5 or 6.

Under New York Stock Exchange rules, if your broker holds your shares in its “street” name, the broker may vote your shares in its discretion on proposal 2 if it does not receive instructions from you.

If your broker does not have discretionary voting authority or if you abstain on one or more agenda items, the effect would be as follows:

Proposal 1:

Broker non-votes would not be votes cast and therefore would not be counted either for or against. As a result, broker non-votes would have no effect. If you choose to abstain in the election of directors, the abstention will have no effect.

Proposal 2:

If you choose to abstain in the ratification of the Audit Committee’s selection of the independent accountants for 2011, the abstention will have no effect.

Proposal 3 (including Proposal 3(a), Proposal 3(b), Proposal 3(c) and Proposal 3(d)):

If you choose to abstain with respect to the amendments to the Restated Certificate of Incorporation (“Certificate”) and the Amended and Restated By-laws (“By-laws”) to remove supermajority vote requirements for removing any director from office, in the case of Proposal 3(a); for certain business combinations, in the case of Proposal 3(b); for amending certain provisions of the Certificate, in the case of Proposal 3(c); and/or for amending certain provisions of the By-laws, in the case of Proposal 3(d); it will have the same effect in each case as a vote against the proposal. Broker non-votes will have the same effect in each case as a vote against the proposal.

Proposal 4:

The vote on executive compensation is an advisory vote and the results will not be binding on the board of directors or the company. The board of directors will review the results and take them into consideration when making future decisions regarding executive compensation. If you choose to abstain, the abstention will have no effect. Broker non-votes would not be votes cast and therefore would not be counted either for or against. As a result, broker non-votes would have no effect.

Proposal 5:

The vote on the frequency of the vote on executive compensation is an advisory vote and the results will not be binding on the board of directors or the company. The board of directors will review the results and take them into consideration when making future decisions regarding executive compensation. If you choose to abstain, the abstention will have no effect. Broker non-votes would not be votes cast and therefore would not be counted either for or against. As a result, broker non-votes would have no effect.

Proposal 6 (including Proposal 6(a) and Proposal 6(b)):

If you choose to abstain in the approval of the material terms of the performance goals in the Pitney Bowes Key Employee Incentive Plan pursuant to Internal Revenue Code Section 162(m), in the case of Proposal 6(a) and/or the terms of the performance goals in the Pitney Bowes Inc. 2007 Stock Plan, in the case of Proposal 6(b), the abstention will have no effect. Broker non-votes would not be votes cast and therefore would not be counted either for or against. As a result, broker non-votes would have no effect.

How do Dividend Reinvestment Plan participants or employees with shares in the 401(k) plans vote by proxy?

If you are a stockholder of record and participate in the company’s Dividend Reinvestment Plan, or the company’s employee 401(k) plans, your proxy includes the number of shares acquired through the Dividend Reinvestment Plan and/or credited to your 401(k) plan account.

Shares held in the company’s 401(k) plans are voted by the plan trustee in accordance with voting instructions received from plan participants. The plans direct the trustee to vote shares for which no instructions are received in the same proportion (for, against or abstain) indicated by the voting instructions given by participants in the plans.

Who will count the votes?

Broadridge Financial Solutions, Inc. (“Broadridge”) will tabulate the votes and act as Inspector of Election.

Multiple Copies of Annual Report to Stockholders

In addition to furnishing proxy materials over the Internet, the company takes advantage of the Securities and Exchange Commission’s “householding” rules to reduce the delivery cost of materials. Under such rules, only one Notice or, if paper copies are requested, only one proxy statement, annual report to stockholders including the report on Form 10-K are delivered to multiple stockholders sharing an address unless the company has received contrary instructions from one or more of the stockholders. If a stockholder sharing an address wishes to receive a separate Notice or copy of the proxy materials, he or she may so request by contacting Broadridge Householding Department by phone at 1-800-579-1639 or by mail to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. A separate copy will be promptly provided following receipt of a stockholder’s request, and such stockholder will receive separate materials in the future. Any stockholder currently sharing an address with another stockholder but nonetheless receiving separate copies of the materials may request delivery of a single copy in the future by contacting Broadridge Householding Department at the number or address shown above. Additional copies of our annual report to stockholders, including the report on Form 10-K or proxy statement will be sent to stockholders free of charge upon written request to Investor Relations, Pitney Bowes Inc., 1 Elmcroft Road, MSC 63-02, Stamford, CT 06926-0700. If you own shares of stock through a bank, broker, trustee or other nominee and receive more than one Pitney Bowes annual report, please contact that entity to eliminate duplicate mailings.

Electronic Delivery of Annual Report and Proxy Statement

This proxy statement and our 2010 annual report may be viewed online at www.proxyvote.com. If you are a stockholder of record and receive the annual meeting material by mail, you can elect to receive future annual reports and proxy statements electronically or by following the instructions provided if you grant your proxy by Internet or by telephone. If you choose this option, you will receive an e-mail for future meetings listing the website locations of these documents and your choice will remain in effect until you notify us that you wish to resume mail delivery of these documents. If you hold your Pitney Bowes stock through a bank, broker, trustee or other nominee, you should refer to the information provided by that entity for instructions on how to elect this option.

Stockholder Proposals and Other Business for the 2012 Annual Meeting

If a stockholder wants to submit a proposal for inclusion in the company’s proxy material for the 2012 annual meeting, which is scheduled to be held on Monday, May 14, 2012, it must be received by the corporate secretary by November 26, 2011. Also, under our By-laws, a stockholder can present other business at an annual meeting, including the nomination of candidates for director, only if written notice of the business or candidates is received by the corporate secretary by February 9, 2012. There are other procedural requirements in the By-laws pertaining to stockholder proposals and director nominations. The By-laws are posted on the company’s Corporate Governance website at www.pb.com under the caption “Our Company-Leadership & Governance.”

Corporate Governance

Stockholders are encouraged to visit the company’s Corporate Governance website at www.pb.com under the caption “Our Company” for information concerning the company’s governance practices, including the Governance Principles of the Board of Directors, charters of the committees of the board, and the directors’ Code of Business Conduct and Ethics. The company’s Business Practices Guidelines, which is the company’s Code of Ethics for employees, including the company’s chief executive officer and chief financial officer, is also available on the company’s Leadership & Governance website. We intend to disclose future amendments or waivers to certain provisions of the directors’ Code of Business Conduct and Ethics or the Business Practices Guidelines on our website within four business days following the date of such amendment or waiver.

Board of Directors

Leadership Structure

The company’s chief executive officer also serves as the chairman of the board of directors. The board of directors has a Lead Director who is an independent member of the board of directors. In determining the appropriate leadership structure, the board of directors considered a number of factors, including the effectiveness of the role of independent Lead Director, the candor and dynamics of discussion among the directors and between directors and management, the facility with which directors influence the content of board meeting agendas, and the significance attributed by the company’s external constituents in the worldwide postal markets to the title of chairman.

The board of directors established well-defined responsibilities, qualifications and selection criteria, and term and term limits with respect to the position of Lead Director. This information is set forth in detail in the Governance Principles of the Board of Directors, which can be found on the company’s website at www.pb.com under the caption “Our Company-Leadership & Governance.” A description of the Lead Director responsibilities and characteristics appears below. Additional information may be found in the Governance Principles of the Board of Directors.

The Lead Director should be a member of the Governance Committee. In cases where the board of directors appoints a Lead Director who is not a member of the Governance Committee, the Lead Director will be appointed as an additional member of the Governance Committee to serve during his or her term(s) as Lead Director.

In May 2008, the board of directors appointed James H. Keyes, one of the independent directors, to serve as the board’s Lead Director for an initial term of two years. In May 2010, the board of directors appointed Mr. Keyes to serve as Lead Director for an additional one-year term.

The board of directors believes that the leadership structure it has chosen for Pitney Bowes is appropriate in light of the constructive and candid nature of the discussion at board and committee meetings, as well as the directors’ freedom to participate in the agenda-setting process, the directors’ access to members of senior management outside the presence of the chief executive officer, and the robust role of the Lead Director.

Responsibilities and Characteristics of the Lead Director

The Lead Director chairs meetings of the board of directors in executive session; acts as chairman of the board in situations where the chairman and chief executive officer is unable to serve in that capacity; briefs the chief executive officer, as needed, following discussions by the board in executive session; reviews and provides comment, as appropriate, concerning proposed agendas for meetings of the board of directors; reviews and provides comment, as appropriate, on draft minutes of board of directors meetings prior to their distribution to the full board; communicates informally with the other directors between meetings of the board to foster free and open dialog among directors; reviews and responds, as appropriate, in accordance with guidelines established by the board of directors to communications from stockholders and other interested parties; partners with the Chair of the Governance Committee to provide performance and other feedback to the chief executive officer following the annual joint meeting of the Governance and Executive Compensation Committees; and partners with the Chair of the Executive Compensation Committee to provide compensation information to the chief executive officer following meetings of the board of directors where compensation action is taken with respect to the chief executive officer.

The Lead Director must exhibit the following characteristics and skills: diplomacy, sound judgment, the ability to work collaboratively, to communicate effectively, with clarity and candor, and to recognize and act in accordance with an appropriate balance between (i) active mentor to the chief executive officer and communications aide to the board of directors, and (ii) maintaining an oversight (rather than management) perspective as a member of the board of directors.

Role of the Board of Directors in Risk Oversight

The board of the directors is responsible for oversight of the company’s risk assessment and risk management process. The enterprise risk management process was established to identify, assess, monitor and address risks across the entire company and its business operations. Management is responsible for risk management, including identification and mitigation planning. The description, assessments, mitigation plan and status for each enterprise risk are developed and monitored by management, including management “risk owners” and an oversight management risk committee.

Oversight responsibility for each of the company’s identified enterprise wide risks is assigned, upon the recommendation of the Governance Committee and approval by the board of directors, to either a specific committee of the board, or to the full board. Each committee, with the exception of the Executive Committee, is responsible for oversight of one or more of the company’s risks. The assignments are made based upon, in each case, the type of enterprise risk and the linkage of the subject matter to the responsibilities of the committee as described in its charter or the nature of the enterprise risk warranting review by the full board. For example, the Finance Committee oversees risks relating to liquidity, and the Audit Committee oversees risks relating to internal controls. Each enterprise risk and its related mitigation plan is reviewed by either the board of directors or the designated board committee on an annual basis.

The Audit Committee is responsible for overseeing and reviewing on an ongoing basis the overall process by which management identifies and manages the company’s risks. On an annual basis the board of directors receives a report on the status of all enterprise risks and their related plans.

Management monitors the company’s risks and determines, from time to time, whether new risks should be added either due to changes in the external environment, changes in the company’s business, or for other reasons. Management also determines whether previously identified risks should be combined with new, emerging risks.

The process for the board’s oversight of mitigation of the company’s enterprise risks was developed in 2006 by the Governance Committee and presented to the board of directors for review and adoption and is reviewed and updated as appropriate from time to time.

Director Independence

The board of directors has conducted its annual review of the independence of each director under the New York Stock Exchange listing standards and the standards of independence, which are set forth in the Governance Principles of the Board of Directors which are available on the company’s website at www.pb.com under the caption “Our Company-Leadership & Governance.”

Based upon its review, the board of directors has concluded in its business judgment that the following directors are independent: Rodney C. Adkins, Linda G. Alvarado, Anne M. Busquet, Anne Sutherland Fuchs, Ernie Green, James H. Keyes, Eduardo R. Menascé, Michael I. Roth, David L. Shedlarz, David B. Snow, Jr. and Robert E. Weissman.

In making this determination, the board of directors considered that in the ordinary course of business, transactions may occur between Pitney Bowes and its subsidiaries and companies or other entities at which some of our directors are executive officers. Under the company’s independence standards, business transactions meeting the following criteria are not considered to be material transactions that would impair a director’s independence.

The director is an employee or executive officer of another company that does business with Pitney Bowes and our annual payments to or from that company in each of the last three fiscal years are in an amount less than the greater of $1 million or two percent of the annual consolidated gross revenues of the company by which the director is employed.

During 2010, Messrs. Adkins, Roth, and Snow were employed at corporations with which Pitney Bowes engages in ordinary course of business transactions. We reviewed all transactions with each of these entities and determined these transactions were made in the ordinary course of business and were below the threshold set forth in our director independence standards referenced above.

Communications with the Board of Directors

The board of directors has established procedures by which stockholders and other interested parties may communicate with the Lead Director, the Audit Committee chair, the independent directors, or the board. Such parties may communicate with the Lead Director via e-mail at lead.director@pb.com, with the Audit Committee chair via e-mail at audit.chair@pb.com or they may write to one or more directors, care of the Corporate Secretary, Pitney Bowes Inc., 1 Elmcroft Road, MSC 65-19, Stamford, CT 06926-0700.

The board of directors has instructed the corporate secretary to assist the Lead Director, the Audit Committee chair and the board in reviewing all electronic and written communications, as described above, as follows:

(i)	Customer, vendor or employee complaints or concerns are investigated by management and copies are forwarded to the Lead Director;

(ii)

If any complaints or similar communications regarding accounting, internal accounting controls or auditing matters are received, they will be forwarded by the corporate secretary to the General Auditor and to the Audit Committee chair for review and copies will be forwarded to the Lead Director. Any such matter will be investigated in accordance with the procedures established by the Audit Committee; and

(iii)

Other communications raising matters that require investigation will be shared with appropriate members of management in order to permit the gathering of information relevant to the directors’ review, and will be forwarded to the director or directors to whom the communication was addressed.

Except as provided above, the corporate secretary will forward written communications to the full board of directors or to any individual director or directors to whom the communication is directed unless the communication is threatening, illegal or similarly inappropriate. Advertisements, solicitations for periodical or other subscriptions, and other similar communications generally will not be forwarded to the directors.

It is the longstanding practice and the policy of the board of directors that the directors attend the annual meeting of stockholders. All directors attended the May 2010 annual meeting.

Board Committees and Meeting Attendance

During 2010, each director attended at least 75% of the total number of board meetings and meetings held by the board committees on which he or she served. The board of directors met seven times in 2010, and the independent directors met in executive session, without any member of management in attendance, six times.

Members of the board of directors serve on one or more of the seven committees described below. Mr. Martin serves as the chair of the Executive Committee. The members of all other board committees are independent directors pursuant to New York Stock Exchange independence standards. Each committee of the board operates in accordance with a charter. All board committee charters are posted on the company’s website at www.pb.com under the caption “Our Company-Leadership & Governance” and are available in print to stockholders who request them. The members of each of the board committees are set forth in the following chart. As the need arises, the board may utilize ad hoc committees of the board to consider specific issues.

Name	Audit		Corporate Responsibility		Executive		Executive Compensation		Finance		Governance		Technology(1)
Rodney C. Adkins									X				X

Linda G. Alvarado			X	*					X

Anne M. Busquet	X		X

Anne Sutherland Fuchs			X				X

Ernie Green			X								X

James H. Keyes	X				X		X	*			X

Murray D. Martin					X	*

Eduardo R. Menascé							X						X

Michael I. Roth	X				X				X	*	X

David L. Shedlarz	X	*							X		X

David B. Snow, Jr.							X						X

Robert E. Weissman	X				X		X				X	*

*	Committee Chair

(1)	John MacFarlane was the Chair of the Technology Committee until his death in December 2010.

The Audit Committee, which met six times in 2010, monitors the financial reporting standards and practices of the company and the company’s internal financial controls to confirm compliance with the policies and objectives established by the board of directors and oversees the company’s ethics and compliance programs. The committee appoints independent accountants to conduct the annual audits, and discusses with the company’s independent accountants the scope of their examinations, with particular attention to areas where either the committee or the independent accountants believe special emphasis should be directed. The committee reviews the annual financial statements and independent accountant’s report, invites the independent accountant’s recommendations on internal controls and on other matters, and reviews the evaluation given and corrective action taken by management. It reviews the independence of the independent accountants and approves their fees. It also reviews the company’s internal accounting controls and the scope and results of the company’s internal auditing activities, and submits reports and proposals on these matters to the board. The committee is also responsible for overseeing the process by which management identifies and manages the company’s risks. In addition, it oversees management of one or more specific risks as described on pages 8 and 9 of this proxy statement under the title “Role of the Board in Risk Oversight.” The committee meets in executive session with the independent accountants and internal auditor at each committee meeting. The committee’s charter, which was last amended in February 2010, is available on the company’s website at www.pb.com under the heading “Our Company-Leadership & Governance.”

The board of directors has determined that the following members of the Audit Committee, James H. Keyes, Michael I. Roth, David L. Shedlarz and Robert E. Weissman, are “audit committee financial experts,”

as that term is defined by regulation of the Securities and Exchange Commission. All audit committee members are independent as independence for audit committee members is defined in the New York Stock Exchange standards.

The Corporate Responsibility Committee, which met three times in 2010, monitored the company’s corporate social responsibility, workforce relations, brand reputation, procurement, product stewardship, environmental health and safety, and operational continuity. In addition, it oversaw management of one or more specific risks as described further under the heading “Role of the Board in Risk Oversight” on pages 8 and 9 of this proxy statement.

The Executive Committee, which met once in 2010, can act, to the extent permitted by applicable law and the company’s Restated Certificate of Incorporation and its Bylaws, on all matters concerning management of the business which may arise between scheduled board of directors meetings and as described in the committee’s charter.

The Executive Compensation Committee, or the Committee, which met eight times in 2010, is responsible for the company’s executive compensation policies and programs. The Committee chair frequently consults with, and the Committee periodically meets in executive session with, Frederic W. Cook & Co., Inc., which we refer to as FWC, its outside consultant. The Committee recommends to all of the independent directors for final approval policies, programs and specific actions regarding the compensation of the chairman and the chief executive officer, and approves the same for all of the executive officers of the company. The Committee also recommends the “Compensation Discussion and Analysis” for inclusion in the company’s proxy statement, in accordance with the rules and regulations of the Securities and Exchange Commission, and reviews and approves allocations of shares in the company’s employee stock plans in connection with the granting of stock options and other stock awards. In addition, it oversees management of one or more specific risks as described further under “Role of the Board in Risk Oversight” on pages 8 and 9 of this proxy statement. The Committee’s charter, which was last amended in February 2011, is available on the company’s website at www.pb.com under the heading “Our Company-Leadership & Governance.”

The Finance Committee, which met five times in 2010, reviews the company’s financial condition and evaluates significant financial policies and activities, oversees the company’s major retirement programs, advises management and recommends financial action to the board of directors. The committee’s duties include monitoring the company’s current and projected financial condition, reviewing and approving major investment decisions, and overseeing the financial operations of the company’s retirement, savings, and post-retirement benefit plans and retirement funds to confirm that plan liabilities are adequately funded and plan assets are prudently managed. The committee recommends for approval by the board of directors the establishment of new plans and any amendments that materially affect cost, benefit coverages, or liabilities of the plans. In addition, it oversees management of one or more specific risks as described further under “Role of the Board in Risk Oversight” on pages 8 and 9 of this proxy statement.

The Governance Committee, which met six times in 2010, recommends nominees for election to the board of directors, determines the duties of and recommends membership in the board committees, reviews executives’ potential for growth, reviews and recommends to the board of directors the amount and form of compensation to non-employee members of the board, and, with the chief executive officer, is responsible for succession planning and ensuring management continuity. The Governance Principles of the Board of Directors, which are posted on the company’s website at www.pb.com under the caption “Our Company-Leadership & Governance,” include additional information about succession planning. The committee reviews and evaluates the effectiveness of board administration and its governing documents, and reviews and monitors company programs and policies relating to directors. The committee reviews related-person transactions in accordance with company policy. In addition, it oversees management of one or more specific risks as described further under “Role of the Board in Risk Oversight” on pages 8 and 9 of this proxy statement.

The Governance Committee generally identifies qualified candidates for nomination for election to the board of directors from a variety of sources, including other board members, management, and stockholders. The committee also may retain a third-party search firm to assist the committee members in identifying and evaluating potential nominees to the board of directors.

Stockholders wishing to recommend a candidate for consideration by the Governance Committee may do so by writing to the Corporate Secretary, Pitney Bowes Inc., 1 Elmcroft Road, MSC 65-19, Stamford, CT 06926-0700. Recommendations submitted for consideration by the committee in preparation for the 2012 annual meeting of stockholders must be received by January 3, 2012, and must contain the following information: (i) the name and address of the stockholder; (ii) the name and address of the person to be nominated; (iii) a representation that the stockholder is a holder of the company’s stock entitled to vote at the meeting; (iv) a statement in support of the stockholder’s recommendation, including a description of the candidate’s qualifications; (v) information regarding the candidate as would be required to be included in a proxy statement filed in accordance with the rules of the Securities and Exchange Commission; and (vi) the candidate’s written, signed consent to serve if elected.

The Governance Committee evaluates candidates recommended by stockholders based on the same criteria it uses to evaluate candidates from other sources. The Governance Principles of the Board of Directors, which are posted on the company’s Corporate Governance website at www.pb.com under the caption “Our Company-Leadership & Governance,” include a description of director qualifications. A discussion of the specific experience and qualifications identified by the committee for directors and nominees may be found under “Director Qualifications” on page 18 of this proxy statement.

If the Governance Committee believes that a potential candidate may be appropriate for recommendation to the board of directors, there is generally a mutual exploration process, during which the committee seeks to learn more about the candidate’s qualifications, background and interest in serving on the board of directors, and the candidate has the opportunity to learn more about the company, the board, and its governance practices. The final selection of the board’s nominees is within the sole discretion of the board of directors.

Alternatively, as referenced on page 7 of this proxy statement, stockholders intending to appear at a stockholders’ meeting in order to nominate a candidate for election by the stockholders at the meeting (in cases where the board of directors does not intend to nominate the candidate or where the Governance Committee was not requested to consider his or her candidacy) must comply with the procedures in Article II, Section 6 of the company’s By-laws. The By-laws are posted on the company’s Corporate Governance website at www.pb.com under the caption “Our Company-Leadership & Governance.”

The Technology Committee, which met two times in 2010, monitored the company’s information technology strategy, significant product development activities (including software initiatives), and new technology investments. In addition, it oversaw management of one or more specific risks as described further under “Role of the Board in Risk Oversight” on pages 8 and 9 of this proxy statement.

Revised Board Committee Structure for 2011

On February 14, 2011, the board of directors approved a change in the board committee structure, effective as of March 1, 2011. The Governance Committee recommended the change in structure to reduce the administrative burdens of supporting seven committees while continuing to support the effectiveness of the committees’ oversight role and support of the board functions. The Corporate Responsibility Committee and the Technology Committee were discontinued and matters overseen by them, as appropriate, were reassigned to other committees or to the full board. As of March 1, 2011, members of the board of directors will serve on the committees as described below.

Name	Audit		Executive		Executive Compensation		Finance		Governance
Rodney C. Adkins	X						X

Linda G. Alvarado							X		X

Anne M. Busquet	X						X

Anne Sutherland Fuchs	X				X

Ernie Green(1)									X

James H. Keyes			X		X	*			X

Murray D. Martin			X	*

Eduardo R. Menascé					X				X

Michael I. Roth	X		X				X	*

David L. Shedlarz	X	*	X				X

David B. Snow, Jr.					X				X

Robert E. Weissman			X		X				X	*

*	Committee Chair

(1)	In accordance with our policy, Mr. Green will retire prior to the 2011 Stockholders Meeting.

Directors’ Compensation

Role of Governance Committee in Determining Director Compensation. In accordance with the Governance Principles of the Board, the Governance Committee reviews and recommends to the board of directors the amount and form of compensation to non-employee members of the board of directors. The Governance Committee reviews the director compensation policy periodically and consults from time to time with a compensation consultant, selected and retained by the committee, as to the competitiveness of the program. In 2006, the Governance Committee reviewed peer group and market data provided by Steven Hall & Partners in considering and determining non-employee director compensation effective January 1, 2007. The following is a summary of the director compensation program.

Directors’ Fees. During 2010, each director who was not an employee of the company received an annual fee of $65,000 and a meeting fee of $1,500 for each board and committee meeting attended. Committee chairs (except for the Audit Committee chair) receive an additional $1,500 for each committee meeting that they chair, and the Audit Committee chair receives an additional $2,000 for each Audit Committee meeting chaired. The Lead Director receives an additional annual retainer of $10,000. All directors are reimbursed for their out-of-pocket expenses incurred in attending board and committee meetings.

The board of directors maintains directors’ stock ownership guidelines, requiring, among other things, that each director accumulate and retain a minimum of 7,500 shares of company common stock within five years of becoming a director of Pitney Bowes. All members of the board of directors are in compliance with these guidelines. The directors’ stock ownership guidelines are available on the company’s Corporate Governance website at www.pb.com under the caption “Our Company-Leadership & Governance.”

Directors’ Stock Plan. Under the Directors’ Stock Plan, in 2010 each director who was not an employee of the company received an award of 2,200 shares of restricted stock which are fully vested upon grant. The shares carry full voting and dividend rights but, unless certain conditions are met, may not be transferred or alienated until the later of (i) termination of service as a director, or, if earlier, the date of a change of control (as defined in the Directors’ Stock Plan), and (ii) the expiration of the six-month period following the grant of such shares. The Directors’ Stock Plan permits certain dispositions of stock granted under the restricted stock program provided that the director effecting the disposition had accumulated and will retain 7,500 shares of common stock. Permitted dispositions are limited to: (i) transfer to a family member or family trust or partnership; and (ii) donations to charity after the expiration of six months from date of grant. The original restrictions would continue to apply to the donee except that a charitable donee would not be bound by the restriction relating to termination of service from the board of directors.

Ownership of shares granted under the Directors’ Stock Plan is reflected in the table on page 16 of this proxy statement showing security ownership of directors and executive officers.

Directors’ Deferred Incentive Savings Plan. The company maintains a Directors’ Deferred Incentive Savings Plan under which directors may defer all or part of the cash portion of their compensation. Deferred amounts will be notionally “invested” in any combination of several institutional investment funds. The investment choices available to directors under this plan are the same as those offered to employees under the company’s 401(k) plan. Deferral elections made with respect to plan years prior to 2004 also included as an investment choice the ability to invest in options to purchase common stock of the company.

Stock options selected by directors as an investment vehicle for deferred compensation were granted through the Directors’ Stock Plan. The Directors’ Stock Plan permits the exercise of stock options granted after October 11, 1999 during the full remaining term of the stock option by directors who have terminated service on the board of directors, provided that service on the board is terminated: (i) after ten years of service on the board; (ii) due to director’s death or disability; or (iii) due to the director having attained mandatory directors’ retirement age. The stock options may be exercised for three months following termination for any other reason. The Directors’ Stock Plan also permits the donation of vested stock options, regardless of the date of grant, to family members and family trusts or partnerships. All outstanding stock options are fully vested.

Directors’ Retirement Plan. The company’s Directors’ Retirement Plan was discontinued, and the benefits previously earned by directors were frozen as of May 12, 1997.

Under this plan, there is no benefit paid to a director who served for less than five years as of May 12, 1997. A director who had met the five-year minimum vesting requirement as of May 12, 1997 will receive an annual retirement benefit calculated as 50% of the director’s retainer in effect as of May 12, 1997, and a director with more than five years of service at retirement will receive an additional ten percent of such retainer for each year of service over five, to a maximum of 100% of such retainer for ten or more years of service. The annual retainer fee in effect as of May 12, 1997, was

$30,000. The annual retirement benefit is paid for life. Linda G. Alvarado is the only current director who is eligible to receive a retirement benefit under the plan after termination of service on the board of directors. She had completed five years of service as a director as of the date the plan was frozen, and will therefore receive an annual benefit of $15,000.

DIRECTOR COMPENSATION FOR 2010

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Mr. Adkins	83,000	54,153	0	0	137,153
Ms. Alvarado	92,000	54,153	7,186	5,000	158,339
Ms. Busquet	89,000	54,153	0	0	143,153
Ms. Fuchs	92,000	54,153	0	5,000	151,153
Mr. Green	86,000	54,153	0	0	140,153
Mr. Keyes	129,000	54,153	0	0	183,153
Mr. Menascé	90,500	54,153	0	0	144,653
Mr. McFarlane(5)	89,000	54,153	0	0	143,153
Mr. Roth	107,000	54,153	0	5,000	166,153
Mr. Shedlarz	106,500	54,153	0	5,000	165,653
Mr. Snow	89,000	54,153	0	0	143,153
Mr. Weissman	113,500	54,153	0	0	167,653

(1)

Each non-employee director receives an annual retainer of $65,000 ($16,250 per quarter) and a meeting fee of $1,500 for each board and committee meeting attended. Committee chairs (except for the Audit Committee chair) receive an additional $1,500 for each committee meeting that they chair, and the Audit Committee chair receives an additional $2,000 for each Audit Committee meeting chaired. The Lead Director receives an additional annual retainer of $10,000.

(2)

On May 10, 2010, each non-employee director then serving received an award of 2,200 shares of restricted stock. The fair market value of the restricted share awards was calculated using the average of the high and low stock price, $24.97 and $24.26, respectively, as reported on the New York Stock Exchange on May 10, 2010, the date of grant. The closing price on May 10, 2010 on the New York Stock Exchange was $24.91. The grant date fair market value of the restricted stock awards was computed in accordance with the share-based payment accounting guidance under ASC 718. The aggregate number of shares of restricted stock held by each director as of December 31, 2010 is as follows: Mr. Adkins – 8,143 shares; Ms. Alvarado – 26,800 shares; Ms. Busquet – 7,722 shares; Ms. Fuchs – 11,163 shares; Mr. Green – 17,700 shares; Mr. Keyes – 21,800 shares; Mr. Menascé – 16,792 shares; Mr. Roth – 23,600 shares; Mr. Shedlarz – 16,792 shares; Mr. Snow – 10,200 shares; and Mr. Weissman – 16,792 shares. Stock options were not awarded to non-employee directors during 2010. Stock options formerly were available to non- employee directors as an investment choice under the Directors’ Deferred Incentive Savings Plan. Cash fees deferred with respect to plan years prior to 2004 could be invested in options to purchase common stock of the company. The aggregate number of stock options held by each director as of December 31, 2010 is as follows: Mr. Weissman – 1,789.

(3)

Ms. Alvarado is the only non-employee director who served on the board of directors during 2010 eligible to receive payments from the now-suspended Directors’ Retirement Plan. Ms. Alvarado is eligible to receive payments upon her retirement from the board of directors.

(4)

Ms. Alvarado, Ms. Fuchs, Mr. Roth and Mr. Shedlarz utilized the Pitney Bowes Non-Employee Director Matching Gift Program during 2010. The company matches individual contributions by current and retired non-employee directors, dollar for dollar to a maximum of $5,000 per board member per calendar year.

(5)	Mr. McFarlane died in December 2010.

Certain Relationships and Related-Person Transactions

The board of directors has a written “Policy on Approval and Ratification of Related-Person Transactions” which states that the Governance Committee of the board of directors of Pitney Bowes Inc. is responsible for reviewing and approving any related-person transactions between Pitney Bowes and its directors, nominees for director, executive officers, beneficial owners of more than five percent of any class of Pitney Bowes voting stock and their “immediate family members” as defined by the rules and regulations of the Securities and Exchange Commission (“related persons”). It is the expectation and policy of the board of directors that all related-person transactions will be at arms’ length and on terms that are fair to the company.

Under the related-person transaction approval policy, any newly proposed transaction between Pitney Bowes and a related person must be submitted to the Governance Committee for approval if the amount involved in the transaction is greater than $120,000. Any related-person transactions that have not been pre-approved by the Governance Committee must be submitted for ratification as soon as they are identified. Ongoing related-person transactions are reviewed on an annual basis. The material facts of the transaction and the related person’s interest in the transaction must be disclosed to the Governance Committee.

If the proposed transaction involves a related person who is a Pitney Bowes director or an immediate family member of a director, that director may not participate in the deliberations or vote regarding approval or ratification of the transaction but may be counted for the purposes of determining a quorum.

The following related-person transactions do not require approval by the Governance Committee:

1.

Any transaction with another company with which a related person’s only relationship is as an employee or beneficial owner of less than ten percent of that company’s shares, if the aggregate amount invested does not exceed the greater of $1 million or two percent of that company’s consolidated gross revenues;

2.

A relationship with a firm, corporation or other entity that engages in a transaction with Pitney Bowes where the related person’s interest in the transaction arises only from his or her position as a director or limited partner of the other entity that is party to the transaction;

3.

Any charitable contribution by Pitney Bowes to a charitable organization where a related person is an officer, director or trustee, if the aggregate amount involved does not exceed the greater of $1 million or two percent of the charitable organization’s consolidated gross revenues;

4.	Any transaction involving a related person where the rates or charges involved are determined by competitive bids; and

5.	Any transaction with a related person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

The Governance Committee may delegate authority to approve related-person transactions to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any approval or ratification decisions to the Governance Committee at its next scheduled meeting.

Compensation Committee Interlocks and Insider Participation

During 2010, there were no compensation committee interlocks and no insider participation in Executive Compensation Committee decisions that were required to be reported under the rules and regulations of the Securities Exchange Act of 1934, as amended.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Title of Class of Stock	Name of Beneficial Owner	Shares Deemed to be Beneficially Owned(1)(2)(3)(4)	Options Exercisable Within 60 Days(5)	% of Class
Common	Rodney C. Adkins	8,368	0	0.00%
Common	Linda G. Alvarado	30,828	0	0.02%
Common	Anne M. Busquet	9,282	0	0.00%
Common	Anne Sutherland Fuchs	12,163	0	0.01%
Common	Ernie Green	30,653	0	0.02%
Common	James H. Keyes	23,902	0	0.01%
Common	Eduardo R. Menascé	17,492	0	0.01%
Common	Michael I. Roth	31,885	0	0.02%
Common	David L. Shedlarz	19,292	0	0.01%
Common	David B. Snow, Jr.	11,200	0	0.01%
Common	Robert E. Weissman	24,530	1,789	0.01%
Common	Murray D. Martin	2,301,196	2,169,396	1.12%
Common	Michael Monahan	370,079	344,127	0.18%
Common	Leslie Abi-Karam	341,162	324,626	0.17%
Common	Patrick Keddy	299,317	286,156	0.15%
Common	Vicki A. O’Meara	88,960	79,844	0.04%

Common	All executive officers and directors as a group (20)	4,349,404	3,872,204	2.09%

(1)

These shares represent common stock beneficially owned as of March 1, 2011 and shares for which such person has the right to acquire beneficial ownership within 60 days thereafter. To our knowledge, none of these shares are pledged as security. There were 203,785,948 of our shares outstanding as of March 1, 2011.

(2)	Other than with respect to ownership by family members, the reporting persons have sole voting and investment power with respect to the shares listed.

(3)	Includes shares that are held indirectly through the Pitney Bowes 401(k) Plan and its related excess plan.

(4)	Includes, with respect to Mr. Martin, 65,000 shares held in a grantor retained annuity trust.

(5)

The director or executive officer has the right to acquire beneficial ownership of this number of shares within 60 days of March 1, 2011 by exercising outstanding stock options. Amounts in this column are also included in the column titled “Shares Deemed to be Beneficially Owned.”

Beneficial Ownership

The only persons or groups known to the company to be the beneficial owners of more than five percent of any class of the company’s voting securities are reflected in the chart below. The following information is based solely upon Schedules 13G and amendments thereto filed by the entities shown with the Securities and Exchange Commission as of the date appearing below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common	Percent of Common(1)

Dodge & Cox 555 California Street, 40th Floor San Francisco, CA 94104	18,504,544(2)	9.1%

State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	16,389,621(3)	8.1%

NWQ Investment Management Company, LLC 2049 Century Park East, 16th Floor Los Angeles, CA 90067	14,093,061(4)	6.93%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	12,832,839(5)	6.31%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	11,302,920(6)	5.55%

Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071	10,607,678(7)	5.2%

(1)	There were 203,431,002 of our shares outstanding as of December 31, 2010.

(2)

As of December 31, 2010, Dodge & Cox, an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, had sole investment power with respect to 18,504,544 shares and shared voting power with respect to 17,489,544 shares.

(3)	As of December 31, 2010, State Street Financial has shared investment and voting power with respect to 16,389,621 shares.

(4)

As of December 31, 2010, NWQ Investment Management Company, LLC, an investment advisor, had sole investment power with respect to 14,093,061 shares and sole voting power with respect to 11,489,801 shares.

(5)	As of December 31, 2010, BlackRock, Inc., a parent holding company, had sole investment power and sole voting power with respect to 12,832,839 shares.

(6)

As of December 31, 2010, The Vanguard Group, Inc., an investment advisor, had sole investment power with respect to 11,043,580 shares, shared investment power with respect to 259,340 shares and sole voting power with respect to 259,340 shares.

(7)	As of December 31, 2010, Capital Research Global Investors, an investment advisor, had sole investment power with respect to 10,607,678 shares and sole voting power with respect to 6,607,678 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and persons who are considered “officers” of the company for purposes of Section 16(a) of the Securities Exchange Act of 1934 and greater than ten percent stockholders (“Reporting Persons”) are required to file reports with the Securities and Exchange Commission showing their holdings of and transactions in the company’s securities. It is generally the practice of the company to file the forms on behalf of its Reporting Persons who are directors or officers. The company believes that all such forms have been timely filed for 2010.

Proposal 1: Election of Directors

Director Qualifications

The board of directors believes that, as a whole, the board should include individuals with a diverse range of experience to give the board depth and breadth in the mix of skills represented for the board to oversee management on behalf of the company’s stockholders. In addition, the board of directors believes that there are certain attributes that each director should possess, as described below. Therefore, the board of directors and the Governance Committee consider the qualifications of directors and nominees both individually and in the context of the overall composition of the board of directors.

The board of directors, with the assistance of the Governance Committee, is responsible for assembling appropriate experience and capabilities within its membership as a whole, including financial literacy and expertise needed for the Audit Committee as required by applicable law and New York Stock Exchange listing standards. Among the other criteria applicable to all directors, which are set forth in the Governance Principles of the Board of Directors, are integrity and ethics, business acumen, sound judgment, and the ability to commit sufficient time and attention to the activities of the board of directors, as well as the absence of any conflicts with the company’s interests. The Governance Committee is responsible for reviewing and revising, as needed, criteria for the selection of directors. It also reviews and updates, from time to time, the board candidate profile used in the context of a director search, in light of the current and anticipated needs of the company and the experience and talent then represented on the board of directors. The Governance Committee reviews the qualifications of director candidates in light of the criteria approved by the board of directors and recommends candidates to the board for election by the stockholders at the Annual Stockholders Meeting.

The Governance Committee seeks to include individuals with a variety of occupational and personal backgrounds on the board of directors in order to obtain a range of viewpoints and perspectives and to enhance the diversity of the board of directors in such areas as experience and geography, as well as race, gender, ethnicity and age.

Among other things, the board of directors has determined that it is important that the board should include members with the following skills and experiences:

•	Financial acumen for evaluation of the company’s financial statements and capital structure.

•	Significant international experience and experience with emerging markets to help oversee the company’s global operations.

•	Technology acumen, coupled with in-depth understanding of the company’s business and markets, to provide counsel and oversight with regard to the company’s strategy.

•	Significant operating experience, providing the company with specific insight into developing, implementing and assessing the company’s operating plan and business strategy.

•	Human resources experience, including executive compensation experience to help the company attract, motivate and retain world-class talent.

•	Corporate governance experience at publicly traded companies to support the goals of greater transparency, accountability for management and the board, and protection of stockholder interests.

•	Understanding of customer communications and marketing channels to support the company’s customer focus and customer communications and marketing strategy.

The Governance Committee assesses the effectiveness of its criteria when evaluating and recommending new candidates.

Each director brings experience and skills that complement those of the other directors. The board of directors believes that all the directors nominated for election or continuing to serve are highly qualified, and have the attributes, skills and experience required for service on the board of directors. Additional information about each director is included with biographical information for each appearing below.

Nominees for Election

Prior to the 2010 Annual Meeting of Stockholders our board of directors was divided into three classes. Each class consisted, as nearly as possible, of one-third of the total number of directors, and each class had a three-year term ending in successive years. At the 2010 Annual Meeting of Stockholders, a proposal by our board of directors to amend the company’s Certificate and the company’s By-laws to phase out the classification of the board of directors, to provide instead for the annual election of directors, and to make such other conforming and technical changes to the Certificate and By-laws as may be necessary or appropriate was approved by the stockholders. The amended Certificate effecting such changes was filed with the Secretary of State of the State of Delaware on May 12, 2010. The amended Certificate provides for the annual election of directors beginning at the 2011 Annual Meeting of Stockholders. However, any director elected by the stockholders of the company to a three-year term prior to the 2011 Annual Meeting of Stockholders may complete the term to which he or she has been elected.

The board of directors presently has twelve members. There are four directors whose term of office expires in 2011. Each of the nominees for election at the 2011 Annual Meeting of Stockholders is currently a director of the company and was selected by the board of directors as a nominee in accordance with the recommendation of the Governance Committee. If elected at the 2011 Annual Meeting of Stockholders, each of the nominees would serve until the 2012 Annual Meeting of Stockholders and until his successor is elected and has qualified, or until such director’s death, resignation or removal.

Ms. Busquet, Ms. Fuchs, Messrs. Keyes, Shedlarz and Snow were elected in 2009 to three-year terms expiring at the 2012 annual meeting.

Ms. Alvarado, Messrs. Green, McFarlane and Menascé were elected last year to three-year terms expiring at the 2013 annual meeting. After Mr. McFarlane’s death in December 2010, the board of directors was reduced to twelve members.

For the 2011 annual meeting, the Governance Committee recommended to the board of directors, and the board approved, the nomination of Messrs. Adkins, Martin, Roth and Weissman to one-year terms expiring at the 2012 annual meeting.

Information about each nominee for director and each incumbent director, including the nominee’s or incumbent’s age, as of March 1, 2011, is set forth beginning on page 20 of this proxy statement. Unless otherwise indicated, each nominee or incumbent has held his or her present position for at least five years.

Should you choose not to vote for a nominee, you may list on the proxy the name of the nominee for whom you choose not to vote and mark your proxy under proposal 1 for all other nominees, or grant your proxy by telephone or the Internet as described on the proxy voting instruction card. Should any nominee become unable to accept nomination or election as a director (which is not now anticipated), the persons named in the enclosed proxy will vote for such substitute nominee as may be selected by the board of directors, unless the size of the board is reduced. At the annual meeting, proxies cannot be voted for more than the four director nominees.

Vote Required

In accordance with the company’s By-laws, in an uncontested election, a majority of the votes cast is required for the election of directors. This means that any nominee for director in this election who fails to receive a majority of votes cast in the affirmative must tender his or her resignation for consideration by the Governance Committee. The Governance Committee will recommend to the board of directors the action to be taken with respect to such offer of resignation. The board of directors will act on the Governance Committee’s recommendation and publicly disclose its decision within 90 days from the date of the certification of the election results.

The board of directors recommends that stockholders vote FOR the election of the following nominees:

NOMINEES FOR ELECTION TO TERMS EXPIRING AT THE 2012 ANNUAL MEETING

Rodney C. Adkins, 52, senior vice president, Systems and Technology Group, International Business Machines Corporation, a leading manufacturer of information technologies, since October, 2009. The Systems and Technology Group encompasses all aspects of IBM’s semiconductor, server, storage, system software and retail store solutions businesses. Formerly senior vice president, development & manufacturing, May 2007 – October 2009, and vice president of development, December 2003 – May 2007, IBM Systems and Technology Group. Director since 2007.

As a senior executive of a public technology company, Mr. Adkins brings to the board of directors a broad range of experience, including emerging technologies and services, global business operations, international and emerging markets, and product development.

Murray D. Martin, 63, chairman, president and chief executive officer of Pitney Bowes Inc. since January 2009; president and chief executive officer, May 2007 – December 2008; president and chief operating officer, October 2004 – May 2007. Director since 2007. (Also a director of The Brink’s Company.)

Mr. Martin has extensive experience in business operations, finance, international and emerging markets, emerging technologies and services, customer communications and marketing channels, human resources and executive compensation, regulatory and government affairs, and product development. With more than twenty years of management experience with Pitney Bowes, Mr. Martin possesses in-depth knowledge and understanding of the company’s business operations, technologies and customers.

Michael I. Roth, 65, chairman and chief executive officer, The Interpublic Group of Companies, Inc., a global marketing communications and marketing services company. Director since 1995. (Also a director of Gaylord Entertainment Company and The Interpublic Group of Companies, Inc.)

Mr. Roth has broad experience as the chief executive officer of a public company and as a member of other public company boards of directors, as well as previous experience as a certified public accountant and attorney. In addition to his experience as chief executive officer of the Interpublic Group of Companies, his experience includes service as the chief executive officer of The MONY Group Inc. prior to its acquisition by AXA Financial, Inc. He brings to the board of directors his deep financial expertise, and experience in business operations, capital markets, international markets, emerging technologies and services, marketing channels, corporate governance, and executive compensation.

Robert E. Weissman, 70, retired chairman, IMS Health Incorporated, a leading provider of information solutions to the pharmaceutical and healthcare industries. Director since 2001. (Also a director of Cognizant Technology Solutions Corporation, Information Services Group, Inc. and State Street Corporation.)

Mr. Weissman has broad experience as the former chief executive officer of several public companies, including IMS Health Incorporated, Cognizant Corp. and Dun & Bradstreet, as well as experience as a member of other public company boards of directors. He brings to the board of directors his financial expertise, extensive understanding of business operations, including international operations, capital markets, emerging technologies and services, corporate governance, and executive compensation.

INCUMBENT DIRECTORS WHOSE TERMS EXPIRE AT THE 2013 ANNUAL MEETING

Linda G. Alvarado, 59, president and chief executive officer of Alvarado Construction, Inc., a Denver-based commercial general contractor, construction management and development firm. Alvarado Construction has successfully developed and constructed numerous multi-million dollar commercial, government, transportation, office, communications, energy, retail, heavy engineering, utility, and technology projects throughout the United States and Latin America. Ms. Alvarado is also co-owner of the Colorado Rockies Major League Baseball Club and President of Palo Alto, Inc. which owns and operates YUM! Brands restaurants in multiple states. Director since 1992. (Also a director of 3M Company.) Formerly a director of Lennox International Inc., The Pepsi Bottling Group Inc. and Qwest Communications International Inc.

As a principal of several diverse businesses, Ms. Alvarado brings to the board of directors her significant operating experience, as well as an understanding of marketing, finance and human resources issues. Her experience as a member of other public company boards of directors contributes to her understanding of global public company issues, including those relating to international markets and government affairs.

Ernie Green, 72, president and chief executive officer of Ernie Green Industries, Inc., a manufacturer of automotive components, serving, among others, General Motors, Honda and Toyota. Director since 1997. (Also a director of Eaton Corporation. Formerly a director of Dayton Power & Light, Inc.)

As chief executive officer and founder of a privately held company, Mr. Green has a wide range of experience, including business operations, product development, human resources, finance, and global manufacturing and outsourcing. His experience as a member of other public company boards of directors contributes to his knowledge of public company matters, including corporate governance and public affairs.

Eduardo R. Menascé, 65, retired president, Enterprise Solutions Group, Verizon Communications Inc., a leading provider of wireline and wireless communications. Director since 2001. (Also a director of John Wiley & Sons, Inc., KeyCorp, Hill-Rom Holdings, Inc. and Hillenbrand, Inc.)

Mr. Menascé has broad experience as a former senior executive responsible for a significant international operation of a public company, as well as experience in senior leadership positions with a number of European and Latin American businesses, including business operations, finance and capital markets, international and emerging markets, technology, customer communications and marketing channels, and executive compensation. His experience on other public company boards and as a director of the New York chapter of the National Association of Corporate Directors contributes to his knowledge of public company matters.

INCUMBENT DIRECTORS WHOSE TERMS EXPIRE AT THE 2012 ANNUAL MEETING

Anne M. Busquet, 61, principal of AMB Advisors, LLC, an independent consulting firm; former chief executive officer, IAC Local & Media Services, a division of IAC/Interactive Corp., an Internet commerce conglomerate, 2004 – 2006. Director since 2007. (Also a director of Blyth, Inc.)

Ms. Busquet has experience as a senior public company executive, including as American Express Company Division President, leading global interactive services initiatives. As former chief executive officer of the Local and Media Services unit of InterActiveCorp, she has experience in electronic media, communications and marketing. In addition, Ms. Busquet brings to the board of directors her substantial operating experience, including in international markets, marketing channels, emerging technologies and services, and product development.

Anne Sutherland Fuchs, 63, group president, Growth Brands Division, Digital Ventures, a new division of J.C. Penney Company, Inc., since November, 2010. Formerly, a consultant to private equity firms. Chair of the Commission on Women’s Issues for New York City, since 2002. Director since 2005. (Also a director of Gartner, Inc.)

Ms. Fuchs has experience as a senior executive with operational responsibility within the media and marketing industries, as well as experience as global chief executive officer of a unit of LMVH Moet Hennessy Louis Vuitton. Her experience in the publishing industry includes senior level operational roles at Hearst, Conde Nast, Hachette and CBS. She possesses experience in product development, marketing and branding, international operations, as well as in human resources and executive compensation. Her experience in managing a number of well-known magazines contributes to her knowledge and understanding of businesses closely tied to the mailing industry. Her work for the City of New York has further informed her understanding of government operations and government partnerships with the private sector.

James H. Keyes, 70, retired chairman, Johnson Controls, Inc., a supplier of automotive systems and facility management and control. Director since 1998. (Also a director of Navistar International Corporation and a trustee of Fidelity Funds. Formerly a director of LSI Logic Corporation.)

Mr. Keyes has broad experience as former chief executive officer of a public company, experience as a certified public accountant, and experience as a member of other public company boards of directors. He brings to the board of directors his substantial operating experience, financial expertise, experience in capital markets, international markets, corporate governance, and human resources and executive compensation.

David L. Shedlarz, 62, retired vice chairman of Pfizer Inc., a pharmaceutical, consumer and animal products health company. Formerly vice chairman, 2005 – 2007; executive vice president and chief financial officer, 1999 – 2005, Pfizer Inc. Director since 2001. (Also a director of Teachers Insurance and Annuity Association and The Hershey Company.)

Mr. Shedlarz has broad experience as a former senior executive of a public company, experience as a former chief financial officer and as a member of other public company boards of directors. He possesses financial expertise, knowledge of business operations and capital markets, international markets, emerging technologies and services, customer communications and marketing channels, human resources and executive compensation, regulatory and government affairs, product development, and corporate governance.

David B. Snow, Jr., 56, chairman and chief executive officer of Medco Health Solutions, Inc., a leading pharmacy benefit manager. Director since 2006. (Also a director of Medco Health Solutions, Inc.)

In addition to his experience as the chief executive officer of a public company, Mr. Snow has a strong background in operations, having served in senior leadership positions at several companies including WellChoice and Oxford Health Plans. Mr. Snow also brings to the board of directors a broad range of experience, including finance and capital markets, emerging technologies, customer communications and marketing channels, human resources and executive compensation, regulatory and government affairs, corporate governance, and product development.

Report of the Audit Committee

The Audit Committee functions pursuant to a charter that is reviewed annually and was last amended in February 2010. The committee represents and assists the board of directors in overseeing the financial reporting process and the integrity of the company’s financial statements. The committee is responsible for retaining the independent accountants and pre-approving the services they will perform, and for reviewing the performance of the independent accountants and the company’s internal audit function. The board of directors, in its business judgment, has determined that all five of the members of the committee are “independent,” as required by applicable listing standards of the New York Stock Exchange.

In the performance of its responsibilities, the committee has reviewed and discussed the audited financial statements with management and the independent accountants. The committee has also discussed with the independent accountants the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board. Finally, the committee has received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountants their independence.

Based upon the review of information received and discussions as described in this report, the committee recommended to the board of directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission on February 28, 2011.

By the Audit Committee of the board of directors,

David L. Shedlarz, Chair
Anne M. Busquet
James H. Keyes
Michael I. Roth
Robert E. Weissman

Proposal 2: Ratification of the Audit Committee’s Appointment of the Independent Accountants for 2011

The Audit Committee has appointed Pricewaterhouse-Coopers LLP (“PricewaterhouseCoopers”) as the independent accountants for Pitney Bowes for 2011. Although not required by law, as a matter of good corporate governance this matter is being submitted to the stockholders for ratification. If this proposal is not ratified at the annual meeting by the affirmative vote of a majority of the votes cast, the Audit Committee intends to reconsider its appointment of PricewaterhouseCoopers as its independent accountants. PricewaterhouseCoopers has no direct or indirect financial interest in Pitney Bowes or any of its subsidiaries. A representative from PricewaterhouseCoopers will attend the annual meeting and will be available to respond to appropriate questions and will have the opportunity to make a statement if he or she desires to do so.

Principal Accountant Fees and Services

Aggregate fees billed for professional services rendered for the company by PricewaterhouseCoopers for the years ended December 31, 2010 and 2009, were (in millions):

	2010	2009
Audit	$7.3	$7.5
Audit-Related	0.5	1.4
Tax	0.9	0.8
All Other	—	—

Total	$8.7	$9.7

The Audit fees for the years ended December 31, 2010 and 2009 were for services rendered for the audits of the consolidated financial statements and internal control over financial reporting of the company and selected subsidiaries, statutory audits, issuance of comfort letters, consents, income tax provision procedures, and assistance with review of documents filed with the Securities and Exchange Commission.

The Audit-Related fees for the years ended December 31, 2010 and 2009 were for assurance and related services related to employee benefit plan audits, due diligence related to mergers and acquisitions, and consultations concerning financial accounting and reporting standards.

The Tax fees for the years ended December 31, 2010 and 2009 were for services related to tax compliance, including the preparation and/or review of tax returns and claims for refunds.

The Audit Committee has adopted policies and procedures to pre-approve all services to be performed by PricewaterhouseCoopers. Specifically the committee’s policy is to pre-approve the use of PricewaterhouseCoopers for audit services as well as detailed, specific types of services within the following categories of audit-related and non-audit services: merger and acquisition due diligence and audit services; employee benefit plan audits; tax services; and procedures required to meet certain regulatory requirements. The committee will not approve any service prohibited by regulation and does not anticipate approving any service in addition to the categories described above. In each case, the committee’s policy is to pre-approve a specific annual budget by category for such audit, audit-related and tax services which the company anticipates obtaining from PricewaterhouseCoopers, and has required management to report the actual fees (versus budgeted fees) to the committee on a periodic basis throughout the year. In addition, any new, unbudgeted engagement for audit services or within one of the other pre-approved categories described above must be pre-approved by the committee or its chair. In 2010, all services provided by PricewaterhouseCoopers were pre-approved and no accounting services were approved through a waiver of the pre-approval requirements.

Vote Required

Ratification of the appointment of Pitney Bowes’ independent accountants requires the affirmative vote of a majority of votes cast.

The board of directors recommends that stockholders vote FOR the ratification of PricewaterhouseCoopers LLP as the company’s independent accountants for 2011.

Proposal 3: Amendments to the Restated Certificate of Incorporation and Amended and Restated By-laws to Remove Supermajority Vote Requirements for the Following Actions:

Proposal 3(a): Removing any director from office

Proposal 3(b): Certain business combinations

Proposal 3(c): Amending certain provisions of the Certificate

Proposal 3(d): Amending certain provisions of the By-laws

On February 14, 2011, the board of directors voted to approve, and to recommend to our stockholders that they approve, amendments to the company’s Certificate and the company’s By-laws to remove the supermajority voting requirements described below and replace them with majority vote requirements.

Subject to certain exceptions, currently the Certificate and the By-laws require the affirmative vote of the holders of at least 80% of the voting power of all shares of the company entitled to vote generally in the election of directors, voting together as a single class (the “Supermajority Requirement”), for the following corporate actions:

(a)	removing any director from office;

(b)	certain business combinations;

(c)	altering, amending, adopting any provision inconsistent with or repealing certain provisions in the Certificate described below; and

(d)	altering, amending, adopting any provision inconsistent with or repealing certain provisions in the By-laws described below.

Supermajority vote requirements are intended to provide protection against self-interested action by large stockholders and to encourage a person seeking control of a company to negotiate with its board of directors to reach terms that are fair and provide the best results for all stockholders. However, as corporate governance standards have evolved, some investors and commentators now view these provisions as limiting a board’s accountability to stockholders and the ability of stockholders to effectively participate in corporate governance. At the 2010 Annual Meeting of Stockholders, holders of our voting stock approved a stockholder proposal requesting the company take the steps necessary to remove the supermajority vote requirements in the Certificate and the By-laws.

The board of directors considered the arguments in favor of and against removing the Supermajority Requirements from the Certificate and the By-laws, including the views of stockholders who approved the stockholder proposal last year, and determined that it is in the best interests of the company and its stockholders to remove the Supermajority Requirements pursuant to the amendments to the Certificate and the By-laws presented in the following proposals. The voting requirements in the Certificate exclusively related to the company’s preferred stock or preference stock would not be amended.

Proposal 3(a): Removing any director from office

Stockholders are requested in this Proposal 3(a) to approve the amendment of Article Seventh, Section (d) of the Certificate and Article II, Section 5 of the By-laws to remove the Supermajority Requirement for removing any director from office and replace it with the requirement of the affirmative vote of the holders of at least a majority of the voting power of all shares of the company entitled to vote generally in the election of directors, voting together as a single class.

Proposal 3(b): Certain business combinations

Stockholders are requested in this Proposal 3(b) to approve the amendment of Article Tenth, Section 1(A) of the Certificate to remove the Supermajority Requirement for certain business combinations and replace it with the requirement of the affirmative vote of the holders of at least a majority of the voting power of all shares of the company entitled to vote generally in the election of directors, voting together as a single class. The amended voting requirement would continue to be required in addition to any affirmative vote required by law or the Certificate.

Proposal 3(c): Amending certain provisions of the Certificate

Stockholders are requested in this Proposal 3(c) to approve the amendment of Article Seventh, Section (e), Article Eighth, Article Ninth and Article Tenth, Section 6 of the Certificate to remove the Supermajority Requirements for altering, amending, adopting any provision inconsistent with or repealing certain provisions in the Certificate related to:

•	stockholder action by written consent and the calling of special meetings of stockholders;

•	fixing the number of directors and the frequency of electing directors;

•	stockholder nomination of director candidates;

•	filling newly created directorships and vacancies;

•	removing any director from office, with or without cause;

•	altering, amending, adopting any provision inconsistent with or repealing the By-laws; or

•	the vote required for certain business combinations.

The proposed amendment would replace the Supermajority Requirements for the forgoing actions with the requirement of the affirmative vote of the holders of at least a majority of the voting power of all shares of the company entitled to vote generally in the election of directors, voting together as a single class.

Proposal 3(d): Amending certain provisions of the By-laws

Stockholders are requested in this Proposal 3(d) to approve the amendment of Article Ninth of the Certificate to remove the Supermajority Requirements for altering, amending, adopting any provision inconsistent with or repealing certain provisions in the By-laws related to:

•	quorum and voting requirements at stockholder meetings, stockholder action by written consent and the calling of special meetings of stockholders;

•	fixing the number of directors and the frequency of electing directors;

•	stockholder nomination of director candidates;

•	filling newly created directorships and vacancies; or

•	removing any director from office, with or without cause.

The proposed amendment would replace the Supermajority Requirements for the forgoing actions with the requirement of the affirmative vote of the holders of at least a majority of the voting power of all shares of the company entitled to vote generally in the election of directors, voting together as a single class. The proposed amendment would also clarify that the stockholder voting requirement does not apply to the amendment of these provisions of the By-laws by the board of directors.

The descriptions set forth above are summaries of the proposed changes to the Certificate and By-laws. Annex A to these proxy materials shows the changes to the relevant sections of the Certificate and the By-laws proposed by each of the forgoing proposals, in each case with deletions indicated by strike-outs and additions indicated by double underlining. If any of the foregoing proposals are approved by the stockholders, the company will amend its Certificate and By-laws to reflect the amendments that are approved.

Vote Required

As required by the Certificate, each proposal to amend the Certificate and/or By-laws discussed above will be approved if at least 80% of the voting power of all of the shares entitled to vote generally in the election of directors, voting together as a single class, is voted in favor of such proposal.

The board of directors recommends that stockholders vote FOR each of the proposals to amend the Certificate and By-laws to remove the supermajority vote requirements described above and replace them with majority vote requirements.

Proposal 4: Advisory Vote on Executive Compensation

We are asking stockholders to approve an advisory resolution on the company’s executive compensation as reported in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal and required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or Dodd-Frank Act, provides our stockholders with the opportunity to express their views, on an advisory (non-binding) basis, on our executive compensation for our named executive officers for fiscal year 2010 as described in “Compensation Discussion and Analysis” or “CD&A” beginning on page 31 of this proxy statement, as well as the Summary Compensation Table and other related compensation tables and narratives, on pages 45 through 66 of this proxy statement.

The Committee and the board of directors believe that the compensation program described in the CD&A is an effective incentive for the achievement of positive results, appropriately aligning pay and performance and enabling the company to attract and retain talented executives.

As discussed in the CD&A, the Committee has structured our executive compensation program based on the following five central principles:

(1)	Compensation should be tied to performance and long-term stockholder return;

(2)	Compensation should reflect leadership position and responsibility, and performance-based compensation should be a greater part of total compensation for more senior positions;

(3)	Incentive compensation should reward both short-term and long-term performance;

(4)	Compensation levels should be sufficiently competitive to attract and retain talent; and

(5)	Executives should own meaningful amounts of Pitney Bowes stock to align their interests with Pitney Bowes stockholders.

Our executive compensation programs have a number of features designed to promote these objectives:

•

Compensation Tied to Enterprise Performance and Stockholder Return. We link executive compensation to the performance of the company as a whole. It is our belief that executives with higher levels of responsibility and a greater ability to influence enterprise results should have a greater percentage of variable total compensation.

•	Compensation Recovery Policies. We have a recoupment policy that allows us to “clawback” equity or cash awards.

•

Change of Control Arrangements. Our change of control severance payments and vesting of equity awards occur only on a “double trigger” basis, except for unvested equity awards granted under our superseded 2002 Stock Plan. For severance payments to be made and for equity awards to vest, a change of control must occur and an executive officer’s employment must be terminated in qualifying circumstances within two years following the change of control.

•	Stock Ownership Guidelines. We maintain stock ownership guidelines for our executive officers, to further align their interests with those of our stockholders.

•	Compensation Consultant. The Committee’s compensation consultant is FWC. FWC provides no services to the company, but serves solely as the consultant to the Committee.

•

Accessible Leadership. To encourage and facilitate dialogue between our shareholders and the board of directors about our practices and policies, including those relating to executive compensation policies and practices, we have established direct lines of communications for our stockholders to the board of directors.

We urge stockholders to read the CD&A beginning on page 31 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narratives on pages 45 through 66, which provide detailed information on the compensation of our named executive officers.

Since the third quarter of 2009, management has been focusing on an initiative called Strategic Transformation, the goal of which is to improve operating efficiencies, the way we go to market and how we interact with customers while also reducing our cost structure to make it more flexible. This initiative allowed us to take many steps over the past year to become more agile, efficient and responsive to the changing needs of our customers. While revenues were down 3% for fiscal year 2010 compared to the previous year, management continued to position the company for profitable growth even as it dealt with a second straight year of challenging global economic and business conditions, especially for mail intensive enterprises. During the same period our Strategic Transformation initiative exceeded its goals and we solidified our growth strategies, completing the work of identifying what management believes to be our most attractive market opportunities. We also continued to invest in new products and solutions which enhance customer communications allowing our customers to grow their business.

Other significant accomplishments relating to fiscal year 2010 include:

•	Achieved benefits of $120 million net of system and related investments from the Strategic Transformation program; substantially in excess of our initial guidance to the market;

•	Improved working capital and reduced capital expenditures to achieve $962 million in free cash flow (and $952 million in adjusted free cash flow);

•	Announced 29th consecutive year our board of directors approved an increase in quarterly dividends;

•	Introduced, in January 2011, Volly™, our new secure digital mail delivery system, made possible by previous investments in new business; and

•	Increased year-over-year equipment sales in the second half of the year, in part due to the launch of the new, web-based Connect+ mailing system.

We urge stockholders to read our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission on February 28, 2011, which describes our business and 2010 financial results in more detail.

In accordance with recently adopted Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to indicate their support for our named executive officer compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation for our named executive officers. Accordingly, we are asking our stockholders to vote on the following advisory resolution at the 2011 Annual Meeting:

RESOLVED, that the stockholders of Pitney Bowes Inc. approve, on an advisory basis, the compensation of the company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in this proxy statement for the company’s 2011 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the board of directors. Although non-binding, our board of directors and the Committee will carefully review and consider the voting results when making future decisions regarding our executive compensation program.

Vote Required

The vote on executive compensation is an advisory vote and the results will not be binding on the board of directors or the company. The affirmative vote of the majority of the votes cast will constitute the stockholders’ non-binding approval with respect to our executive compensation programs.

The board of directors recommends that stockholders vote FOR the approval of the advisory resolution on executive compensation.

Proposal 5: Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

In addition to the advisory vote on executive compensation in Proposal 4 above, the Dodd-Frank Act also enables our stockholders to express their preference for having a “say-on-pay” vote every one, two or three years, or to abstain. This advisory (non-binding) “frequency” vote is required once every six years beginning with the 2011 annual meeting.

After careful consideration, the board of directors has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for the company at this time, and recommends that stockholders vote for future advisory votes on executive compensation to occur every year.

While our executive compensation programs are designed to promote a long-term connection between pay and performance, the board of directors recognizes that executive compensation disclosures are made annually. Given that the “say-on-pay” advisory vote provisions are new, holding an annual advisory vote on executive compensation provides the board of directors with more direct and immediate feedback on our compensation. However, stockholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders.

We understand that our stockholders may have different views as to what is an appropriate frequency for advisory votes on executive compensation, and we will carefully review the voting results on this proposal. Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years, or abstain. (Stockholders are not voting to approve or disapprove the board of directors’ recommendation.)

This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the board of directors. Notwithstanding the recommendation of the board of directors and the outcome of the stockholder vote, the board of directors may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

Vote Required

The vote on the frequency of future advisory votes on executive compensation is an advisory vote and the results will not be binding on the board of directors or the company. The affirmative vote of the majority of votes cast will constitute the stockholders’ non-binding approval with respect to the frequency of future advisory votes on executive compensation.

Our board of directors recommends that you vote to conduct future advisory votes on executive compensation EVERY YEAR.

Proposal 6: Approval of the Material Terms of the Performance Goals Pursuant to Internal Revenue Code Section 162(m) for the following Incentive Plans:

Proposal 6(a) Pitney Bowes Inc. Key Employees Incentive Plan

Proposal 6(b) Pitney Bowes Inc. 2007 Stock Plan

The Pitney Bowes Inc. awards under its incentive plans are intended to be granted in a way designed to retain or attract, and to provide additional incentive to eligible employees in order to align their efforts with the company and its stockholders, including through the ownership of shares of the company.

The Pitney Bowes Inc. Key Employees Incentive Plan (the “KEIP”) is designed to provide additional cash incentives for key employees of the company through awards related to the achievement of certain performance criteria. The awards are short-term incentives (in the form of annual cash incentives), long- term cash based incentives (e.g., Cash Incentive Units (“CIUs”)), and such other cash incentives as the company deems reasonable and appropriate (e.g., retention awards).

The Pitney Bowes Inc. 2007 Stock Plan (the “Stock Plan”) is designed to align the interest of employees with those of the stockholders through the ownership of stock in the company and to attract, motivate and retain experienced and highly qualified employees who will contribute to the company’s success.

Awards of options and stock appreciation rights granted under the Stock Plan are intended to qualify for the performance-based compensation exception under Section 162(m) of the Internal Revenue Code (the “Code”) pursuant to their respective expected terms. In addition, awards granted under the KEIP and awards of restricted stock, stock units or other stock awards granted under the Stock Plan (“Equity Awards”) may qualify under Section 162(m) of the Code if they are granted with appropriate performance conditions. In order to continue to allow awards granted under the KEIP and the Equity Awards granted under the Stock Plan to qualify as tax-deductible performance-based compensation under Section 162(m) of the Code, the company is asking stockholders to approve the material terms of the performance goals under both the KEIP and the Stock Plan. Stockholders are not being asked to approve any amendment to the KEIP or the Stock Plan or to approve the KEIP or the Stock Plan themselves.

In general, Section 162(m) of the Code places a limit on the deductibility for federal income tax purposes of the compensation paid to a company’s Chief Executive Officer or any of its three other most highly compensated executive officers (other than its Chief Financial Officer). Under Section 162(m) of the Code compensation paid to such persons in excess of $1 million in a taxable year is not generally deductible. However, compensation that qualifies as “performance-based” under Section 162(m) of the Code does not count against the $1 million limitation. One of the requirements of “performance-based” compensation for purposes of Section 162(m) of the Code is that the material terms of the performance goal under which compensation may be paid be disclosed to and approved by the company’s stockholders. For purposes of Section 162(m) of the Code the material terms include (a) the employees eligible to receive compensation, (b) a description of the business criteria on which the performance goal is based and (c) the maximum amount of compensation that can be paid to an employee under the performance goal. Each of these aspects of the Stock Plan and the KEIP is discussed below, and stockholder approval of this Proposal will be deemed to constitute approval of each of these aspects of the Stock Plan and the KEIP for purposes of the approval requirements of Section 162(m) of the Code.

Stockholder approval of the performance goals under the KEIP or for the Equity Awards under the Stock Plan is only one of several requirements under Section 162(m) of the Code that must be satisfied for amounts realized under the KEIP or for the Equity Awards of the Stock Plan in order to qualify for the “performance-based” compensation exemption under Section 162(m) of the Code. Submission of the material terms of the performance goals for the KEIP or for the Equity Awards under the Stock Plan for stockholder approval should not be viewed as a guarantee that the company can deduct all compensation under the KEIP or under the Equity Awards of the Stock Plan. Nothing in this proposal precludes the company, the Committee or the board of directors, as applicable, from making any payment or granting awards under either the KEIP or the Stock Plan that do not qualify for tax deductibility under Section 162(m) of the Code.

Performance Goals. Performance goals under both the KEIP and the Stock Plan are one or more objective performance goals established by the Committee at the time the grant is made, relating to the attainment of targets for one or any combination of the following criteria with respect to the company, any of its subsidiaries, divisions, departments or units or any combination thereof:

revenues	return on investment

gross profit	return on operating assets

earnings before interest and taxes (EBIT)	economic value added

earnings before interest, taxes, depreciation and amortization (EBITDA)	organic revenue growth

income from continuing operations	total stockholder return

operating income	return on stockholder equity

operating profit	growth of book or market value of capital stock

net income	free cash flow

total earnings	adjusted free cash flow

stock price	achievement of cost control

earnings per share	adjusted earnings per share

Performance goals are set by the Committee within the time period prescribed by Section 162(m) of the Code.

The board of directors believes that it is in the best interests of the company and its stockholders to enable the company to implement compensation arrangements that qualify as fully tax deductible performance-based compensation in the KEIP and in the Stock Plan. The board of directors is therefore asking stockholders to approve, for purposes of Section 162(m) of the Code, the material terms of the performance goals in both the KEIP and the Stock Plan set forth herein.

Proposal 6(a) Pitney Bowes Inc. Key Employees Incentive Plan

Eligible Employees. Key employees of the company, generally meaning management and executive-level employees, are eligible for grants under the KEIP. The KEIP provides flexibility in creating incentive packages for specific individuals as well as various groups of key employees. The Committee determines who is a key employee. There are currently 8 employees of the company potentially subject to the performance requirements under 162(m) of the Code.

Maximum Compensation. With respect to employees subject to the performance requirements under 162(m) of the Code, no payment will be made for an award granted under the KEIP until the Committee certifies that the applicable performance goals have been attained. Amounts paid on awards granted to “covered employees” during any fiscal year of the company will not exceed $4,000,000 for annual cash awards and $8,000,000 for long-term cash awards, including CIUs.

Description of Principal features of the KEIP

The KEIP is a cash incentive compensation plan administered by the Committee which has discretion to determine the type, terms and conditions and recipients of awards granted under the KEIP. Awards granted to participants in the KEIP may be in the form of annual incentives, CIUs or any other form of award permitted under the KEIP, and will be made subject to the achievement of one or more pre-determined performance goals.

Annual incentives are annual cash payments of specified percentages of base salary, which are paid based upon the achievement of pre-determined corporate, unit and/or individual performance objectives. CIUs represent a right to receive cash, contingent upon the extent to which specified performance criteria are achieved during the related three-year period.

The KEIP does not have a stated term but may be terminated by the board of directors at any time. The board of directors may amend the KEIP to conform to any change in applicable law or for any other reason.

A summary description of the other terms of the KEIP can be found on page 22 of our 2006 proxy statement filed with the SEC on March 23, 2006, and such summary description is incorporated herein by reference.

Awards under the KEIP

Please refer to the Summary Compensation Table on pages 46 and 47 of this proxy statement for the amounts paid under the KEIP for the past three fiscal years to the named executive officers. For fiscal year 2010, all executive officers as a group were paid $8,590,536 under the KEIP. Because payments in the KEIP for fiscal 2011 will be determined by comparing actual performance to the performance targets set by the Committee, it is not possible to state the amounts that will be paid under the KEIP in fiscal 2011.

Proposal 6(b) Pitney Bowes Inc. 2007 Stock Plan

Eligible Employees. All employees of the company are eligible to receive awards under the Stock Plan, but awards are generally limited to management and executive-level employees. There are currently 8 employees of the company potentially subject to the performance requirements under Section 162(m) of the Code.

Maximum Compensation. Of the maximum number of shares available for issuance under the Stock Plan, no more than 7,500,000 shares may be issued pursuant to grants other than options or SARs in the aggregate during the term of the plan. A participant may receive multiple awards under the Stock Plan. A maximum of 600,000 shares that are the subject of awards may be granted under the Stock Plan to an individual during any calendar year.

Description of Principal features of the Stock Plan

The Stock Plan is an “omnibus” stock plan that provides for a variety of equity award vehicles to maintain flexibility. The Stock Plan permits the grant of stock options, stock appreciation rights or SARs, restricted stock awards, restricted stock units, stock awards and other stock-based awards.

Participants at the vice president level and above are generally granted a combination of stock options and restricted stock units or RSUs and participants at the manager and director levels are generally granted RSUs. In unique circumstances where needed for attracting, retaining and motivating executive talent, restricted stock may be awarded.

All of the full-time employees of the company and its affiliates are eligible to participate in the Stock Plan. From time to time, the Committee will determine who will be granted awards, the number of shares subject to such grants and all other terms of awards.

The Stock Plan has a term of seven years expiring on December 31, 2014, unless terminated earlier by the board of directors. The board of directors may at any time and from time to time and in any respect amend or modify the Stock Plan.

A summary description of the other terms of the Stock Plan can be found on pages 24 through 29 of our 2007 proxy statement filed with the SEC in April 3, 2007, and such summary description is incorporated herein by reference.

Awards under the Stock Plan

Please refer to the Summary Compensation Table on pages 46 and 47 of this proxy statement for the amounts paid under the Stock Plan for the past three fiscal years to the named executive officers. For fiscal year 2010, all executive officers as a group were granted $5,686,040 in stock options and RSUs under the Stock Plan.

Vote Required

Approval of the material terms of the performance goals in each of the KEIP and the Stock Plan pursuant to Section 162(m) of the Code requires the affirmative vote of a majority of votes cast.

A requirement of Section 162(m) of the Code is that the plan’s performance goals be approved at least once every five years to maintain tax deductibility of awards made under the KEIP and the Stock Plan. The Stock Plan was last approved at our 2007 Annual Meeting of Stockholders. This means that in our view, if Proposal 6(b) is not approved with respect to the Stock Plan, we must get an approval from stockholders no later than the 2012 Annual Meeting of Stockholders or risk losing the tax advantages of Section 162(m) of the Code with respect to the Stock Plan. An affirmative vote of the majority of the votes cast for Proposal 6(b) is expected to extend compliance with Section 162(m) of the Code until May 2016.

The board of directors recommends that stockholders vote FOR each of Proposal 6(a) and 6(b).

Report of the Executive Compensation Committee

The Executive Compensation Committee of the board of directors 1) has reviewed and discussed with management the section included below in this proxy statement entitled “Compensation Discussion and Analysis” and 2) based on the review and discussions referred to in item 1) above, the Committee has recommended to the board of directors that the

CD&A be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2010 and this proxy statement.

By the Executive Compensation Committee of the board of directors,

James H. Keyes, Chair
Anne Sutherland Fuchs
Eduardo R. Menascé
David B. Snow, Jr.
Robert E. Weissman

Compensation Discussion and Analysis

The following discussion and analysis contains statements regarding company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Investors should not apply these statements to other contexts.

Executive Summary

Overview

This CD&A, describes the material components of our executive compensation program for our named executive officers. The named executive officers for 2010 are:

•	Mr. Murray D. Martin, Chairman, President and Chief Executive Officer

•	Mr. Michael Monahan, Executive Vice President and Chief Financial Officer

•	Ms. Leslie Abi-Karam, Executive Vice President and President, Mailing Solutions Management

•	Mr. Patrick Keddy, Executive Vice President and President, Mailstream International

•	Ms. Vicki A. O’Meara, Executive Vice President and President, Pitney Bowes Management Services & Government and Postal Affairs

Our key compensation goals are to attract, retain and motivate high performing executives with a commitment to the long-term success of our business. Our compensation package design also builds executive capability for the future.

Our compensation program is based on five central principles:

1.	Compensation should be tied to performance and long-term stockholder return, and performance-based compensation should be a greater part of total compensation for more senior positions;

2.	Compensation should reflect leadership position and responsibility;

3.	Incentive compensation should reward both short-term and long-term performance;

4.	Compensation levels should be sufficiently competitive to attract and retain talent; and

5.	Executives should own meaningful amounts of Pitney Bowes stock to align their interests with Pitney Bowes stockholders.

Business Results Highlights

Since the third quarter of 2009, management has been focusing on an initiative called Strategic Transformation, the goal of which is to improve operating efficiencies, the way we go to market and how we interact with customers while also reducing our cost structure to make it more flexible. This initiative allowed us to take many steps over the past year to become more agile, efficient and responsive to the changing needs of our customers. While revenue was down 3% for fiscal year 2010 compared to the previous year, management continued to position the company for profitable growth even as it dealt with a second straight year of challenging global economic and business conditions, especially for mail intensive enterprises. During the same period our Strategic Transformation initiative exceeded its goals and we solidified our growth strategies, completing the work of identifying what management believes to be our most attractive market opportunities. We also continued to invest in new products and solutions which enhance customer communications allowing our customers to grow their business.

Other significant accomplishments relating to fiscal year 2010 include:

•	Achieved benefits of $120 million net of system and related investments from the Strategic Transformation program; substantially in excess of our initial guidance to the market;

•	Improved working capital and reduced capital expenditures to achieve $962 million in free cash flow (and $952 million in adjusted free cash flow);

•	Announced 29th consecutive year our board of directors approved an increase in quarterly dividends;

•	Introduced, in January 2011, Volly™, our new secure digital mail delivery system, made possible by previous investments in new business; and

•	Increased year-over-year equipment sales in the second half of 2010, in part due to the launch of the new, web-based Connect+ mailing system.

We urge stockholders to read our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission on February 28, 2011, which describes our business and 2010 financial results in more detail.

Highlights of Executive Compensation Program

The Committee reviews our executive compensation program on an ongoing basis. Highlights of our program include:

•

Compensation Tied to Enterprise Performance and Stockholder Return. We link executive compensation to the performance of the company as a whole. We believe executives with higher levels of responsibility and a greater ability to influence enterprise results should have a greater percentage of variable total compensation.

•

Compensation Recovery Policies. We have a recoupment policy that allows us to “clawback” equity or cash awards. For additional information, please see the “Clawback Policy” on pages 41 and 42 of this proxy statement.

•

Change of Control Arrangements. Our change of control severance payments and vesting of equity awards occur only on a “double trigger” basis, except for unvested equity awards granted under our superseded 2002 Stock Plan. Before severance is paid and equity awards vest, a change of control must occur and an executive officer’s employment must be terminated in qualifying circumstances within two years following the change of control. For additional information, please see “Change of Control Arrangements” on page 43 of this proxy statement.

•

Stock Ownership Guidelines. Stock ownership guidelines apply to our executive officers, to further align their interests with those of our stockholders. For additional information, please see “Executive Stock Ownership Policy” on pages 42 and 43 of this proxy statement.

•

Compensation Consultant. The Committee’s compensation consultant is FWC and they only provide services for the Committee. The Committee consults with FWC on all significant compensation decisions. For additional information, please see “Role of the Committee and its Compensation Consultant in Determining Executive Compensation” on page 40 of this proxy statement.

•

Accessible Leadership. To encourage and facilitate dialogue between our shareholders and the board of directors about our practices and policies, including those relating to executive compensation policies and practices, we have established direct lines of communications for our stockholders to the board of directors. For additional information, please see “Board of Directors — Communications with the Board” on page 9 of this proxy statement.

The chart below illustrates the 2010 target compensation mix for the CEO and the average of the 2010 target compensation mix for the other named executive officers.

Compensation Decisions

The material elements and objectives of our executive compensation program did not change from fiscal year 2009 to fiscal year 2010. Our executive compensation program continues to be based on performance measures directly related to our financial goals and to external market performance of the company’s stock price, without encouraging unnecessary or excessive risks. The Committee strives to maintain a balanced compensation program that effectively motivates and retains our executives. The compensation decisions over the past year generally reflected the financial and operational results and objectives for the fiscal year:

•	Due to the global economic and market conditions, the Committee adopted management’s recommendation to suspend merit increases for executives, including named executive officers, in 2009 and 2010.

•	In 2011, merit increases to base salaries resumed for the broad-based employee population and the named executive officers.

•

In addition to annual and long-term incentive opportunities generally consistent with prior years, the Committee approved additional cash performance awards granted under the KEIP to Mr. Monahan, Ms. Abi-Karam, and Ms. O’Meara. In designing these awards, the Committee balanced performance- based requirements with retention and succession planning goals. For additional information, please see “Performance-Based Retention Awards” on page 38 of this proxy statement.

•

The Committee reviewed the design and implementation of the KEIP and our 2007 Stock Plan and determined that the plans do not create risks that are reasonably likely to have a material adverse effect on the company.

•	Effective in 2010, the Committee permitted executive officers to participate in the Employee Stock Purchase Program.

•

In February 2011, the board of directors granted a performance cash award under the KEIP to Mr. Martin of $2.0 million designed to encourage enterprise-wide business results and to assist the board of directors in the completion of a successful succession plan. For additional information, please see “Performance Award” on page 38 of this proxy statement

Conclusion

The Committee believes that the executive compensation program design and implementation satisfies the program objectives and demonstrates the company’s commitment to, and execution of, an effective pay-for-performance compensation program.

Components of Compensation

Overview of Compensation Components

The independent members of the board of directors are responsible for determining the CEO’s compensation, including recommending to the board of directors each specific element of the CEO’s compensation for the CEO and determining the compensation for the other named executive officers. For each named executive officer, the Committee targets total direct compensation levels that strive to ensure that the sum of the base salary, target annual incentive and target long-term incentive is at the median of the data using the Towers Watson’s published executive compensation reports (the “Towers Watson Compensation Report”) (as described in more detail under “Benchmarking” on page 41 of this proxy statement) for each position. In 2010, for named executive officers that sum is on average 107% of the median in the Towers Watson Compensation Report.

We believe that executives should have a greater percentage of variable total compensation than mid-level employees to help ensure that the interests of senior executives are aligned with stockholders. Annual and long-term incentives are designed to reward executives predominately for the achievement of enterprise-wide financial and strategic objectives. However, individual pay-out and grant levels are also influenced by the factors listed below, for which no specific goals or weightings are assigned:

•	potential impact the individual may make on the company now and in the future;

•	internal pay equity;

•	level of experience and skill;

•	individual performance compared with annually established financial, strategic, unit or individual objectives;

•	market competitive salary rates for similar positions; and

•	need to attract and retain executive talent during this period of Strategic Transformation.

Compensation for our named executive officers located in the United States consists of the elements identified in the following table:

ELEMENT	DESIGN & OBJECTIVES		KEY HIGHLIGHTS

Base Salary	•	Fixed compensation for performing the daily job duties in amounts that are competitive in the markets in which we operate	•	Within plus or minus 10% of the median of competitive data using the Towers Watson Compensation Report (as described in more detail under “Benchmarking” on page 41 of this proxy statement)

Annual Incentive	•	Variable compensation to reward executives for achieving certain short-term financial and strategic goals that are established at the beginning of each year	•	Annual incentives are granted under the KEIP and paid in cash, subject to the company achieving pre-determined objectives established in the first quarter of each year
	•	The maximum annual incentive a named executive officer could receive under the KEIP is $4,000,000	•	Subject to a “clawback” (as described in more detail under “Clawback Policy” on pages 41 and 42 of this proxy statement)

Long-Term Incentives

•  Variable compensation to link
 executives to long-term company
 performance and to external
 market performance of our stock
 price

•  The long-term incentives mix is
 comprised of three award types:

 •  50% cash incentive units or
 “CIUs”

 •  25% performance-based
 restricted stock units or “RSUs”

 •  25% stock options

•  The maximum long-term incentive
 pay-out a named executive officer
 could receive under the KEIP is
 $8,000,000

•  The maximum amount of shares,
 including stock options and
 performance-based RSUs, that
 may be awarded to any individual
 in any plan year under the 2007
 Stock Plan is 600,000

•  CIUs are granted under the KEIP
 and paid in cash, subject to
 achievement of pre-determined
 financial objectives. The resulting
 unit value is modified by up to
 +/– 25% based on the company’s
 Total Stockholder Return, or the
 “TSR” percentile ranking versus the
 performance of the S&P 500

•  Performance-based RSUs are
 granted under the 2007 Stock
 Plan, and vest over four years
 subject to achievement of a pre-
 established performance objective

•  Stock options, granted under the
 2007 Stock Plan, are inherently
 performance-based as the
 company’s stock price must
 increase for optionees to realize
 any benefit

•  The Committee may also grant
 other long-term incentive awards in
 unique circumstances where
 needed for attracting, retaining or
 motivating executive talent

•  Subject to a “clawback” (as
 described in more detail under
 “Clawback Policy” on pages 41 and
 42 of this proxy statement)

ELEMENT	DESIGN & OBJECTIVES		KEY HIGHLIGHTS

Retirement Benefits	•	Provides a level of retirement income	•	Qualified and non-qualified pension plans for employees hired prior to January 1, 2005. All Pension Plan accruals will be frozen on December 31, 2014, with no further accruals
			•	Qualified and non-qualified 401(k) plans with company contributions

Non-qualified Deferred Compensation Plan	•	Provides a savings vehicle in a tax efficient manner	•	Ability to voluntarily defer payouts of annual cash incentives, CIUs and base pay into a non-qualified deferred compensation plan

Stock Purchase Plan	•	Broad based program to encourage stock ownership, further aligning the interests of the named executive officers with those of the stockholders	•	Ability to purchase up to $25,000 of Pitney Bowes common stock at a 5% discount to the market price

Other Benefits	•	Limited additional benefits, including, financial counseling to assist with compliance of regulations and to provide guidance in managing complex investment, tax, legal and estate matters	•	Maximum of $7,500 annual reimbursement for financial counseling

Base Salary

We align base salary for named executive officers with reference to the competitive market median data for base salary using the Towers Watson Compensation Report. For additional information, please see “Benchmarking” on page 41 of this proxy statement. Salaries are reviewed annually.

For 2009 and 2010, due to the global economic and market conditions, the Committee adopted management’s recommendation of no merit increases for executives, including the named executive officers. The Committee has determined that merit increases would be re-instated in 2011 due to increased competition for labor. During 2010, base salaries for our named executives did not increase with the exception of Ms. Abi-Karam, whose salary increased by $10,096 due to a one-time adjustment because the company eliminated a benefit program available to all long-service employees. The increase applied the same formula as used for all long-service employees whose benefit was eliminated.

Annual Incentives

Named executive officers are eligible for annual incentives under the KEIP for achieving challenging enterprise-wide financial and strategic objectives pre-established at the beginning of each year.

The 2010 annual incentive target for our CEO was 160% of base salary, unchanged from 2009. The annual incentive targets for the other named executive officers ranged from 60-80% of base salary, also unchanged from 2009. Annual incentive payments for 2010 were subject to the company first achieving a threshold income from continuing operations objective of $331,379,000, excluding all one-time items.

Actual 2010 income from continuing operations was $460,884,000. The maximum annual incentive a named executive officer could receive under the KEIP, is $4,000,000 before the Committee applies “negative discretion” to reflect the company’s performance against its financial and strategic objectives and the individual’s and business unit performance.

In February 2011, the Committee compared 2010 actual performance to the pre-determined targets.

The 2010 financial objectives, weighted at 70% at target, were as follows:

Financial Objectives	Weighting	Target	Actual	Performance Against Target
Adjusted Earnings Per Share	28%	$2.40	$2.23	93%
Return on Invested Capital	21%	22.5%	21.3%	94%
Adjusted Free Cash Flow	21%	$670 million	$952 million	142%

The 2010 strategic objectives, weighted at 30% at target, were as follows:

Strategic Objectives	Target Weighting	Performance against Target
Execute strategic transformation initiatives	10%	200%
Demonstrate progress on meaningful growth in new areas	10%	75%
Sustain the core business	10%	100%

The 2010 strategic performance objectives were designed to encourage management to focus on the future development and growth of the company while sustaining the core mail business. Overall the strategic performance objectives exceeded target:

•

The Strategic Transformation objective results far exceeded target by achieving $120 million in benefits net of system and related investments, 200% of the $60 million internal target, as well as the implementation of process improvements to enhance how we operate as a global company.

•

Although the company did not meet its revenue targets for demonstrating meaningful growth for new businesses, it met the EBIT targets for the non-mail portions of the business while also investing in new business areas. The specific revenue and EBIT targets for the non-mail portions of the business units are highly confidential and not reported publicly because such disclosure would provide competitors insight into our internal planning processes and would result in meaningful competitive harm. The Committee believed that these objectives had a high degree of difficulty for achievement. Additionally, the Company made significant progress in determining a strategic vision and direction for the future within the context of a changing environment regarding physical mail.

•	The company met its objective to sustain the core mailing business by improving global customer retention by 30% over the prior year.

The Committee used its authority under the Plan to modify final payout by 7.5% based on achievements in customer loyalty, talent and leadership development. The Committee has authority to modify up to 15%.

Based on the above analysis, Mr. Martin made specific recommendations to the Committee for his direct reports. The Committee reviewed Mr. Martin’s recommendations and awarded each of the named executive officers (other than Mr. Keddy who did not receive a payout) an incentive payment in line with the above payout calculations, with the exception of the EVP and President of Mailing Solutions Management, who received $50,000 less due to the performance of Mailing Solutions Management in 2010 amidst the challenging mailing environment.

The resulting annual incentive awards to our named executive officers were as follows:

Annual Incentive Payout

Executive	Payout
Murray D. Martin, Chairman, President and Chief Executive Officer	$1,717,600
Michael Monahan, Executive Vice President and Chief Financial Officer	$488,160
Leslie Abi-Karam, Executive Vice President and President, Mailing Solutions Management	$433,727
Vicki O’Meara, Executive Vice President and President, Pitney Bowes Management Services & Government and Postal Affairs	$395,500

Long-Term Incentives

We pay long-term incentives to improve our overall performance by linking the named executive officers’ long-term rewards to our long-term company performance and to the company’s stock price performance. We also pay long-term incentives in order to be competitive in the markets in which we operate.

Stock ownership and equity-related compensation arrangements are key elements to focus executives on increasing stockholder value and to encourage executives to act like a business owner. A substantial portion of an executive’s long-term incentive compensation is awarded in the form of stock compensation and CIUs, which serve as primary vehicles in aligning the interests of executives with long-term stockholders.

The long-term incentive mix is comprised of three award types:

•	50% CIUs;

•	25% performance-based RSUs; and

•	25% stock options.

In determining the amount of long-term awards, the Committee considers the factors discussed under “Overview of Compensation Components” on page 33 of this proxy statement. The Committee sets the award targets based on the median in the Towers Watson Compensation Report.

Cash Incentive Units

CIUs are long term cash awards granted annually with three year cycles. At any given time there are three cycles outstanding. Named executive officers are awarded CIUs with payouts based on achieving challenging enterprise-wide financial objectives established at the beginning of each individual year of the three-year cycle. If the threshold level of performance is not met for a calendar year for both of these goals, one-third of the award value will be forfeited. If the income from continuing operations threshold is not met over the three year cycle, the entire award will be forfeited. The maximum long-term incentive pay- out a named executive officer could receive under the KEIP is $8,000,000 and the Committee applies negative discretion to reduce awards based on enterprise financial performance.

CIU payments for the 2008 – 2010 cycle were subject to the company achieving a threshold financial objective of a three-year average of income from continuing operations over the cycle of $480,891,000, excluding all one-time items (as discussed below under the heading “Treatment of Special Items” on pages 43 and 44 of this proxy statement). Actual income from continuing operations for the 2008 – 2010 CIU cycle was $505,839,000. For the 2008 – 2010 CIU cycle, the unit value at target is $1.00.

Since the threshold objective was achieved, the range of the CIU value will be between $0 and $1.80 based upon the achievement of the pre-determined financial goals described below each weighted at 50%.

•	Adjusted earnings per share; and

•	Adjusted free cash flow.

The targets and actual results before applying the TSR modifier for the 2008 – 2010 CIU cycle were:

2008 – 2010 LTI Adjusted Earnings Per Share	Target		Actual
2008	$2.85		$2.78
2009	$2.67	[1]	$2.28
2010	$2.40	[2]	$2.23

[1]	Also 2009 component of 2009 – 2011 CIU cycle

[2]	Also 2010 component of 2009 – 2011 and 2010 – 2012 CIU cycles

2008 – 2010 LTI Adjusted Free Cash Flow	Target		Actual
2008	$685		$836
2009	$745	[1]	$887
2010	$670	[2]	$952

[1]	Also 2009 component of 2009 – 2011 CIU cycle

[2]	Also 2010 component of 2009 – 2011 and 2010–2012 CIU cycles

For the 2008 – 2010 CIU cycle, the payout factors for adjusted earnings per share and adjusted free cash flow were $0.23 and $0.90, respectively. The TSR modifier in aggregate decreased the CIU payout level for the 2008 – 2010 cycle by 6% resulting in a final payout of $1.06 per unit.

Stock Options

An annual grant of stock options is made during the first quarter of the year, typically after our fourth quarter earnings release has been widely disseminated. The Committee may, from time to time, grant stock options to new executive hires. These grants are typically made at the Committee’s next regularly scheduled meeting.

In special circumstances, the Committee, or in the case of the CEO, the independent members of the board of directors, may determine that it is appropriate to make additional grants to executives during the course of the year. These grants are made at a Committee meeting.

On February 8, 2010, the named executive officers were awarded an annual grant of stock options to purchase common stock of the company under the 2007 Stock Plan at an exercise price of $22.09 per share, the closing price of our common stock on the day of grant. These stock options have a ten-year exercise period and will vest and become exercisable in equal installments over three years commencing on the first anniversary after the date of grant.

Performance-Based Awards

Performance-Based Restricted Stock Units

The 2010 award of performance-based RSUs was made during the first quarter of the year.

In the case of the executive officers, including the named executive officers, commencement of the vesting of the performance-based RSUs is subject to the company achieving an initial financial threshold objective, which, for the 2010 award, was 2010 income from continuing operations equaling or exceeding $331,379,000, excluding all one-time items (as discussed in more detail under “Treatment of Special Items” on pages 43 and 44). Since actual 2010 income from continuing operations was $460,884,000, the 2010 award will vest in four equal installments commencing on the first anniversary of the grant date if the executive is still employed on the vesting date. If the initial threshold had not been achieved, the performance-based RSUs granted in 2010 would have been forfeited.

Performance-Based Retention Awards

In August 2010, the Committee granted performance-based cash awards under the KEIP to Mr. Monahan and Ms. Abi-Karam of $1.1 million and Ms. O’Meara of $1 million designed to encourage enterprise-wide business results and to motivate and retain executive talent as part of a succession plan. These cash awards will vest in 2013 subject to the company achieving a pre-determined 2011 income from continuing operations objective. Provided the initial objective is achieved, the awards are subject to accelerated vesting upon the achievement of pre-determined objectives in the named executive officers’ specific areas of responsibilities. The acceleration of the award for Mr. Monahan is tied to the achievement of objectives directly relating to Strategic Transformation. The acceleration of the awards for Ms. Abi-Karam and Ms. O’Meara are tied to the achievement of forward-looking objectives directly relating to the performance of their respective business units. Our policy is not to disclose forward-looking objectives and metrics because disclosure of such detailed information on business operations and strategic plans in those objectives would result in competitive harm. Since the specific performance objectives for acceleration of the awards are forward-looking, we will not disclose them. The Committee believes that these objectives are aggressive enough to challenge executives to maximize year-over-year growth in their business or functional units but are at the same time reasonable in that they can be achieved by the efficient and diligent execution of operating plans.

In November 2010, the Committee approved an additional grant of performance-based RSUs to Ms. O’Meara, with the cash value of $100,000 for internal pay equity and retention purposes. The vesting of the performance-based RSUs is subject to the company achieving a pre-determined 2011 income from continuing operations objective. If this performance hurdle is achieved the performance-based RSUs will vest in full on February 4, 2014.

The 2011 income from continuing operations objective is the same for the performance-based RSUs granted to Ms. O’Meara in November 2010 and the performance-based retention awards granted in August 2010 to Mr. Monahan, Ms. Abi-Karam and Ms. O’Meara. Since the metric target is forward-looking we will not disclose it but the Committee believes that the objective is challenging but reasonably attainable after diligent execution of the operating plans.

For additional information about these awards, please see “Grants of Plan Based Awards” table on pages 48 and 49 of this proxy statement.

Performance Award

In February 2011, the board of directors granted a performance cash award under the KEIP to Mr. Martin of $2.0 million. This cash award will vest in December 2013 subject to the company achieving a pre-determined 2011 income from continuing operations objective. Provided this initial objective is achieved, the final amount of the award is subject to two equally weighted strategic targets designed to encourage enterprise-wide business results and to assist the board of directors in the completion of a successful succession plan. Since the specific performance objectives for this award are forward-looking, we will not disclose them. The Committee believes that these objectives are aggressive enough to challenge Mr. Martin to maximize year-over-year growth in certain business units but are at the same time reasonable in that they can be achieved by the efficient and diligent execution of operating plans.

Discretionary Bonus

On June 21, 2010, the company awarded Ms. O’Meara a $50,000 promotional sign-on cash award in connection with her appointment as President, Pitney Bowes Management Services.

Retirement Benefits and Deferred Compensation

We use the pension and non-qualified deferred compensation benefits as retention vehicles. Non-qualified plans provide eligible executives with the benefits that would have otherwise been provided under the qualified benefit plans, but for the limitations set forth under the Internal Revenue Code of 1986, as amended (the “Code”). Non-qualified plans benefits are unfunded obligations of the company:

•	subject to claims by our creditors;

•	adjusted on the basis of notional investment returns; and

•	do not receive any above-market earnings.

Effective May 1, 2010 the maximum 401(k) qualified company match and the company match for the non-qualified 401(k) plan was restored to 4%. On

December 31, 2014 the pension benefits in the U.S. qualified and non-qualified plans will be frozen with no further accruals after that date.

For additional information, please see the narrative accompanying the “Pension Benefits as of December 31, 2010” table on pages 55 to 57 and the narrative accompanying the “Nonqualified Deferred Compensation for 2010” table on pages 57 to 59 of this proxy statement.

Other Benefits

We provide limited additional benefits to our named executive officers, including financial counseling. We believe that maintaining a financial counseling program is useful for assisting executives with compliance and administration in connection with our complex programs. Named executive officers’ annual financial counseling reimbursement is capped at $7,500.

The supplemental table below is designed to provide additional details on the payments received by our CEO in 2010.

SUPPLEMENTAL TABLE OF CEO PAY RECEIVED IN 2010

Form of Compensation	Period Covered	Target Compensation ($)	Total Received ($)	Performance Results Over Performance Period That Produced the Compensation
Base Salary	2010	950,000	950,000	Due to the global economic and market conditions, our CEO has not received an increase in base salary since 2008.
Annual Incentive	2010	1,520,000	1,717,600

The company surpassed its initial objective of 2010 income from continuing operations of $331,379,000 by $129,505,000. The independent members of the board of directors then compared the pre-determined financial and strategic objectives and targets to actual performance to determine the resulting payout. For additional information, please see “Annual Incentives” on pages 35 and 36 of this proxy statement.

CIUs	2008-2010	2,550,000	2,703,000

This CIU award was the first award granted to Mr. Martin as CEO, resulting in an additional 550,000 units over the prior year’s award. The company surpassed its initial objective of 2008-2010 income from continuing operations of $480,891,000 by $24,948,000. The independent members of the board of directors then compared the pre-determined financial objectives and targets to actual performance to determine the initial payout factor. The TSR modifier adjusted the payment downwards. Based on the 2010 results, the total CIU payout was $1.06 per unit. For additional information, please see “Long-Term Incentives” on pages 36 and 37 of this proxy statement.

Stock Option Exercises	2010	N/A	0	There were no stock option exercises in 2010.
RSU Vesting	2010	296,876	255,853

Vesting of performance-based RSU grant of 11,995 shares. The $296,876 value was the value of the RSU grant, based on the closing price on February 9, 2009, the date of grant. The $255,853 value was determined based on the average of the high and low trading price on February 2, 2010, the vesting date.

All Other
Compensation	2010	N/A	80,446	For additional information, please see footnote 7 to the Summary Compensation Table on page 47 of this proxy statement.
Total Payments Received in 2010*			5,706,899	This total represents the value of the payments received by our CEO in 2010.

Note: This table differs substantially from the Summary Compensation Table required by the Securities and Exchange Commission and is not meant to be a substitute for that table.

*	This amount does not include the value of other benefits, such as pension plan value attributed to 2010, since they are not payments Mr. Martin received in 2010.

Executive Compensation Policies, Practices and Guidelines

Role of the Committee and its Compensation Consultant in Determining Executive Compensation

At the beginning of each year, the Committee reviews the financial and strategic objectives for the company for that calendar year based on the metrics that have been recommended by the senior management and approved by the board of directors. In addition, the Committee reviews the recommendations made by senior management regarding base salary and the target levels of annual and long-term incentive compensation for the named executive officers other than the CEO and determines the appropriate financial and strategic objectives, base salary and the target levels of annual and long-term incentive compensation.

The Committee recommends for approval by the independent members of the board of directors the CEO’s base salary and incentive target levels. In making its decisions, the Committee consults with FWC, its outside consultant. FWC Representatives attended all Committee meetings in 2010 and performed no other services for the company or its management. The Committee has the sole authority to hire and terminate its consultant.

At the end of each year, the Committee reviews the financial and strategic accomplishments of the company for that calendar year and determines the annual and long-term incentive compensation for the named executive officers and recommends for approval by the independent members of the board of directors the CEO’s compensation. The Committee also reviews tally sheets provided by the company to evaluate the individual components and the total mix of compensation.

Role of Management in Determining Executive Compensation

In the beginning of the year our CEO, on behalf of senior management, recommends to the Committee financial and strategic objectives for the incentive plans based on the company’s financial and strategic objectives set by the board of directors. In addition, the CEO and the Executive Vice President and Chief Human Resources Officer recommend target levels of annual and long-term incentive compensation for the named executive officers other than the CEO.

At the end of each year, each named executive officer completes a written self assessment of his or her performance against his or her objectives. The CEO recommends individual ratings for each named executive officer other than himself and these ratings are considered by the Committee in determining annual merit base salary increases. The Committee recommends to the independent members of the board of directors an individual rating for the CEO. The Executive Vice President and Chief Human Resources Officer is also consulted in developing recommendations regarding executive compensation as is the Towers Watson Compensation Report. The Committee or the independent members of the board of directors, as applicable, determines the actual base salary increases, if any, that will be awarded.

The CEO evaluates the performance of his executive officer direct reports and recommends incentive compensation actions to the Committee. The actual payout levels for annual incentive compensation are based upon the company’s performance against the pre-determined financial objectives and other criteria such as total shareholder return and customer value, as discussed in further detail under “Annual Incentives” on pages 35 and 36. For long-term incentive compensation, the recommendation to the Committee for payout levels is based on pre-determined financial objectives and a TSR modifier, as discussed in further detail under “Long-Term Incentives” on pages 36 and 37 of this proxy statement.

Tally Sheets

Management provides the Committee and FWC with tally sheets which demonstrate the total mix of the components of compensation for executive officers. The tally sheets show the dollar amount of each of the components of each executive officer’s compensation, including:

•	total cash compensation (base salary and annual incentive);

•	long-term incentive grants and payouts (stock options, performance-based RSUs, restricted stock and long-term cash awards);

•	financial counseling;

•	balances in the qualified and non-qualified pension, defined contribution and other deferred compensation plans;

•	equity and long-term cash plan balances; and

•	amounts that would be payable under various termination scenarios, including involuntary termination, and termination following a change of control, or due to death or disability.

The purpose of these tally sheets is to allow the Committee to analyze the components individually as well as the mix and weighting of the components within the total compensation package.

Benchmarking

To ensure that Pitney Bowes’ executive compensation is competitive in the marketplace, the Committee annually reviews the competitiveness of each executive’s total direct compensation (base salary, annual incentive and long-term incentives) with a view towards determining the optimal mix of compensation. The Committee establishes the target total direct compensation structure based on companies with revenues in the $6 to $10 billion range using the Towers Watson Compensation Report. The report is comprised of 82 companies in all industry areas other than those in the financial and energy sector. However, the exact number of companies included in the data for each executive position may vary depending on the structure of the applicable company and whether the company submitted the relevant data. The report is a sub-section of the 2010 US CDD General Industry Executive Database report from Towers Watson. The complete report can be purchased from Towers Watson.

This market data provides reference points for the Committee, but is not the sole basis for determining appropriate compensation design, compensation targets, or individual pay levels. Compensation targets and individual pay levels may vary from the median for various reasons, including:

•	the value of the total rewards package;

•	program design and strategic considerations;

•	affordability;

•	changing competitive conditions;

•	program transition considerations;

•	the definition and scope of the executive’s role;

•	an executive’s individual contributions to the company; or

•	succession or retention.

When determining target compensation for 2010, the Committee noted that the target compensation for our CEO was 103% of the median of the market data for chief executive officers using the Towers Watson Compensation Report. In 2010, the named executive officers target total direct compensation, as a group, was, on average, 107% of the median in the Towers Watson Compensation Report.

While Pitney Bowes does not have a single competitor that is in a majority of our businesses, the Committee annually reviews our relative performance and actual compensation payouts against the relative performance and compensation payouts of the peer group described below. This peer group consists of companies that have revenue, market capitalization and number of employees similar to those of the company. In 2009, this peer group had revenues between $2 billion and $16 billion, net income ranging from a net loss of $3 billion to $1.3 billion in net income as well as market capitalization between $2 billion and $20 billion. We exceed the median of the peer group in terms of revenue and net income (54th percentile and 59th percentile, respectively) and are below median in terms of market capitalization (25th percentile). FWC and the Committee designed the peer group so the Committee could analyze compensation packages, including compensation mix and other benefits, within the competitive market to attract and retain the talent and skill required to lead a business of complexity and size similar to us. Based on this review, the Committee determined that the Pitney Bowes’ total direct compensation package approximates the median of the data from our peer group.

FWC and the Committee determined that the peer group would consist of the companies listed below. In 2010, Affiliated Computer Services, Inc. was acquired by Xerox Corporation and therefore has been removed from our peer group.

Agilent Technologies, Inc.
Alliance Data Systems Corporation
Automatic Data Processing, Inc.
Cognizant Technology Solutions
Computer Sciences Corporation
DST Systems, Inc.
Fiserv, Inc.
Harris Corporation
Ingersoll-Rand Company Limited
ITT Corporation
Lexmark International, Inc.
NCR Corporation
Rockwell Automation, Inc.
R.R. Donnelley & Sons Company
Seagate Technology LLC
Xerox Corporation

In addition, to supplement the information regarding peer companies, the Committee has engaged FWC to provide an analysis on compensation trends relative to the peer group along with their views on specific compensation programs designed by company management.

Clawback Policy

The board of directors has discretion to “clawback,” adjust, recoup or require the forfeiture of any awards made or paid under the 2007 Stock Plan or the KEIP:

•

to any named executive officer in the event of any financial restatement due to a misrepresentation of the financial statements of the company. This applies to payments made or paid during the 36-month period prior to the financial restatement; and

•	to any employee, including named executive officers, whom the board of directors reasonably believes engaged in misconduct or breached any provisions in their Proprietary Interest Protection Agreement, which generally provides for confidentiality, and non-competition and non-solicitation of employees and customers for one year following termination of employment.

Agreements with Executives

Employment Agreements

We have not entered into fixed term employment agreements with our named executive officers based in the United States and therefore such officers are “at will” employees. Employees based in the United Kingdom, including Mr. Keddy, have written service agreements. The service agreement with Mr. Keddy has been superseded by the Separation Agreement described below.

Separation Agreement

On December 30, 2010, we entered into a Separation Agreement with Mr. Keddy in connection with his separation from the company on December 31, 2010. Pursuant to UK Law and his prior Services Agreement, for a one year period following his last day of work, Mr. Keddy will be on paid leave in lieu of notice or “Garden Leave.” While on Garden Leave, Mr. Keddy will continue to receive his base salary, payable in equal installments on regular paydays, and benefits, including automobile and fuel allowance, medical insurance and continued accrual of pension benefits. Mr. Keddy’s outstanding and unvested options and RSUs will continue to vest in accordance with their terms during the Garden Leave period. Any outstanding options and RSUs that are unvested as of the last day of Garden Leave will vest in full at that time and the options will remain exercisable for the remainder of their term.

Mr. Keddy received a lump sum severance payment of $273,492 on January 15, 2011 and will receive an additional lump sum severance payment of $273,492 that will be paid on January 31, 2012. Mr. Keddy will also receive severance in an amount equal to $442,720 payable in equal installments on regular paydays over a one year period beginning on the last day of Garden Leave and ending on December 31, 2012. Mr. Keddy will not receive annual incentive payments or long-term incentive awards in 2011 or 2012.

Mr. Keddy is entitled to certain early retirement benefits under the Pitney Bowes Ltd. Pension Plan since his separation from the company was due to a redundancy.

In addition to the benefits described above, additional benefits under the Separation Agreement include: (i) a prorated payout of outstanding CIUs based on his active service, payable at the time such awards are generally paid; and (ii) reimbursement of up to $18,732 in professional financial counseling fees and up to $24,976 for outplacement services. For information on the exchange rates used to calculate all payment amounts please see footnote 7 of the Summary Compensation Table.

The Separation Agreement also provides that Mr. Keddy will be bound by a confidentiality provision, and for the 12-month period following his last day of work, a covenant not to compete with the company and a non-solicitation provision. Pursuant to the Separation Agreement, Mr. Keddy has released and waived any claims that he might have against the company.

Executive Stock Ownership Policy

We maintain an executive stock ownership policy that encourages executives to own substantial amounts of company stock to more closely align our key executives’ interests with the long-term interests of our stockholders. All of our named executive officers are in compliance with the guidelines.

The multiple of base salary required to be held is as follows:

Title	Multiple of Base Salary
Chief Executive Officer	5X
Other Executive Officers	2X

We calculate the number of shares targeted for retention by multiplying an executive’s annual base salary times the multiple of salary required and dividing by the average closing price of our common stock on the last trading day of each of the prior two years.

In 2007, the Committee approved guidelines providing that executives have five years from the time they become covered by this policy, or receive a promotion, to achieve the required ownership levels. The value of 60% of the performance-based RSUs, restricted stock and unexercised vested stock options and 100% of the shares owned outright or held in trust are counted toward the ownership requirement. The value is calculated using the closing price of our common stock on the last trading day of the previous calendar year.

Until the required ownership levels are met, executives are required to hold 100% of their “net profit shares.” Net profit shares are, with respect to stock options, the shares remaining after payment of the option exercise price and taxes owed upon exercise and, with respect to performance-based RSUs and restricted stock, the shares that remain after the payment of applicable taxes. As long as the multiple of salary requirement is met, an executive may sell shares acquired previously in the market as well as shares acquired through the exercise of stock options or the vesting of restricted stock awards. Executives cannot pledge Pitney Bowes securities, engage in short-term speculative (“in and out”) trading in Pitney Bowes securities, or participate in hedging and other derivative transactions, including short sales, “put” or “call” options, swaps or collars, with respect to Pitney Bowes securities (other than transactions in employee stock options).

Change of Control

In reviewing our change of control program, we look to market practices and the Committee seeks advice from its consultant, FWC. We believe that the payment and benefit levels triggered by change of control transactions are consistent with current market practice for companies of our size. Our change of control arrangements are intended to encourage those executives most closely connected to a potential change of control to act more objectively, and therefore, in the best interests of our stockholders, despite the fact that such a transaction could result in the executives’ termination. Our change of control protections also encourage executives to remain with the company until the completion of the transaction to enable a successful transition. Except for equity awards made under our now superseded 2002 Stock Plan, accelerated vesting of equity awards and change of control severance payments occur only when an employee is terminated without cause or when an employee voluntarily terminates for good reason (such as a reduction in position, pay or other constructive termination event) within two years following a change of control (a “double trigger” payment mechanism). The change of control, by itself, does not cause severance payments or accelerated vesting of equity awards except for those under the 2002 Stock Plan.

As part of the change of control severance benefits our named executive officers would be reimbursed for any excise taxes imposed on their severance and any other payments under Section 4999 of the Code in the event that 110% of the safe-harbor amount is exceeded. The excise tax gross-up is intended to preserve the level of change of control severance protections that we have determined to be competitive in the marketplace.

Our change of control arrangements fit into our overall compensation objectives because they are aligned with our goal of providing a compensation package sufficiently competitive to attract and retain talent.

Tax and Accounting

Our compensation programs generally satisfy the requirements for full deductibility under Section 162(m) of the Code. Section 162(m) denies the company a tax deduction for certain compensation in excess of $1 million paid to “covered employees” unless the compensation is qualified performance-based compensation. We structure our incentive compensation programs to be 162(m) compliant; however, the Committee weighs the benefits of compliance with Section 162(m) against the potential limitations of such compliance, and may pay compensation that may not be fully deductible if it determines that it is in the company’s best interest to do so.

In determining the number of stock options in the mix of long-term incentives, we value stock options based upon the Black-Scholes valuation methodology, consistent with the provisions of FASB Accounting Standards Codification Topic 718 (“ASC 718”). Key assumptions used to estimate the fair value of stock options include:

•	the volatility of our stock;

•	the risk-free interest rate;

•	expected term; and

•	our dividend yield.

We believe that the valuation technique and the approach utilized to develop the underlying assumptions are appropriate in estimating the fair value of our stock option grants. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by employees who receive equity awards, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by the company under ASC 718.

In determining the number of RSUs in the mix of long-term incentives, we currently value RSUs based upon the closing price of our common stock on the grant date.

For additional information on the accounting treatment for stock-based awards, see note 12 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

Treatment of Special Items

In determining performance goals and evaluating enterprise performance results, the Committee may use its discretion and judgment to ensure that management’s rewards for business performance are commensurate with their contributions to that performance while still holding management accountable for the overall results of the business. The Committee believes that the metrics for incentive compensation plans should be specific and objective. However, in exercising its negative discretion, the Committee recognizes that interpretation of the application of pre-determined metrics to results may be necessary from time to time for certain special items, such as changes in company strategy or new accounting pronouncements. The Committee has adopted a philosophy for evaluating previously established metrics in light of special items. Specifically, the Committee may consider whether or not to include the impact of special items on incentive plan targets based on typical competitive practices and the specific circumstances for each special item. In 2010, special items included restructuring charges and asset impairment charges taken and tax adjustments. For the 2008-2010 CIU cycle, special items also included restructuring charges and asset impairment and tax adjustments.

Accounting Items and Reconciliation of GAAP to Non-GAAP Measures

For 2010, the Committee determined that adjusted earnings per share and adjusted free cash flow results may exclude the impact of special items (both positive and negative) such as restructuring charges, legal settlements and write downs of assets which materially impact the comparability of the company’s results of operations.

The following are non-GAAP measures: adjusted earnings per share, adjusted free cash flow, and earnings before interest and taxes used in the return on invested capital calculation.

•	Adjusted earnings per share exclude special items (as discussed above under “Treatment of Special Items”) including the impact of any accounting changes.

•

Adjusted free cash flow is adjusted earnings plus depreciation and amortization, stock option expense and deferred taxes; changes in working capital excluding, other than in 2008 (when it was included), increases in finance receivables, net of reserve account deposits; less capital expenditures, net of disposals and significant pension contributions.

•

Return on invested capital is earnings before interest and taxes excluding special items (as discussed above under “Treatment of Special Items”) divided by a rolling four quarter average of total capital (beginning and ending debt plus equity for each quarter).

This adjusted financial information should not be construed as an alternative to our reported results determined in accordance with GAAP. Further, our definition of this adjusted financial information may differ from similarly titled measures used by other companies.

Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Results
(Unaudited)

(Dollars in thousands, except per share data)
	Twelve Months Ended December 31,
	2010	2009	2008
GAAP diluted earnings per share from continuing operations, as reported	$1.50	$2.08	$2.13
Restructuring charges and asset impairments	0.59	0.15	0.69
Tax adjustments	0.13	0.05	(0.04)

Diluted earnings per share from continuing operations, as adjusted(1)	$2.23	$2.28	$2.78

GAAP net cash provided by operating activities,
as reported	$952,111	$824,068	$1,009,415
Capital expenditures	(119,768)	(166,728)	(237,308)
Restructuring payments and discontinued operations	119,566	105,090	103,273
Finance receivables(2)	—	—	(18,675)
Minority interest(2)	—	—	(20,755)
Pension contribution	—	125,000	—

Adjusted free cash flow(2)	$951,909	$887,430	$835,950

GAAP income from continuing operations	$328,807
Interest and taxes	407,094

EBIT(3)	$735,901
Restructuring charges and asset impairments	182,274
Other	—

Adjusted EBIT	$918,175

Invested capital (Rolling 4-quarter average)	$4,309,702

Return on invested capital (GAAP basis)	17.1%
Restructuring charges and asset impairments	4.2%
Other	—

Adjusted return on invested capital	21.3%

(1)	The sum of the earnings per share amounts may not equal the totals above due to rounding.

(2)	The basis for determining adjusted free cash flow was changed in 2009.

(3)	EBIT represents earnings before interest and taxes.

Executive Compensation Tables and Related Narrative

The following “Summary Compensation Table” shows all compensation earned or paid for Messrs. Martin, Monahan, Keddy, Ms. Abi-Karam and Ms. O’Meara during or with respect to 2010, 2009 and 2008 for services rendered to the company and its subsidiaries. The “Summary Compensation Table” includes amounts earned and deferred during the periods covered under the Deferred Incentive Savings Plan.

The “Grants of Plan-Based Awards in 2010” table on pages 48 and 49 provides additional information regarding grants made during 2010 to the named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compen- sation ($)(5)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)(6)	All Other Compen- sation ($)(7)	Total ($)
Murray D. Martin
Chairman, President	2010	950,000	0	1,187,500	1,187,500	4,420,600	508,288	80,446	8,334,334
and Chief Executive	2009	950,000	0	1,187,500	1,187,500	2,854,450	1,360,339	103,272	7,643,061
Officer	2008	941,667	0	—	1,950,000	2,109,000	896,908	108,853	6,006,428

Michael Monahan
Executive Vice	2010	540,000	0	300,000	300,000	1,018,160	252,487	24,295	2,434,942
President and Chief	2009	540,000	0	275,000	275,000	578,000	222,692	32,261	1,922,953
Financial Officer	2008	525,000	0	—	500,000	560,800	178,919	93,728	1,858,447

Leslie Abi-Karam
Executive Vice	2010	535,096	0	300,000	300,000	963,727	271,468	29,603	2,399,894
President and	2009	525,000	0	275,000	275,000	520,700	296,835	47,041	1,939,576
President, Mailing	2008	508,333	0	—	500,000	575,200	229,399	106,196	1,919,128
Solutions Management

Patrick Keddy(8)
Executive Vice President	2010	392,557	0	112,500	112,500	238,500	1,424,239	1,066,569	3,346,865
and President,	2009	397,635	0	112,500	112,500	433,010	710,651	42,990	1,809,286
International	2008	470,383	0	—	225,000	444,077	0	44,753	1,184,213

Vicki O’Meara Executive Vice President	2010	500,000	50,000	262,500	162,500	395,500	—	8,232	1,378,732
and President, PBMS and	2009	500,000	0	302,500	162,500	218,500	—	13,744	1,197,244
Government and Postal Affairs

(1)

Salaries for our named executives did not increase with the exception of Ms. Abi-Karam, whose salary increased by $10,096 in 2010 as a result of a one-time adjustment to salary paid to all eligible employees due to the elimination of a long-service employee benefit program. Mr. Keddy was paid in U.K. pounds sterling. To provide comparability, his salary was converted to U.S. dollars using the conversion rate of $1.546 to £1.00 (which was the average of the monthly average conversion rates for 2010).

(2)	On June 21st, 2010, Ms. O’Meara was awarded a $50,000 promotional sign-on cash award in connection with her appointment as President of Pitney Bowes Management Services.

(3)

This column includes the value of stock awarded to named executive officers during 2010 and 2009 based upon its grant date fair value, as determined in accordance with the share-based payment accounting guidance under ASC 718. Only performance-based RSUs were granted to the named executive officers in 2010. In addition to the performance-based RSU awards granted to all named executive officers, Ms. O’Meara also received a performance-based RSU award with a cash value of $100,000 on the date of grant. Details regarding the grants of performance-based RSUs can be found in the Grants of Plan-Based Awards in 2010 table and details regarding outstanding stock awards can be found in the Outstanding Equity Awards at 2010 Fiscal Year-End table.

(4)

This column includes the value of stock options awarded to named executive officers during 2010, 2009 and 2008 based upon its grant date fair value, as determined in accordance with the share-based payment accounting guidance under ASC 718. Details regarding 2010 stock option award grants can be found in the Grants of Plan- Based Awards in 2010 table and details regarding outstanding stock option awards can be found in the Outstanding Equity Awards at 2010 Fiscal Year-End table.

(5)

The majority of compensation for the named executive officers is at-risk and is earned based on company and executive performance against pre-determined financial and strategic objectives. This column includes annual incentive compensation, CIU payouts that vested at the end of 2010, 2009 and 2008 for multi-year performance, and the value of the 2008 performance award which vested in August 2009. The 2010 annual incentive and CIU payout amounts in this column are as follows: for Mr. Martin, annual incentive of $1,717,600 and CIU of $2,703,000 (this CIU award was the first award granted to Mr. Martin as CEO resulting in an increase in 550,000 units from the prior year); for Mr. Monahan, annual incentive of $488,160 and CIU of $530,000; for Ms. Abi-Karam, annual incentive of $433,727 and CIU of $530,000; for Mr. Keddy, CIU of $238,500; and Ms. O’Meara, annual incentive of $395,500. The 2010 amounts in this column include payments that were deferred at the election of the named executive officers under the terms of the Pitney Bowes Deferred Incentive Savings Plan, as follows: annual incentive deferral by Mr. Martin of $125,000; annual incentive deferral by Mr. Monahan of $45,000; and annual incentive deferral by Ms. Abi-Karam of $25,000.

(footnotes continued on next page)

SUMMARY COMPENSATION TABLE (CONTINUED)

(6)

This column shows the change in the actuarial present value of the accumulated pension benefit during 2010, 2009 and 2008 for Messrs. Martin, Monahan, Keddy, and Ms. Abi-Karam. Ms. O’Meara does not participate in the qualified Pension Plan or the Pension Restoration Plan. For Mr. Keddy, the change in the actuarial present value of the accumulated pension benefit during 2010 includes $569,765 of additional benefits which resulted in connection with his termination of employment and was converted to U.S. dollars using the conversion rate of $1.561 to £1.00 (which is the conversion rate on December 31, 2010). The balance was converted to U.S. dollars using the conversion rate of $1.546 to £1.00 (which was the average of the monthly average conversion rates for 2010).

(7)

Amounts shown for 2010 include all other compensation received by the named executive officers that is not reported elsewhere. For 2010, this includes the following: for Mr. Martin, company’s actual cost for spousal travel, financial counseling, life insurance premium paid by the company, company match to Pitney Bowes 401(k) Plan and $57,987 company contribution to Pitney Bowes 401(k) Restoration Plan; for Mr. Monahan, company’s actual cost for spousal travel, financial counseling, life insurance premium paid by the company, company match to Pitney Bowes 401(k) Plan and $12,952 company contribution to Pitney Bowes 401(k) Restoration Plan; for Ms. Abi-Karam, company’s actual cost for spousal travel, financial counseling, life insurance premium paid by the company, and $13,328 company contribution to Pitney Bowes 401(k) Restoration Plan; for Mr. Keddy, $21,930 automobile allowance including fuel cost, $11,000 company match to the defined contribution account in the Pitney Bowes Ltd. Pension Plan, $442,720 for severance payable in equal monthly installments for one year commencing on January 1, 2012, $546,984 for severance payable in two equal installments at the time of termination and the first anniversary of his termination, reimbursement for up to $24,976 for outplacement services and $18,732 for financial counseling, and a long-term service award of $227; and for Ms. O’Meara, financial counseling, life insurance premium paid by the company, and company match to Pitney Bowes 401(k) Plan. For Mr. Keddy, the automobile, fuel cost, and company match was converted to U.S. dollars using the conversion rate of $1.546 to £1.00 (which was the average of the monthly average conversion rates for 2010) and the balance was converted using $1.561 to £1.00 (which was the conversion rate on December 31, 2010). For additional information regarding payments to Mr. Keddy in connection with his termination of employment, please see “Separation Agreement” and Post Termination Payments table on pages 42 and 63, respectively of this proxy statement.

(8)

Mr. Keddy was employed in the U.K. through December 31, 2010 at which time his employment with the company terminated, pursuant to a Separation Agreement between Mr. Keddy and the company dated December 30, 2010. For more information on the Separation Agreement please see exhibit (iv) to our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC on February 28, 2011.

GRANTS OF PLAN-BASED AWARDS IN 2010

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Target (#)
Murray D. Martin (Annual Incentive)(1)		76,000	1,520,000	4,000,000	—	—		—	—		—
(CIU)(2)		58,781	2,375,000	8,000,000	—	—		—	—		—
(Stock Options)(4)	2/8/2010	—	—	—	—	—		421,099	22.09	(3)	1,187,500
(Performance-based RSUs)	2/8/2010	—	—	—	—	53,757	(5)	—	—		1,187,500

Michael Monahan (Annual Incentive)(1)		21,600	432,000	4,000,000	—	—		—	—		—
(CIU)(2)		14,850	600,000	8,000,000	—	—		—	—		—
(Stock Options)(4)	2/8/2010	—	—	—	—	—		106,383	22.09	(3)	300,000
(Performance-based RSUs)	2/8/2010	—	—	—	—	13,581	(5)	0	—		300,000
(Performance Award)(6)	8/13/2010	—	1,100,000	—	—	—		—	—		—

Leslie Abi-Karam (Annual Incentive)(1)		21,404	428,077	4,000,000	—	—		—	—		—
(CIU)(2)		14,850	600,000	8,000,000	—	—		—	—		—
(Stock Options)(4)	2/8/2010	—	—	—	—	—		106,383	22.09	(3)	300,000
(Performance-based RSUs)	2/8/2010	—	—	—	—	13,581	(5)	—	—		300,000
(Performance Award)(7)	8/13/2010	—	1,100,000	—	—	—		—	—		—

Patrick Keddy (Annual Incentive)(1),(8)		13,648	272,967	4,000,000	—	—		—	—		—
(CIU)(2)		5,569	225,000	8,000,000	—	—		—	—		—
(Stock Options)(4)	2/8/2010	—	—	—	—	—		39,894	22.09	(3)	112,500
(Performance-based RSUs)	2/8/2010	—	—	—	—	5,093	(5)	0	—		112,500

Vicki O’Meara (Annual Incentive)(1)		17,500	350,000	4,000,000	—	—		0	0		0
(CIU)(2)		8,044	325,000	8,000,000	—	—		0	0		0
(Stock Options)(4)	2/8/2010	—	—	—	—	—		57,624	22.09	(3)	162,500
(Performance-based RSUs)	2/8/2010	—	—	—	—	7,356	(5)	—	—		162,500
	11/8/2010	—	—	—	4,248 (9)	—		—	—		100,000
(Performance Award)(7)	8/13/2010	—	1,000,000	—	—	—		—	—		—

(1)

Values in this row represent estimated future payouts for the 2010 annual incentive award. The maximum annual incentive a named executive officer could receive under the KEIP is $4,000,000 and the Committee applies negative discretion to reduce the annual awards such that individual payments are in line with financial and strategic enterprise, business unit and/or individual performance. Ms. O’Meara’s annual incentive target increased from 60% to 80% of base salary in connection with her change in responsibilities occurring in July 2010.

(2)

Values in this row represent estimated future payouts for the 2010 – 2012 CIU cycle. The maximum long-term incentive a named executive officer could receive under the KEIP is $8,000,000 and the Committee applies negative discretion to reduce long-term awards such that payments are in line with financial enterprise performance.

(3)	The exercise price for each option equals the closing price for a share of the company’s common stock on the date of grant. The actual closing price on the February 8, 2010 grant date was $22.09.

(4)

The Black-Scholes value for each option granted on February 8, 2010 grant date was $2.82, based on assumptions detailed in note 12 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC on February 28, 2011.

GRANTS OF PLAN-BASED AWARDS IN 2010 (CONTINUED)

(5)

Performance-based RSUs were granted based on the actual closing price on the February 8, 2010 grant date of $22.09. A performance metric tied to income from continuing operations was met as of December 31, 2010, however, the awards remain subject to forfeiture over the remaining vesting period.

(6)

Values in this row represent a performance award granted under the KEIP. This award is payable in full on August 31, 2013 subject to the achievement of a pre-determined performance metric tied to a 2011 income from continuing operations objective. Payment can be accelerated to February 29, 2012 upon the achievement of a pre-determined objective. There are no threshold or maximum amounts associated with this award. See page 38 in the CD&A for additional information on this performance award.

(7)

Values in this row represent a performance award granted under the KEIP. This award is payable in full on August 31, 2013 subject to the achievement of a pre-determined performance metric tied to an income from continuing operations objective. Payment can be accelerated to August 31, 2012 upon the achievement of pre-determined objectives. There are no threshold or maximum amounts associated with this award. See page 38 in the CD&A for additional information on this performance award.

(8)

Amounts shown for Mr. Keddy’s incentive award have been converted to dollars using the conversion rate on the day the Committee approved the 2010 incentive targets (February 8, 2010) which was $1.558 to £1. Mr. Keddy’s incentive award was forfeited in connection with the execution of his Separation Agreement.

(9)

The actual number of performance-based RSUs granted to Ms. O’Meara was determined using the closing price on the November 8, 2010 grant date of $23.54. These awards are subject to the achievement of a pre-determined performance metric tied to a 2011 income from continuing operations objective. These awards will vest in full on February 4, 2014 and remain subject to forfeiture during the vesting period.

Stock Awards

•

The “Stock Awards” column in the “Summary Compensation Table” represents the value of performance-based RSUs and restricted stock awarded during 2010, 2009 and 2008 based upon its grant date fair value, as determined in accordance with the share-based payment accounting guidance; the “All Other Stock Awards” column in the “Grants of Plan-Based Awards in 2010” table represents the number of shares subject to performance-based RSUs granted to each named executive officer during 2010.

•

The “Estimated Future Payouts Under Equity Incentive Plan Awards” column in the “Grants of Plan-Based Awards in 2010” table represents the number of performance-based RSUs granted to Ms O’Meara in 2010 that remain subject to the 2011 performance metric.

•

It is our policy that the number of stock awards to be granted is determined based on the market price of the stock on the date of grant. The 2007 Stock Plan, approved by stockholders on May 14, 2007, defines market price as the closing price for Pitney Bowes stock on the New York Stock Exchange on the date of grant.

Option Awards

•

The “Option Awards” column in the “Summary Compensation Table” represents the value of options awarded during 2010, 2009 and 2008 based upon their grant date fair value, as determined in accordance with the share-based payment accounting guidance; the “All Other Option Awards” column in the “Grants of Plan-Based Awards in 2010” table represents the number of stock options awarded to each of our named executive officers during 2010.

•

It is our policy that stock options are granted only at an exercise price equal to the market price of the stock on the date of grant. The 2007 Stock Plan, approved by stockholders on May 14, 2007, defines market price as the closing price for Pitney Bowes stock on the New York Stock Exchange on the date of grant.

•

Stock options typically have a ten-year exercise period. Non-qualified stock options granted in 2010 vest and become exercisable in equal increments over three years after the date of grant. Incentive stock options granted in 2009 and 2010 vest and become exercisable three years after the date of grant. Non-qualified stock options granted in 2007 and 2008 vest and become exercisable ratably in equal increments over the first four years following the date of grant and incentive stock options vest and become exercisable four years after the date of grant.

•	The aggregate number of shares subject to stock options granted to each named executive officer during 2010 is shown in the “Grants of Plan-Based Awards in 2010” table.

Non-Equity Incentive Plan Compensation

•

The values shown in the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table” include the annual incentive payments earned for 2010, 2009 and 2008, as well as the CIUs that were earned over the three-year periods ending December 31, 2010, December 31, 2009 and December 31, 2008.

•

The non-equity incentive compensation column in the “Grants of Plan-Based Awards in 2010” table show the range of estimated possible future payouts for the 2010 annual incentive payment at varying levels of performance. They also show the range of estimated possible future payouts of the CIUs granted for the 2010-2012 cycle at varying levels of performance.

Change in Pension Value and Non-qualified Deferred Compensation Earnings

•

The “Change in Pension Value and Non-qualified Deferred Compensation Earnings” column in the “Summary Compensation Table” reflects the change in pension value for each of the years shown. Mr. Keddy is covered exclusively by the Pitney Bowes Ltd. Pension Plan.

•	The change in pension value reflects the aggregate change for both the Pension Plan and the Pitney Bowes Pension Restoration Plan.

•	Since the deferred compensation plans are tied to the returns of the investments in the 401(k) Plan, there were no above-market deferred compensation earnings.

All Other Compensation

•	The “All Other Compensation” column in the “Summary Compensation Table” consists of other amounts earned or paid to each named executive officer. With the exception of the severance benefits awarded to Mr. Keddy in connection with his termination of employment, many of the benefits described in this column are available to employees other than the named executive officers.

•

The employee discount in the Pitney Bowes Inc. 1998 U.K. S.A.Y.E. Stock Option Plan has been included in the Black-Scholes calculation for the fair market value of the exercise price. Therefore, the discount is not included in this column as additional compensation to the executive.

Equity Awards

The next table is provided to present an overview of Pitney Bowes equity awards held as of December 31, 2010 by each named executive officer. It discloses compensation in the form of equity that has previously been awarded, remains outstanding, and is unexercised or unvested.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

Name	Option Awards							Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date	Unrealized Appreciation ($)(2)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Murray D. Martin	2/12/2001	107,594	0		34.1074	2/11/2011	0	—		—	—	—
	2/10/2003	75,000	0		32.1000	2/9/2013	0	—		—	—	—
	2/9/2004	75,000	0		40.0800	2/8/2014	0	—		—	—	—
	2/14/2005	100,000	0		46.9300	2/13/2015	0	—		—	—	—
	2/13/2006	119,215	0		42.6200	2/12/2016	0	—		—	—	—
	3/16/2007	243,111	78,836	(4)	45.4000	3/15/2017	0	—		—	—	—
	3/16/2007	0	2,202	(5)	45.4000	3/15/2017	0	—		—	—	—
	2/11/2008	300,000	297,295	(6)	36.9600	2/10/2018	0	—		—	—	—
	2/11/2008	0	2,705	(7)	36.9600	2/10/2018	0	—		—	—	—
	2/9/2009	130,208	260,417	(8)	24.7500	2/8/2019	0	—		—	—	—
	2/9/2009	0	0		—	—	—	35,985	(9)	870,117	—	—
	2/8/2010	0	416,573	(10)	22.0900	2/7/2020	870,638	—		—	—	—
	2/8/2010	0	4,526	(11)	22.0900	2/7/2020	9,459	—		—	—	—
	2/8/2010	—	—		—	—	—	53,757	(12)	1,299,844	—	—

Michael Monahan	9/10/2001	6,148	0		41.8755	9/9/2011	0	—		—	—	—
	2/11/2002	6,000	0		40.6800	2/10/2012	0	—		—	—	—
	2/10/2003	15,000	0		32.1000	2/9/2013	0	—		—	—	—
	2/9/2004	23,000	0		40.0800	2/8/2014	0	—		—	—	—
	2/14/2005	26,000	0		46.9300	2/13/2015	0	—		—	—	—
	2/13/2006	28,050	0		42.6200	2/12/2016	0	—		—	—	—
	2/12/2007	21,582	5,113	(13)	48.0300	2/11/2017	0	—		—	—	—
	2/12/2007	0	2,082	(14)	48.0300	2/11/2017	0	—		—	—	—
	2/11/2008	76,923	74,218	(6)	36.9600	2/10/2018	0	—		—	—	—
	2/11/2008	0	2,705	(7)	36.9600	2/10/2018	0	—		—	—	—
	2/9/2009	30,154	60,307	(8)	24.7500	2/8/2019	0	—		—	—	—
	2/9/2009	0	0		—	—	—	8,334	(9)	201,516	—	—
	2/8/2010	0	101,857	(10)	22.0900	2/7/2020	212,881	—		—	—	—
	2/8/2010	0	4,526	(11)	22.0900	2/7/2020	9,459	—		—	—	—
	2/8/2010	—	—		—	—	—	13,581	(12)	328,389	—	—

Leslie Abi-Karam	9/10/2001	2,562	0		41.8755	9/9/2011	0	—		—	—	—
	2/11/2002	5,000	0		40.6800	2/10/2012	0	—		—	—	—
	12/9/2002	1,667	0		33.7900	12/8/2012	0	—		—	—	—
	2/10/2003	4,418	0		32.1000	2/9/2013	0	—		—	—	—
	2/9/2004	18,000	0		40.0800	2/8/2014	0	—		—	—	—
	2/14/2005	25,000	0		46.9300	2/13/2015	0	—		—	—	—
	2/13/2006	28,050	0		42.6200	2/12/2016	0	—		—	—	—
	2/12/2007	21,582	5,113	(13)	48.0300	2/11/2017	0	—		—	—	—
	2/12/2007	0	2,082	(14)	48.0300	2/11/2017	0	—		—	—	—
	2/11/2008	76,923	74,218	(6)	36.9600	2/10/2018	0	—		—	—	—

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END (continued)

Name	Option Awards							Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date	Unrealized Appreciation ($)(2)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Leslie Abi-Karam	2/11/2008	0	2,705	(7)	36.9600	2/10/2018	0	—		—	—		—
(continued)	2/9/2009	30,154	60,307	(8)	24.7500	2/8/2019	0	—		—	—		—
	2/9/2009	—	—		—	—	—	8,334	(9)	201,516	—		—
	2/8/2010	0	101,857	(10)	22.0900	2/7/2020	212,881	—		—	—		—
	2/8/2010	0	4,526	(11)	22.0900	2/7/2020	9,459	—		—	—		—
	2/8/2010	—	—		—	—	—	13,581	(12)	328,389	—		—

Patrick Keddy	2/11/2002	3,000	0		40.6800	2/10/2012	0	—		—	—		—
	9/5/2002	10,000	0		34.7300	9/4/2012	0	—		—	—		—
	2/10/2003	15,000	0		32.1000	2/9/2013	0	—		—	—		—
	2/9/2004	20,000	0		40.0800	2/8/2014	0	—		—	—		—
	2/14/2005	22,000	0		46.9300	2/13/2015	0	—		—	—		—
	10/21/2005	0	150	(15)	37.8029	6/1/2011	0	—		—	—		—
	2/13/2006	31,557	0		42.6200	2/12/2016	0	—		—	—		—
	10/20/2006	0	153	(16)	40.2690	6/1/2012	0	—		—	—		—
	2/12/2007	24,280	8,094	(13)	48.0300	2/11/2017	0	—		—	—		—
	10/16/2007	0	165	(17)	40.9290	5/31/2013	0	—		—	—		—
	2/11/2008	34,615	34,616	(6)	36.9600	2/10/2018	0	—		—	—		—
	2/9/2009	12,336	24,671	(8)	24.7500	2/8/2019	0	—		—	—		—
	2/9/2009	—	—		—	—	—	3,409	(9)	82,430	—		—
	2/8/2010	0	39,894	(10)	22.0900	2/7/2020	83,378	—		—	—		—
	2/8/2010	—	—		—	—	—	5,093	(12)	123,149	—		—

Vicki O’Meara	8/27/2008	19,104	19,104	(18)	33.9100	8/27/2018	0	—		—	—		—
	8/27/2008	5,896	5,896	(19)	33.9100	8/27/2018	0	—		—	—		—
	8/27/2008	—	—		—	—	—	5,000	(20)	120,900	—		—
	2/9/2009	17,818	35,636	(8)	24.7500	2/8/2019	0	—		—	—		—
	2/9/2009	—	—		—	—	—	4,925	(9)	119,087	—		—
	11/9/2009	—	—		—	—	—	5,614	(21)	135,747	—		—
	2/8/2010	0	53,098	(10)	22.0900	2/7/2020	110,975	—		—	—		—
	2/8/2010	0	4,526	(11)	22.0900	2/7/2020	9,459	—		—	—		—
	2/8/2010	—	—		—	—	—	7,356	(12)	177,868	—		—
	11/8/2010	—	—		—	—	—	—		—	4,248	(22)	102,717

(1)

These columns represent the total number of securities underlying exercisable and unexercisable stock options that were outstanding at the end of 2010. The number of shares subject to the options has been adjusted to reflect the spin-off of Imagistics International Inc. in 2001.

(2)

This column represents the difference between the exercise price on the date of grant and the closing price of the company stock on December 31, 2010 on outstanding exercisable and unexercisable options which have not yet been realized.

(3)	These amounts were calculated based on the closing price of the company’s common stock of $24.18 per share on December 31, 2010.

(4)	These awards represent non-qualified stock options that vest at the rate of 25% per year, with a remaining vesting date of March 16, 2011.

(5)	These awards represent ISOs that vest 100% after four years, with a vesting date of March 16, 2011.

(6)

These awards represent non-qualified stock options that vest at the rate of 25% per year, with vesting dates of February 11, 2011 and February 11, 2012. For Mr. Keddy, in accordance with the terms of his Separation Agreement, the options continue to vest until December 31, 2011, at which time they will become fully vested and remain excercisable for the remainder of their term. For additional information, please see ‘Separation Agreement’ on page 42 of this proxy statement.

(footnotes continued on next page)

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END (continued)

(7)	These awards represent ISOs that vest 100% after four years, with a vesting date of February 11, 2012.

(8)

These awards represent non-qualified stock options that vest at the rate of 33% per year, with vesting dates of February 9, 2011 and February 9, 2012. For Mr. Keddy, in accordance with the terms of his Separation Agreement, the options continue to vest until December 31, 2011, at which time they will become fully vested and remain excercisable for the remainder of their term.

(9)

These awards represent performance-based RSUs that vest at the rate of 25% per year, with vesting dates of February 1, 2011, February 7, 2012 and February 5, 2013. The performance metric tied to income from continuing operations has been met, however, the awards remain subject to forfeiture over the remaining vesting period. For Mr. Keddy, in accordance with the terms of his Separation Agreement, the performance-based RSUs continue to vest until December 31, 2011, at which time they will become fully vested.

(10)

These awards represent non-qualified stock options that vest at the rate of 33% per year, with vesting dates of February 8, 2011, February 8, 2012, and February 8, 2013. For Mr. Keddy, in accordance with the terms of his Separation Agreement, the options continue to vest until December 31, 2011, at which time they will become fully vested and remain excercisable for the remainder of their term.

(11)	These awards represent ISOs that vest 100% after three years, with a vesting date of February 8, 2013.

(12)

These awards represent performance-based RSUs that vest at the rate of 25% per year, with vesting dates of February 1, 2011, February 7, 2012, February 5, 2013, and February 4, 2014. The performance metric tied to income from continuing operations has been met, however, the awards remain subject to forfeiture over the remaining vesting period. For Mr. Keddy, in accordance with the terms of his Separation Agreement, the performance-based RSUs continue to vest until December 31, 2011, at which time they will become fully vested.

(13)

These awards represent non-qualified stock options that vest at the rate of 25% per year, with a remaining vesting date of February 12, 2011. For Mr. Keddy, in accordance with the terms of his Separation Agreement, the options will vest on February 12, 2011 and remain excercisable for the remainder of their term.

(14)	These awards represent ISOs that vest 100% after four years, with a vesting date of February 12, 2011.

(15)	Options are granted under the Pitney Bowes Inc. 1998 U.K. S.A.Y.E. Stock Option Plan. Pursuant to the plan, Mr. Keddy can purchase shares beginning on December 1, 2010 until the Expiration Date.

(16)	Options are granted under the Pitney Bowes Inc. 1998 U.K. S.A.Y.E. Stock Option Plan. Pursuant to the plan, Mr. Keddy can purchase shares beginning on December 1, 2011 until the Expiration Date.

(17)

Options are granted under the Pitney Bowes Inc. 1998 U.K. S.A.Y.E. Stock Option Plan. Since the six month anniversary of Mr. Keddy’s retirement will occur prior to the date these shares are available for purchase, Mr. Keddy cannot purchase these shares.

(18)	These awards represent non-qualified stock options that vest at the rate of 25% per year, with vesting dates of August 27, 2011 and August 27, 2012.

(19)	These awards represent ISOs that vest at the rate of 25% per year, with vesting dates of August 27, 2011 and August 27, 2012.

(20)

These awards represent performance-based restricted stock that vest 100% after three years, with a vesting date of August 27, 2011. The performance metric tied to income from continuing operations has been met, however, the awards remain subject to forfeiture over the remaining vesting period.

(21)

These awards represent performance-based RSUs that vest 100% on February 5, 2013. The performance metric tied to income from continuing operations has been met, however, the awards remain subject to forfeiture over the remaining vesting period.

(22)

These awards represent performance-based RSUs that will vest 100% on February 4, 2014, provided the performance metric tied to 2011 income from continuing operations has been met. These awards remain subject to forfeiture during the vesting period.

OPTION EXERCISES AND STOCK VESTED DURING 2010 FISCAL YEAR

Name	Option Awards(1)		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Murray D. Martin	0	0	11,995	255,853
Michael Monahan	0	0	2,777	59,233
Leslie Abi-Karam	0	0	2,777	59,233
Patrick Keddy	0	0	1,136	24,231
Vicki O’Meara	0	0	1,641	35,003

(1)	There were no stock option exercises in 2010.

(2)	These shares of performance-based RSUs granted on February 9, 2009 vested on February 2, 2010.

(3)	These values were determined based on the average of the high and low trading price on the February 2, 2010 vesting date of $21.33.

Pension Benefits

The following table provides information regarding pension payments to the named executive officers. It includes data regarding the Pitney Bowes Pension Plan, Pension Restoration Plan and the Pitney Bowes Ltd. Pension Plan. The Pitney Bowes Pension Plan is a qualified defined benefit pension plan for U.S. employees, while the Pitney Bowes Ltd. Pension Plan is a qualified pension plan for U.K. employees. U.S. named executive officers hired prior to January 1, 2005 are eligible to participate in the Pitney Bowes Pension Plan which is a broad-based tax-qualified plan under which employees generally are eligible to retire with unreduced benefits at age 65. U.S. named executive officers who participate in the Pitney Bowes Pension Plan are also eligible to participate in the Pension Restoration Plan, a non-qualified deferred compensation plan, which provides eligible employees with compensation greater than the $245,000 limit for 2010 and those employees who defer portions of their compensation with benefits based on the same formula used under the qualified plan. The Pension Restoration Plan is offered to approximately 300 of our current active employees to provide for retirement benefits above amounts available under the tax-qualified Pension Plan. Pitney Bowes does not grant extra years of credited service under its pension plans. Payments under the non-qualified Pension Restoration Plan are paid from our general assets. These payments are substantially equal to the difference between the amount that would have been payable under our Pension Plan in the absence of IRS limits on compensation and benefits as applied to qualified plans, and the amount actually paid under our Pension Plan. The Pitney Bowes Pension Restoration Plan, which is a non-qualified deferred compensation plan, does not include special provisions, such as above-market interest rates.

All of the eligible named executive officers are fully vested in their pension benefit.

On December 31, 2014 the U.S. qualified and non-qualified pension benefits will be frozen with no further accruals under those plans after that date.

The amounts reported in the table below equal the present value of the accumulated benefit on December 31, 2010, for the named executive officers under the various Pitney Bowes pension plans determined based on years of service and covered earnings (as described below). The present value has been calculated based on benefits payable that would commence when the executive reaches age 65, and in an amount consistent with the assumptions as described in note 19 to the financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC on February 28, 2011.

PENSION BENEFITS AS OF DECEMBER 31, 2010(1)

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(2)
Murray D. Martin(3)	Pitney Bowes Pension Plan	23.4	584,378
Murray D. Martin	Pitney Bowes Pension Restoration Plan	23.4	4,904,820
Michael Monahan	Pitney Bowes Pension Plan	22.6	252,770
Michael Monahan	Pitney Bowes Pension Restoration Plan	22.6	760,509
Leslie Abi-Karam	Pitney Bowes Pension Plan	26.9	348,380
Leslie Abi-Karam	Pitney Bowes Pension Restoration Plan	26.9	998,524
Patrick Keddy(4)	Pitney Bowes Ltd. Pension Plan	21.7	3,854,109

(1)	Ms. O’Meara is omitted from this table since she is not a pension plan participant.

(2)

Material assumptions used to calculate the present value of accumulated benefits under the Pitney Bowes Pension Plan for each named officer are detailed in note 19 to the financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2010. In addition, the mortality table used for the U.S. participants was UP94G and for Mr. Keddy was standard table S1PMA.

(3)	Mr. Martin is currently eligible for early retirement. If Mr. Martin were to have retired on December 31, 2010, the present value of the pension benefit payable would have been $6,136,744.

(4)	Amount shown for Mr. Keddy’s pension has been converted to U.S. dollars using the conversion rate of $1.561 to £1.00 (which was the conversion rate as of December 31, 2010).

The material terms of the Pitney Bowes Pension Plan and Pension Restoration Plan are summarized below:

•	Only U.S. employees hired prior to January 1, 2005 are eligible to participate.

•	Normal retirement age is 65 with at least five years of service, while early retirement is allowed at age 55 with at least ten years of service.

•	The vesting period is three years.

•

For purposes of determining pension benefits, “earnings” are defined as the average of the five highest consecutive calendar year pay amounts. Earnings include base salary, vacation, severance, before-tax plan contributions, annual incentives (paid and deferred), and certain bonuses. Earnings do not include CIU payments, stock options, restricted stock, RSUs, hiring bonuses, company contributions to benefits, and expense reimbursements.

•

The formula to determine benefits is based on age, years of service, and final average of the highest consecutive five-year earnings. Employees receive annual percentages of earnings based on their age plus service. The annual percentages range from 2% to 10% of final average earnings, plus 2% to 6% of such earnings in excess of the Social Security Wage Base. In addition, Pitney Bowes Pension Plan participants whose age plus service totaled more than 50 as of September 1, 1997 receive “transition credits” to make up for some of the differences between old and new retirement plan formulas. Two of our named executive officers, Mr. Martin, and Ms. Abi-Karam, are among those Pitney Bowes Pension Plan participants who are eligible to receive “transition credits.”

•

The maximum benefit accrual under the Pitney Bowes Pension Restoration Plan is an amount equal to 16.5% multiplied by the participant’s final average earnings and further multiplied by the participant’s credited service.

•	Upon retirement, benefits are payable in a lump-sum or various annuity forms, including life annuity and 50% joint and survivor annuity.

•	The distribution options under the Pitney Bowes Pension Restoration Plan are designed to comply with the requirements of Section 409A of the Code.

•	In the event of a named executive officer’s involuntary termination without cause the calculation of benefits also includes target bonus.

•	The company has not provided extra years of credited services to any of the named executive officers.

The material terms of the Pitney Bowes Ltd. Pension Plan are summarized below:

•

Normal retirement age is 65, while early retirement is allowed from age 55. The plan was revised in July 1998 to change the retirement age to 65 from 60. The benefit for service from July 1998 is reduced by 4% per year before age 65 and the benefit for service before July 1998 is reduced 4% per year before age 60.

•	For purposes of determining pension benefits, earnings are defined as the average of the three highest consecutive calendar year earnings amounts during the last ten years. Earn-

ings include base salary and an annual incentive less the U.K. social security threshold.

•

The formula to determine benefits is based on years of service and earnings. Employees must contribute 2% of their earnings into the defined benefit portion of the plan. Employees accrue 1/80th of their earnings for each year of service. For service prior to July 1998, employees accrued 1/60th of earnings for each year of service. Mr. Keddy has nine years of service accrued under the old formula.

•

The Pitney Bowes Ltd. Pension Plan also includes a Qualified Defined Contribution benefit under which the employee contributes 2% of his earnings and the company makes a 2% matching contribution. The employee also has the option to contribute additional savings that are not matched.

•	Upon retirement, benefits are payable as an annuity with a spousal survivor benefit, plus the option to take up to 25% of the value as a lump-sum.

Deferred Compensation

Information included in the table below includes contributions, earnings, withdrawals, and balances with respect to the Pitney Bowes 401(k) Restoration Plan (a non-qualified deferred compensation plan) and the Pitney Bowes Deferred Incentive Savings Plan (a non-qualified deferred compensation plan where certain employees may defer their incentives and base salary). Eligibility for both of these plans is limited to U.S. employees, therefore Mr. Keddy is not a participant. The Pitney Bowes 401(k) Restoration Plan and Deferred Incentive Savings Plan, which we refer to as the DISP, are unfunded plans established for a select group of management or highly compensated employees under ERISA. All payments pursuant to the plans are made from the general assets of the company and no special or separate fund is established, or segregation of assets made, to assure payment. Participants do not own any interest in the assets of the company as a result of participating in the plans. There is a grantor trust to assist in accumulating funds to pay the company’s obligations under the plans. Any assets of the grantor trusts are subject to the claims of the company’s creditors.

NONQUALIFIED DEFERRED COMPENSATION FOR 2010(1)

Name	Executive Contributions in Last FY ($)(2)	Registrant Contributions in Last FY ($)(3)	Aggregate Earnings/(Loss) in Last FY ($)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(5)
Murray D. Martin 401(k) Restoration Plan	—	57,987	31,623	0	461,706
Deferred Incentive Savings Plan	125,000	—	85,004	0	1,073,335

Michael Monahan 401(k) Restoration Plan	—	12,952	11,321	0	106,744
Deferred Incentive Savings Plan	45,000	—	102,586	0	812,058

Leslie Abi-Karam 401(k) Restoration Plan	—	13,328	6,467	0	93,872
Deferred Incentive Savings Plan	0	—	2,849	0	71,275

Vicki O’Meara 401(k) Restoration Plan	—	14,295	(7,561)	0	6,733
Deferred Incentive Savings Plan	0	—	—	0	—

(1)	Mr. Keddy is omitted from this table since he is not eligible to participate in our nonqualified deferred compensation programs.

(2)	Amounts in this column represent a portion of the 2009 annual incentives paid in 2010 deferred under the Deferred Incentive Savings Plan.

(3)

Amounts shown are company contributions to the Pitney Bowes 401(k) Restoration Plan earned in 2009 and credited under the 401(k) Restoration Plan in 2010. These amounts are also included in the All Other Compensation column of the Summary Compensation Table for each of the named executive officers listed above.

(4)	Amounts shown are the respective earnings in the Pitney Bowes 401(k) Restoration Plan and the Deferred Incentive Savings Plan. These earnings are not included in the Summary Compensation Table.

(5)

Amounts shown are the respective balances in the Pitney Bowes 401(k) Restoration Plan and the Deferred Incentive Savings Plan. The aggregate balance for the 401(k) Restoration Plan includes amounts previously reported as compensation in the Summary Compensation Table as follows: $213,794 for Mr. Martin, $52,119 for Mr. Monahan, and $46,941 for Ms. Abi-Karam. The aggregate balance for the Deferred Incentive Savings Plan includes $390,000 for Mr. Martin, $174,800 for Mr. Monahan and $62,000 for Ms. Abi-Karam.

The material terms of the Pitney Bowes 401(k) Restoration Plan are summarized below:

•

The goal of this plan is generally to restore benefits that would have been provided under the qualified 401(k) Plan but for certain Internal Revenue Service limitations placed on tax-qualified 401(k) plans.

•

For purposes of determining benefits under the 401(k) Restoration Plan, earnings are defined as base salary, vacation, annual incentives (paid and deferred), and certain bonuses. Earnings do not include CIU payments, stock options, restricted stock, performance-based RSUs, severance, hiring bonuses, company contributions to benefits, and expense reimbursements. Participants need to contribute the allowable maximum to the 401(k) Plan to be eligible for the company match in the 401(k) Restoration Plan.

•

Employees must have one year of service to participate, and the vesting is the same as under the qualified 401(k) Plan. Messrs. Martin and Monahan and Ms. Abi-Karam are fully vested in their accounts. Since Ms. O’Meara has less than three years of service, she is not currently vested in her benefit.

•	Distributions payable in a lump-sum or installments may occur upon termination of employment and will follow guidelines under Section 409A of the Code.

•	Effective May 1, 2010 the company contribution under the 401(k) Restoration Plan was restored back to 4%.

The material terms of the Deferred Incentive Savings Plan (DISP) are summarized below:

•	The DISP allows deferral of up to 100% of annual incentives and long-term incentives. Base salary deferral is permissible only for certain key employees.

•	Employees must be “highly-compensated employees” as defined in the DISP in order to participate in this plan.

•	Distributions from the DISP can occur for various reasons and will be in compliance with guidelines established under Section 409A of the Code:

–	Termination/Death/Disability — a lump sum payment is made one month after termination including termination for disability and within 90 days after death

–	Retirement — payment is made in accordance with the payment election in effect for the account beginning after termination

–	Change of Control — payment is made in a lump sum in the event of a termination within two years following a change of control

–	Unforeseeable Emergency — plan permits withdrawals with appropriate verification

–	In-Service Payments — payments are made immediately after the deferral dates selected.

Investment options for both the Pitney Bowes 401(k) Restoration Plan and the DISP are identical to those in the Pitney Bowes 401(k) Plan. These investment options provide participants with an opportunity to invest in a variety of bond funds, money market funds and blended funds. Prior to January 1, 2011, participants also had the opportunity to invest in Pitney Bowes stock. Each employee notionally selects his or her investment options and can change these at any time by accessing his or her account on the Internet. These investments are tracked in “phantom” accounts. All investment gains and losses in a participant’s account under the Pitney Bowes 401(k) Restoration Plan and the DISP are entirely based upon the investment selections made by the participant.

Potential Payments upon Termination or Change of Control

Other Post-Termination Payments

Except with respect to Mr. Keddy, the tables below reflect the amount of compensation that would become payable to each of the named executive officers under existing arrangements if the hypothetical termination of employment events described had occurred on December 31, 2010, given the named executive officer’s compensation and service levels as of such date and, if applicable, based on the company’s closing stock price on that date. For Mr. Keddy, the table below reflects the amount of compensation that is payable to him under the terms of his Separation Agreement described above.

For purposes of valuing stock options in the “Post-Termination Payments” tables, we assume that upon a change of control, all vested outstanding stock options will be cashed out using the difference between the stock option exercise price and $24.18, the closing price of our common stock on December 31, 2010.

All payments are payable by the company in a lump-sum unless otherwise noted. The actual amounts that would be paid upon a named executive officer’s termination of employment can be determined only at the time of such executive’s separation from the company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported in the tables below. Factors that could affect these amounts include the timing during the year of any such event, our stock price and the executive’s age.

In the event of termination of employment, the named executive officers are entitled to receive the vested portion of their deferred compensation account. The account balances continue to be credited with increases or decreases reflecting changes in the value of the investment funds that are tracked until the valuation date as provided under the plan, and therefore amounts received by the named executive officers will differ from those shown in the “Nonqualified Deferred Compensation for 2010” table on page 58. See the narrative accompanying that table for information on available types of distributions under the plans.

The benefits described in the tables below are in addition to benefits available regardless of the occurrence of such an event, such as currently exercisable stock options, and benefits generally available to salaried employees, such as distributions under the company’s 401(k) plan, subsidized retiree medical benefits, disability benefits, and accrued vacation pay. In addition, in connection with any actual termination of employment, the company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described in the tables below, as the Committee determines appropriate or in the case of Mr. Martin, the independent members of the board of directors.

POST-TERMINATION PAYMENTS
MURRAY D. MARTIN(1)

	Early Retirement ($)		Involuntary Not for Cause Termination ($)(2)		Change of Control with Termination (CIC) ($)		Death ($)		Disability ($)
Severance	—		429,327 - 4,940,000	(3)	5,605,200	(4)	—		—
Annual Incentive	1,717,600	(5)	1,717,600	(5)	1,717,600	(6)	1,717,600	(5)	1,717,600	(5)
CIUs
2008 – 2010 cycle	2,703,000	(7)	2,703,000	(7)	2,703,000	(8)	2,703,000	(7)	2,703,000	(7)
2009 – 2011 cycle	1,583,333	(9)	1,583,333	(9)	2,375,000	(8)	1,583,333	(9)	1,583,333	(9)
2010 – 2012 cycle	791,667	(9)	791,667	(9)	2,375,000	(8)	791,667	(9)	791,667	(9)
Stock Options Accelerated(10)	0		0		880,097		880,097		880,097
Performance-based RSUs Accelerated(11)	870,117		870,117		2,169,962		2,169,962		2,169,962
Performance Award Accelerated	309,146	(12)	309,146	(12)	337,250	(13)	309,146	(12)	309,146	(12)
Incremental Pension Benefit	—		0 - 2,167,345	(14)	606,152	(15)	—		—
Medical & other benefits(16)	—		—		94,846		—		—
Financial Counseling	—		0 - 15,000		—		—		—
Life insurance (1x base salary)	—		—		—		950,000		—
Tax-gross up(17)	—		—		4,271,888		—		—

Total	7,974,863		8,404,190 - 15,097,208		23,135,995		11,104,805		10,154,805

(1)	All data is shown assuming termination on December 31, 2010.

(2)

Ranges represent variance between Mr. Martin’s basic severance plan and enhanced severance payment as explained in the section entitled “Explanation of Benefits Payable Upon Various Termination Events” on pages 65 and 66 of this proxy statement.

(3)

Under the terms of the Pitney Bowes Severance Pay Plan, Mr. Martin would receive a minimum of 23.5 weeks of base salary if he were terminated involuntarily and not for cause. Under our enhanced severance policy, Mr. Martin could receive up to two years of base salary and target bonus.

(4)

Includes three years of salary and three years of annual incentive. Salary used is the base rate as of December 31, 2010. Annual incentive award used is the average of the 2007, 2008 and 2009 annual incentive awards.

(5)

Since Mr. Martin is eligible for early retirement, the annual incentive is prorated for time worked during the year of termination and is shown with actual amount earned for 2010. This amount was paid in February 2011 under the normal distribution of annual incentives.

(6)

Since Mr. Martin is eligible for early retirement, the annual incentive is valued at the greater of the targeted amount and the actual amount earned for 2010 and is paid upon termination following a change of control.

(7)

CIUs for 2008 – 2010 cycles are valued at $1.06 per unit based upon actual achievement of performance metrics for the 2008 – 2010 cycle. Since Mr. Martin is eligible for early retirement, this payment would be paid in full. This amount was paid in February 2011 under the normal distribution of CIUs.

(8)

Since Mr. Martin is eligible for early retirement, CIUs for 2008 – 2010 cycle are valued at $1.06 per unit based upon actual achievement of performance metrics for the 2008 – 2010 cycle. This amount was paid in February 2011 under the normal distribution of CIUs. CIUs for 2009 – 2011 and 2010 – 2012 cycles are valued at the targeted amount which is $1.00 per unit. Payment is made upon termination following a change of control.

(9)

CIUs for 2009 – 2011 and 2010 – 2012 cycles are valued at the targeted amount which is $1.00 per unit. Since Mr. Martin is retirement eligible, payment is prorated based upon time worked through the end of each cycle. However, payment is not made until the end of the performance period.

(10)

Upon certain termination events, vesting of options is accelerated and the options remain exercisable for the remainder of the term. This is the value associated with the acceleration of unvested options.

(11)

Since Mr. Martin is eligible for early retirement, all performance-based RSUs outstanding for one year at the date of termination will fully vest. All restrictions on performance-based RSUs lapse immediately upon death, disability, or change in control with termination.

(12)	Since Mr. Martin is retirement eligible, the outstanding 2008 performance award is prorated based upon time worked during the remaining vesting period.

(13)	The payment of the outstanding portion of the 2008 performance award is accelerated and paid in full.

(14)	Amount shown is the increase in lump-sum actuarial equivalent of the pension age, service and earnings credits for the associated severance period.

(15)	Amount shown is the increase in lump-sum actuarial equivalent of the pension age and service credits for the associated severance period.

(16)	Amount shown is the present value of the company’s cost to continue medical and other health & welfare plans for three years plus the company’s cost for outplacement services.

(17)

Amount shown is the gross-up value for excise tax due on parachute payments and their gross-up payments. Gross-up payments are subject to a safe harbor amount described on page 66 of this proxy statement.

POST-TERMINATION PAYMENTS
MICHAEL MONAHAN(1)

	Involuntary Not for Cause Termination ($)(2)		Change of Control with Termination (CIC) ($)		Death ($)		Disability ($)
Severance	238,846 - 1,944,000	(3)	2,442,891	(4)	0		0
Annual Incentive	0 - 488,160	(5)	432,000	(6)	488,160	(5)	488,160	(5)
CIUs
2008 – 2010 cycle	0 - 530,000	(7)	500,000	(8)	530,000	(7)	530,000	(7)
2009 – 2011 cycle	0 - 366,667	(9)	550,000	(8)	366,667	(9)	366,667	(9)
2010 – 2012 cycle	0		600,000	(8)	200,000	(9)	200,000	(9)
Stock Options Accelerated(10)	0		222,340		222,340		222,340
Performance-based RSUs Accelerated(11)	0 - 134,344		529,905		529,905		529,905
Performance Award Accelerated	0 - 97,625	(12)	106,500	(13)	97,625	(12)	97,625	(12)
Incremental Pension Benefit	0 - 274,485	(14)	175,783	(15)	0		0
Medical & other benefits(16)	0		100,164		0		0
Financial Counseling	0 - 15,000		0		0		0
Life insurance (1x base salary)	0		0		540,000		0
Tax-gross up(17)	0		1,603,414		0		0

Total	238,846 - 3,850,281		7,262,997		2,974,697		2,434,697

(1)	All data is shown assuming termination on December 31, 2010.

(2)

Ranges represent variance between Mr. Monahan’s basic severance plan and enhanced severance payment as explained in the section entitled “Explanation of Benefits Payable Upon Various Termination Events” on pages 65 and 66 of this proxy statement.

(3)

Under the terms of the Pitney Bowes Severance Pay Plan, Mr. Monahan would receive a minimum of 23 weeks of base salary if he were terminated involuntarily and not for cause. Under our enhanced severance policy, Mr. Monahan could receive up to two years of base salary and target bonus.

(4)

Includes three years of salary and three years of annual incentive. Salary used is the base rate as of December 31, 2010. Annual incentive award used is the average of the 2007, 2008 and 2009 annual incentive awards.

(5)

Annual incentive is prorated for time worked during the year of termination and is shown with the actual amount earned for 2010. This amount was paid in February 2011 under the normal distribution of annual incentives.

(6)	Annual incentive is valued at the targeted amount and is paid upon termination following a change of control.

(7)

CIUs for 2008 – 2010 cycles are valued at $1.06 per unit based upon actual achievement of performance metrics for the 2008 – 2010 cycle. This amount was paid in February 2011 under the normal distribution of CIUs.

(8)	CIUs for 2008 – 2010, 2009 – 2011 and 2010 – 2012 cycles are valued at the targeted amount which is $1.00 per unit. Payment is made upon termination following a change of control.

(9)

CIUs for 2009 – 2011 and 2010 – 2012 cycles are valued at the targeted amount which is $1.00 per unit. Payment is prorated based upon time worked through the end of each cycle period, however, payment is not made until the end of the performance period. In the case of involuntary not for cause termination no payments are made for the 2010 – 2012 CIU cycle since the award has been outstanding for less than one year.

(10)

Upon certain termination events, vesting of options is accelerated and the options remain exercisable for the remainder of the term. This is the value associated with the acceleration of unvested options.

(11)

For involuntary not for cause termination, all performance-based RSUs outstanding for one year at the date of termination will continue to vest up to 24 months following termination. All restrictions on performance-based RSUs lapse immediately upon death, disability, or change in control with termination.

(12)	Outstanding 2008 performance award is prorated based upon time worked during remaining performance period.

(13)	The payment of the outstanding portion of the 2008 performance award is accelerated and paid in full.

(14)	Amount shown is the increase in lump-sum actuarial equivalent of the pension age, service and earnings credits for the associated severance period.

(15)	Amount shown is the increase in lump-sum actuarial equivalent of the pension age and service credits for the associated severance period.

(16)	Amount shown is the present value of the company’s cost to continue medical and other health & welfare plans for three years plus the company’s cost for outplacement services.

(17)

Amount shown is the gross-up value for excise tax due on parachute payments and their gross-up payments. Gross-up payments are subject to a safe harbor amount described on page 66 of this proxy statement.

POST-TERMINATION PAYMENTS
LESLIE ABI-KARAM(1)

	Involuntary Not for Cause Termination ($)(2)		Change of Control with Termination (CIC) ($)		Death ($)		Disability ($)
Severance	277,838 - 1,926,346	(3)	2,374,901	(4)	0		0
Annual Incentive	0 - 433,727	(5)	428,077	(6)	433,727	(5)	433,727	(5)
CIUs
2008 – 2010 cycle	0 - 530,000	(7)	500,000	(8)	530,000	(7)	530,000	(7)
2009 – 2011 cycle	0 - 366,667	(9)	550,000	(8)	366,667	(9)	366,667	(9)
2010 – 2012 cycle	0		600,000	(8)	200,000	(9)	200,000	(9)
Stock Options Accelerated(10)	0		222,340		222,340		222,340
Performance-based RSUs Accelerated(11)	0 - 134,344		529,905		529,905		529,905
Performance Award Accelerated	0 - 97,625	(12)	106,500	(13)	97,625	(12)	97,625	(12)
Incremental Pension Benefit	0 - 356,414	(14)	235,824	(15)	0		0
Medical & other benefits(16)	0		100,030		0		0
Financial Counseling	0 - 15,000		0		0		0
Life insurance (1x base salary)	0		0		535,096		0
Tax-gross up(17)	0		1,552,671		0		0

Total	277,838 - 3,860,123		7,200,248		2,915,360		2,380,264

(1)	All data is shown assuming termination on December 31, 2010.

(2)

Ranges represent variance between Ms. Abi-Karam’s basic severance plan and enhanced severance payment as explained in the section entitled “Explanation of Benefits Payable Upon Various Termination Events” on pages 65 and 66 of this proxy statement.

(3)

Under the terms of the Pitney Bowes Severance Pay Plan, Ms. Abi-Karam would receive a minimum of 27 weeks of base salary if she were terminated involuntarily and not for cause. Under our enhanced severance policy, Ms. Abi-Karam could receive up to two years of base salary and target bonus.

(4)

Includes three years of salary and three years of annual incentive. Salary used is the base rate as of December 31, 2010. Annual incentive award used is the average of the 2007, 2008 and 2009 annual incentive awards.

(5)

Annual incentive is prorated for time worked during the year of termination and is shown with actual amount earned for 2010. This amount was paid in February 2011 under the normal distribution of annual incentives.

(6)	Annual incentive is valued at the targeted amount and is paid upon termination following a change of control.

(7)

CIUs for 2008 – 2010 cycles are valued at $1.06 per unit based upon actual achievement of performance metrics for the 2008 – 2010 cycle. This amount was paid in February 2011 under the normal distribution of CIUs.

(8)	CIUs for 2008 – 2010, 2009 – 2011 and 2010 – 2012 cycles are valued at the targeted amount which is $1.00 per unit. Payment is made upon termination following a change of control.

(9)

CIUs for 2009 – 2011 and 2010 – 2012 cycles are valued at the targeted amount which is $1.00 per unit. Payment is prorated based upon time worked through the end of each cycle period, however, payment is not made until the end of the performance period. In the case of involuntary not for cause termination no payments are made for the 2010 – 2012 CIU cycle since the award has been outstanding for less than one year.

(10)

Upon certain termination events, vesting of options is accelerated and the options remain exercisable for the remainder of the term. This is the value associated with the acceleration of unvested options.

(11)

For involuntary not for cause termination, all performance-based RSUs outstanding for one year at the date of termination will vest up to 24 months following termination. All restrictions on performance-based RSUs lapse immediately upon death, disability, or change in control with termination.

(12)	Outstanding 2008 performance award is prorated based upon time worked during remaining performance period.

(13)	The payment of the outstanding portion of the 2008 performance award is accelerated and paid in full.

(14)	Amount shown is the increase in lump-sum actuarial equivalent of the pension age, service and earnings credits for the associated severance period.

(15)	Amount shown is the increase in lump-sum actuarial equivalent of the pension age and service credits for the associated severance period.

(16)	Amount shown is the present value of the company’s cost to continue medical and other health & welfare plans for three years plus the company’s cost for outplacement services.

(17)

Amount shown is the gross-up value for excise tax due on parachute payments and their gross-up payments. Gross-up payments are subject to a safe harbor amount described on page 66 of this proxy statement.

POST-TERMINATION PAYMENTS
PATRICK J. KEDDY(1)

	Involuntary Not for Cause Termination ($)(2)
Severance	1,386,068	(3)
Annual Incentive	—
CIUs
2008 – 2010 cycle	238,500	(4)
2009 – 2011 cycle	150,000	(5)
2010 – 2012 cycle	75,000	(5)
Stock Options Accelerated(6)	83,378
Performance-based RSUs Accelerated	205,579	(7)
Performance Award Accelerated	88,750	(8)
Incremental Pension Benefit(9)	569,765
Medical & other benefits(10)	67,368
Financial Counseling	18,732
Life insurance (1x base salary)	—
Tax-gross up	—

Total	2,883,140

(1)	On December 31, 2010, Mr. Keddy’s employment was involuntarily terminated without cause.

(2)

The information above reflects the payments and benefits Mr. Keddy is eligible to receive in connection with his termination. Mr. Keddy’s payments will be paid in U.K. pounds sterling. To provide comparability, certain payments denominated in U.K. pounds sterling have been converted to U.S. dollars using the conversion rate of $1.561 to £1.00 (which is the conversion rate as of December 31, 2010.)

(3)

Under the terms of Mr. Keddy’s Separation Agreement, he will receive base salary for one year during his period of Garden Leave and a severance payment of base salary for an additional year and two times target bonus. The base salary portion of Garden Leave and severance will be paid in equal installments over two years commencing from the date of his termination. The bonus portion of his severance will be paid in two equal installments in January 2011 and January 2012.

(4)

Units for 2008 – 2010 cycles are valued at $1.06 per unit based upon actual achievement of performance metrics for the 2008 – 2010 cycle. Since Mr. Keddy was eligible for early retirement, this amount was paid in February 2011 under the normal distribution of CIUs and was not affected by his termination of employment.

(5)

Units for 2009 – 2011 and 2010 – 2012 cycles are valued at the targeted amount which is $1.00 per unit. Since Mr. Keddy was eligible for early retirement, payment was prorated based upon time worked through the end of each cycle. Payment will not be made until the end of the applicable performance period.

(6)

Outstanding options will continue to vest during the one year period of Garden Leave which commenced January 1, 2011. Since Mr. Keddy was eligible for early retirement, all stock options outstanding for at least one year on the last day of Garden Leave (December 31, 2011) will fully vest and remain exercisable for the remainder of the their term.

(7)	Since Mr. Keddy is eligible for early retirement, all performance-based RSUs outstanding for at least one year on the last day of Garden Leave (December 31, 2011) will fully vest.

(8)	The outstanding 2008 performance award was paid in full in February 2011 in accordance with the terms of the award.

(9)	Amount shown is the increase in lump-sum actuarial equivalent of the pension age, service and earnings credits for the associated severance period.

(10)

Mr. Keddy will receive automobile and fuel allowance, healthcare coverage and pension credits during the period of his Garden Leave. He will also receive reimbursement for the cost of outplacement services.

POST-TERMINATION PAYMENTS
VICKI O’MEARA(1)

	Involuntary Not for Cause Termination ($)(2)		Change of Control with Termination (CIC) ($)		Death ($)		Disability ($)
Severance	28,846 - 1,800,000	(3)	2,186,258	(4)	0		0
Annual Incentive	0 - 395,500	(5)	400,000	(6)	395,500	(5)	395,500	(5)
CIUs
2008 – 2010 cycle	0	(7)	0	(7)	0	(7)	0	(7)
2009 – 2011 cycle	0 - 216,667	(8)	325,000	(9)	216,667	(8)	216,667	(8)
2010 – 2012 cycle	0		325,000	(9)	108,333	(8)	108,333	(8)
Stock Options Accelerated(10)	0		120,434		120,434		120,434
Performance-based Restricted Stock Accelerated(11)	0		120,900		120,900		120,900
Performance-based RSUs Accelerated(12)	0 - 79,383		535,418		535,418		535,418
Performance Award Accelerated	0 - 32,542	(13)	35,500	(14)	32,542	(13)	32,542	(13)
Incremental Pension Benefit(15)	0		0		0		0
Medical & other benefits(16)	0		95,449		0		0
Financial Counseling	0 - 15,000		0		0		0
Life insurance (1x base salary)	0		0		500,000		0
Tax-gross up(17)	0		1,235,707		0		0

Total	28,846 - 2,539,092		5,379,666		2,029,794		1,529,794

(1)	All data is shown assuming termination on December 31, 2010.

(2)

Ranges represent variance between Ms. O’Meara’s basic severance plan and enhanced severance payment as explained in the section entitled “Explanation of Benefits Payable Upon Various Termination Events” on pages 65 and 66 of this proxy statement.

(3)

Under the terms of the Pitney Bowes Severance Pay Plan, Ms. O’Meara would receive a minimum of three weeks of base salary if she were terminated involuntarily and not for cause. Under our enhanced severance policy, Ms. O’Meara could receive up to two years of base salary and target bonus.

(4)

Includes three years of salary and three years of annual incentive. Salary used is the base rate as of December 31, 2010. Since her employment commenced mid-year 2008, the annual incentive award used is the average incentive earned for service in 2008 and 2009. The 2008 incentive award was annualized for purposes of this calculation.

(5)

Annual incentive is prorated for time worked during the year of termination and is shown with actual amount earned for 2010. This amount was paid in February 2011 under the normal distribution of annual incentives.

(6)	Annual incentive is valued at the targeted amount and is paid upon termination following a change of control.

(7)	Ms. O’Meara was not eligible for the 2008 – 2010 CIU cycle.

(8)

Units for the 2009 – 2011 and 2010 – 2012 cycles are valued at the targeted amount which is $1.00 per unit. Payment is prorated based upon time worked through the end of the cycle period, however, payment is not made until the end of the performance period. In the case of involuntary not for cause termination no payments are made for the 2010 – 2012 CIU cycle since the award has been outstanding for less than one year.

(9)	CIUs for the 2009 – 2011 and 2010 – 2012 cycles are valued at the targeted amount which is $1.00 per unit. Payment is paid upon termination following a change of control.

(10)

Upon certain termination events, vesting of options is accelerated and the options remain exercisable for the remainder of the term. This is the value associated with the acceleration of unvested options.

(11)	All restrictions on performance-based restricted stock lapse immediately upon death, disability, or change in control with termination.

(12)

For involuntary not for cause termination, all performance-based RSUs outstanding for one year at the date of termination will continue to vest up to 24 months following termination. All restrictions on performance-based RSUs lapse immediately upon death, disability, or change in control with termination.

(13)	Outstanding 2008 performance award is prorated based upon time worked during remaining vesting period.

(14)	The payment of the outstanding portion of the 2008 performance award is accelerated and paid in full.

(15)	Ms. O’Meara is not a pension plan participant.

(16)	Amount shown is the present value of the company’s cost to continue medical and other health & welfare plans for three years plus the company’s cost for outplacement services.

(17)

Amount shown is the gross-up value for excise tax due on parachute payments and their gross-up payments. Gross-up payments are subject to a safe harbor amount described on page 66 of this proxy statement.

Explanation of Benefits Payable upon Various Termination Events

The benefits described below apply to the named executive officers with the exception of Mr. Keddy. For additional information on termination benefits to Mr. Keddy, please see “Separation Agreement” on page 42 of this proxy statement.

Change in Responsibilities

In the event that a dimunition in the responsibilities of the named executive officers were determined to be a constructive termination, or the equivalent of materially changing the executive’s position, they would receive the separation benefits set forth under the column entitled “Involuntary Not for Cause Termination” in each executive’s “Post-Termination Payments” table.

Resignation

A voluntary termination would not provide any compensation, benefits or special treatment under equity plans for any of the named executive officers.

Early Retirement

The U.S. Pitney Bowes Pension Plan allows for early retirement at age 55 with at least ten years of service. As of the date of this proxy statement, Mr. Martin is currently eligible for early retirement. Early retirement entitles named executive officers to the following upon termination:

•	A prorated annual incentive award;

•	Prorated CIU payments at the end of each three-year cycle;

•	Stock option awards and RSUs that have been outstanding for at least one year will fully vest and stock options will remain exercisable for the duration of the term; and

•	A prorated 2008 Cash Performance Award.

The board of directors has the discretion to accelerate vesting of restricted stock that would otherwise be forfeited.

Normal Retirement

None of the named executive officers are eligible for normal retirement at this time.

Involuntary/Not for Cause Termination

We maintain a severance pay plan that provides for the payment of severance to full-time employees based in the United States whose employment is terminated under certain business circumstances (other than a change of control). The Pitney Bowes Severance Pay Plan provides a continuation of compensation upon involuntary termination by the company without cause (defined as willful failure to perform duties or engaging in illegal conduct or gross misconduct harmful to the company) as summarized below. In addition, in order to obtain an appropriate waiver and release from the employee, we may offer enhanced severance payments. Where an employee is involuntarily terminated after becoming eligible for early retirement, the employee is eligible for benefits afforded early retirees or involuntarily terminated employees, whichever is greater.

Basic Severance

The basic severance benefit is one week of salary per year of service.

Enhanced Severance

We may offer enhanced severance to named executive officers upon termination, conditioned upon signing a waiver and release, which could include the following payments:

•

Severance pay based on years of service and level within the company up to a maximum of two years of pay, less any basic severance. All named executive officers would be eligible for two years of pay, which includes current base salary plus current target annual incentive;

•	A prorated annual incentive award;

•	CIUs outstanding for one year from the date of grant are prorated and payments are calculated and paid at the end of each three-year cycle;

•	Any stock options and RSUs outstanding for one year at the date of termination will continue to vest up to 24 months following termination and will expire at the end of this period;

•	The board of directors has the discretion to accelerate vesting of restricted stock and RSUs that would otherwise be forfeited;

•	A prorated 2008 Cash Performance Award;

•	Pension benefit calculation includes service credit and earnings during the severance period;

•	Financial counseling through the severance period; and

•	Outplacement services.

Termination for Cause

Termination for cause would not provide any additional compensation, severance, benefits or special treatment under equity plans to any of the named executive officers.

Death

The named executive officer’s beneficiary would be entitled to the following upon the executive’s death:

•	A prorated annual incentive award;

•	Prorated CIU payments calculated through the date of death at the end of each three-year cycle;

•	All stock options will vest upon death. The named executive officer’s beneficiary can exercise stock options during the remaining term of the grant;

•	Restrictions on outstanding shares of restricted stock and RSUs will be removed;

•	A prorated 2008 Cash Performance Award; and

•	Life insurance of one times base salary.

Disability

The named executive officers would be entitled to the following upon termination for disability:

•	A prorated annual incentive award;

•	Prorated CIU payments at the end of each three-year cycle;

•	All stock options and RSUs will vest upon disability. Stock options can be exercised during the remaining term of the grant;

•	Restrictions on outstanding shares of restricted stock and RSUs will be removed; and

•	A prorated 2008 Cash Performance Award.

Change of Control Arrangements

Set forth below is a summary of our change of control arrangements. Under our change of control arrangements, a “change of control” is defined as:

•	the acquisition of 20% or more of our common stock or 20% or more of the combined voting power of our voting securities by an individual, entity or group;

•	the replacement of a majority of the board of directors other than by approval of the incumbent board;

•	the consummation of a reorganization, merger, or consolidation where greater than 50% of our common stock and voting power changes hands; or

•	the approval by stockholders of the liquidation or dissolution of the company.

Upon a termination from employment without cause or for good reason (defined as a dimunition in position, authority, duties, responsibilities, earnings or benefits, or relocation) within two years of a change of control each of the named executive officers is entitled to the following:

•	A payment equal to three times the sum of the participant’s current annual salary and the participant’s average annual incentive award in the preceding three years;

•	A prorated annual incentive award based on the participant’s current annual incentive target;

•	CIU payments based on the total of the outstanding grants for each of the open cycles paid at target value at the end of the cycle, or upon termination, if earlier;

•	All stock options, restricted stock and RSUs granted under the 2007 Plan will vest upon the employee’s termination and stock options can be exercised during their remaining term;

•	2008 Cash Performance Award paid in full upon termination prior to vesting date;

•	Only age and service credits, not earnings, are included in the pension calculation for the associated severance period;

•	Health and welfare benefits for the executive and his or her dependents for a three-year period;

•	Outplacement services; and

•

A tax gross-up covering all additional taxes due (e.g., excise, income, employment taxes) to U.S. employees if an excise tax is due on the parachute payments. However, there is a provision that allows the severance payments to be reduced if the parachute value is within 110% of the safe-harbor amount, and therefore no tax gross-up would then be payable.

A change of control without termination entitles named executive officers to have any unvested stock options and shares of restricted stock granted under the 2002 Stock Plan to vest immediately. These stock options are exercisable during the remainder of their term. As of December 31, 2010, none of the named executive officers held in-the-money unvested stock options or restricted stock under the 2002 Stock Plan.

Internal Revenue Code Section 409A

Our benefits arrangements are intended to comply with Section 409A of the Code. In that regard, “Key Employees” as defined in Sections 409A and 416 of the Code may have certain payments delayed until six months after termination of employment.

Additional Information

Solicitation of Proxies

In addition to the use of the mail, proxies may be solicited by the directors, officers, and employees of the company without additional compensation by personal interview, by telephone, or by electronic transmission. Arrangements may also be made with brokerage firms and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of Pitney Bowes common stock and $2.12 convertible preference stock held of record, and the company will reimburse such brokers, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred. The company has retained Georgeson Inc. to aid in the solicitation of proxies.

The anticipated fee of such firm is $8,500 plus out-of-pocket costs and expenses. The cost of solicitation will be borne entirely by Pitney Bowes.

Other Matters

Management knows of no other matters which may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, it is the intention of the individuals named in the enclosed proxy to vote in accordance with their judgment.

By order of the board of directors.

Amy C. Corn
Corporate Secretary

Annex A

Proposed Amendments to the Restated Certificate of Incorporation and Amended and Restated By-laws to Remove Supermajority Vote Requirements

Certificate of Incorporation

Seventh:-

PROVISIONS RELATING TO THE BOARD OF DIRECTORS

(a)

Number, election and terms. Except as otherwise fixed by or pursuant to the provisions of Article Fourth hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of the Directors of the Corporation shall be fixed from time to time by or pursuant to the By-Laws of the Corporation. Commencing with the annual meeting of stockholders in 2011, the Directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be elected annually for terms expiring at the next succeeding annual meeting; provided, however, that Directors elected at the 2008 annual meeting of stockholders shall hold office until the 2011 annual meeting of stockholders, Directors elected at the 2009 annual meeting of stockholders shall hold office until the 2012 annual meeting of stockholders, and Directors elected at the 2010 annual meeting of stockholders shall hold office until the 2013 annual meeting of stockholders.

(b)	Stockholder nomination of director candidates. Advance notice of stockholder nominations for the election of Directors shall be given in the manner provided in the By-Laws of the Corporation.

(c)

Newly created directorship and vacancies. Except as otherwise provided for or fixed by or pursuant to the provisions of Article Fourth hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors. Any Director elected in accordance with the preceding sentence shall hold office until such Director’s successor shall have been elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

(d)

Removal. Subject to the rights of any class ~~of~~ or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect Directors under specified circumstances, any Director may be removed from office, with or without cause, ~~and only~~ by the affirmative vote of the holders of at least ~~80%~~ a majority of the ~~combined~~ voting power of ~~the then outstanding~~ all shares of ~~stock~~ the Corporation entitled to vote generally in the election of Directors, voting together as a single class.[1]

(e)

Amendment, repeal, etc. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least ~~80%~~ a majority of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article SEVENTH.[2]

[1] This Article Seventh, Section (d) of the Certificate will be amended only if Proposal 3(a) is approved.
[2] This Article Seventh, Section (e) of the Certificate will be amended only if Proposal 3(c) is approved.

Eighth:-

PROVISIONS RELATING TO STOCKHOLDER ACTION

Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be affected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least ~~80%~~ a majority of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article EIGHTH.3

Ninth:-

PROVISIONS RELATING TO BY-LAWS

The Board of Directors shall have power to make, alter, amend and repeal the By-Laws of the Corporation (except so far as the By-Laws of the Corporation adopted by the stockholders shall otherwise provide). Any By-Laws made by the Directors under the powers conferred hereby may be altered, amended or repealed by the Directors or by the stockholders. Notwithstanding the foregoing and anything contained in this Restated Certificate of Incorporation to the contrary, Article I, Section 7 and Article II, Sections 2, 3, 4. 5, and 6 of the By-Laws shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted by the stockholders without the affirmative vote of the holders of at least ~~80%~~ a majority of the voting power of all ~~the~~ shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.4 Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least ~~80%~~ a majority of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article NINTH.5

Tenth:-

PROVISIONS RELATING TO CERTAIN BUSINESS COMBINATIONS

Section 1. Vote Required for Certain Business Combinations.

A.

~~Higher~~ Vote for Certain Business Combinations. In addition to any affirmative vote required by law or this Restated Certificate of Incorporation, and except as otherwise expressly provided in Section 2 of this Article TENTH:

(i)

any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

(ii)

any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $50,000,000 or more; or

[3] This Article Eighth of the Certificate will be amended only if Proposal 3(c) is approved.
[4] This sentence of Article Ninth of the Certificate will be amended only if Proposal 3(d) is approved.
[5] This sentence of Article Ninth of the Certificate will be amended only if Proposal 3(c) is approved.

(iii)

the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $50,000,000 or more; or

(iv)	~~T~~the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or

(v)

any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder;

shall require the affirmative vote of the holders of at least ~~80%~~ a majority of the voting power of ~~the then outstanding~~ all shares ~~of capital stock~~ of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class (it being understood that for purposes of this Article TENTH, each share of the Voting Stock shall have the number of votes granted to it as determined pursuant to Article FOURTH of this Restated Certificate of Incorporation). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.[6]

B.

Definition of “Business Combination”. The term “Business Combination” as used in this Article TENTH shall mean any transaction which is referred to in any one or more clauses (i) through (v) of paragraph A of this Section 1.

Section 2. When ~~Higher~~ Vote is Not Required.7

The provisions of Section 1 of this Article TENTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Restated Certificate of Incorporation, if all of the conditions specified in either of the following paragraphs A and B are met:

A.	Approval by Disinterested Directors. The Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined).

B.	Price and Procedural Requirements. All of the following conditions shall have been met:

(i)

The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following, appropriately adjusted for any stock dividend, split-up or combination of shares:

(a)

(if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the “Announcement Date”) or (2) in the transaction in which it became an Interested Stockholder, whichever is higher; and

(b)

the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such latter date is referred to in this Article TENTH as the “Determination Date”), whichever is higher.

(ii)	The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of

[6] This Article Tenth, Section 1.A. of the Certificate will be amended only if Proposal 3(b) is approved.
[7] This Article Tenth, Section 2 of the Certificate will be amended only if Proposal 3(b) is approved.

shares of any other class of outstanding Voting Stock shall be at least equal to the highest of the following, appropriately adjusted for any stock dividend, split-up or combination of shares (it being intended that the requirements of this paragraph B (II) shall be required to be met with respect to every class of outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock):

(a)

(if applicable) the highest per share price (including any brokerage commission, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it (1) within the two-year period immediately prior to the Announcement Date of (2) in the transaction in which it became an Interested Stockholder, whichever is higher;

(b)

(if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

(c)	the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

(iii)

The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it.

(iv)

After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination: (a) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on the outstanding Preferred or Preference Stock; (b) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split) recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and (c) such Interested Stockholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

(v)

After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

(vi)

A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

Section 3. Certain Definitions

For the purposes of this Article TENTH:

A.	A “person” shall mean any individual, firm, corporation or other entity.

B.	“Interested Stockholder” shall mean any person (other than the Corporation or any Subsidiary) who or which:

(i)	is the beneficial owner, directly or indirectly, of more than 20% of the voting power of the outstanding Voting Stock; or

(ii)

is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 20% or more of the voting power of the then outstanding Voting Stock; or

(iii)

is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

C.	A person shall be a “beneficial owner” of any Voting Stock:

(i)	which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

(ii)

which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

(iii)

which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

D.

For the purposes of determining whether a person is an Interested Stockholder pursuant to paragraph B of this Section 3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph C of this Section 3 but shall not include any other shares of Voting Stock which may be issuable to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

E.

“Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on May 3, 1984.

F.

“Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph B of this Section 3, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

G.

“Disinterested Director” means any member of the Board of Directors of the Corporation (the “Board”) who is unaffiliated with the Interested Stockholder and was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Disinterested Director who is unaffiliated with the Interested Stockholder and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board.

H.

“Fair Market Value” means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such Stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board in good faith.

I.

In the event of any Business Combination in which the Corporation survives, the phrase “other consideration to be received” as used in paragraphs B (i) and (ii) of Section 2 of this Article TENTH shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

Section 4. Powers of the Board of Directors.

A majority of the directors of the Corporation shall have the power and duty to determine for the purposes of this Article TENTH, on the basis of information known to them after reasonable inquiry, (A) whether a person is an Interested Stockholder, (B) the number of shares of Voting Stock beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another, (D) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $50,000,000 or more.

Section 5. No Effect on Fiduciary Obligations of Interested Stockholders.

Nothing contained in this Article TENTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

Section 6. Amendment, Repeal, etc.

Notwithstanding any other provisions of this Restated Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Restated Certificate of Incorporation or the By-Laws of the Corporation), the affirmative vote of the holders of  ~~80% or more~~ at least a majority of the ~~outstanding~~ voting power of all the Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with this Article TENTH.8

By-laws

ARTICLE II
BOARD OF DIRECTORS

Section 5. Removal. Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect Directors under specified circumstances, any Director may be removed from office, with or without cause and only by the affirmative vote of the holders of ~~80%~~ at least a majority of the ~~combined~~ voting power of ~~the then outstanding~~ all shares of ~~stock~~ the Corporation entitled to vote generally in the election of Directors, voting together as a single class.9

[8] This Article Tenth, Section 6 of the Certificate will be amended only if Proposal 3(c) is approved.
[9] This Article II, Section 5 of the By-laws will be amended only if Proposal 3(a) is approved.

DIRECTIONS:

Northbound on I-95

Please take Exit 7 (Greenwich Avenue) and proceed through the first intersection to next traffic light, where you should turn right onto Washington Boulevard. Continue straight on Washington Boulevard. (Washington Boulevard becomes Dyke Lane.) At the end of Dyke Lane, turn left onto Elmcroft Road. Please park where indicated.

Southbound on I-95

Please take Exit 7 (Atlantic Street) and stay in the middle lane. At the fifth traffic light, turn left onto Washington Boulevard. Continue straight on Washington Boulevard. (Washington Boulevard becomes Dyke Lane.) At the end of Dyke Lane, turn left onto Elmcroft Road. Please park where indicated.

From the Merritt Parkway

Please take Exit 34 (Long Ridge Road). Turn south onto Long Ridge Road. Follow Long Ridge Road for approximately 2 miles to Cold Spring Road and turn right onto Cold Spring Road. Bear left onto Washington Boulevard and follow to the end (approximately 2 miles under railroad and I-95). (Washington Boulevard becomes Dyke Lane.) At the end of Dyke Lane, turn left onto Elmcroft Road. Please park where indicated.

This proxy statement is printed entirely on recycled and recyclable paper.	AD11997

PITNEY BOWES INC.
WORLD HEADQUARTERS
1 ELMCROFT ROAD
STAMFORD, CT 06926-0700

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M31005-P07646	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PITNEY BOWES INC.
The Board of Directors recommends you vote FOR the
following proposals:
1.	Election of Directors.		For	Against	Abstain
Nominees:
	1a.	Rodney C. Adkins	☐	☐	☐

	1b.	Murray D. Martin	☐	☐	☐	The Board of Directors recommends you vote			1 Year	2 Years	3 Years	Abstain
1 YEAR on the following proposal:
	1c.	Michael I. Roth	☐	☐	☐	5.	Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation.		☐	☐	☐	☐

	1d.	Robert E. Weissman	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposals:
2.	Ratification of the Audit Committee’s Appointment of the Independent Accountants for 2011.		☐	☐	☐	6.	Approval of the Material Terms of the Performance Goals Pursuant to Internal Revenue Code Section 162(m) for the Following Incentive Plans:			For	Against	Abstain

3.	Amendments to the Restated Certificate of Incorporation and Amended and Restated By-laws to Remove Supermajority Vote Requirements for the Following Actions:						6a.	Pitney Bowes Inc. Key Employees Incentive Plan.		☐	☐	☐

	3a.	Removing any director from office.	☐	☐	☐		6b.	Pitney Bowes Inc. 2007 Stock Plan.		☐	☐	☐

	3b.	Certain business combinations.	☐	☐	☐

	3c.	Amending certain provisions of the Certificate.	☐	☐	☐

	3d.	Amending certain provisions of the By-laws.	☐	☐	☐					Yes	No

4.	Advisory Vote on Executive Compensation.		☐	☐	☐		Please indicate if you plan to attend this meeting.			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Pitney Bowes Stockholders
May 9, 2011 - 9:00 a.m. Local Time
Pitney Bowes World Headquarters
1 Elmcroft Road, Stamford, CT 06926-0700

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Meeting and Proxy Statement, Annual Report to Stockholders,
including the Report on Form 10-K are available at www.proxyvote.com.

M31006-P07646

Proxy Solicited on Behalf of Pitney Bowes Board of Directors Annual Meeting of Stockholders May 9, 2011

Murray D. Martin, Michael Monahan, Amy C. Corn, or any of them, with power of substitution are hereby appointed proxies of the undersigned to vote all shares of common stock and $2.12 convertible preference stock of Pitney Bowes Inc. owned by the undersigned at the annual meeting of stockholders to be held in Stamford, Connecticut, on May 9, 2011, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting, upon such business as may properly come before the meeting, including items as specified on the reverse side.

The undersigned, if a participant in any of the Pitney Bowes 401(k) Plans (the “Plans”) for which T. Rowe Price Trust Company acts as directed Trustee (“Trustee”), hereby directs the Trustee to vote as indicated on the reverse side, all Pitney Bowes common stock allocated to his or her account, at the annual meeting of stockholders to be held in Stamford, Connecticut, on May 9, 2011.

Shown on this card are all shares of common stock and $2.12 convertible preference stock registered in your name, held for your benefit in the dividend reinvestment plan and/or held for your benefit in the Plans. The shares represented hereby will be voted in accordance with the directions given by the stockholder. If a properly signed proxy is returned without choices marked, the shares represented by this proxy registered in your name and/or held for your benefit in the dividend reinvestment plan will be voted FOR Proposals 1 through 4 and 6, and will be voted 1 YEAR for Proposal 5 (unless otherwise directed). If no proxy card is received or a properly signed proxy card is returned without choices marked, the Plans shares represented by the proxy card will be voted with respect to Proposals 1 through 6 in the same proportion indicated by the properly executed voting instructions given by participants in the Plans (unless otherwise directed by the employer).

In their discretion, the proxies are authorized to vote such other business as may properly come before the meeting, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting.

Please mark, date, sign, and promptly return this proxy in the enclosed envelope, which requires no postage if mailed in the U.S., or grant your proxy via telephone or Internet as described on the reverse side.

Continued and to be signed on reverse side